Exhibit 10.1

EXECUTION VERSION
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION, OPTION AND LICENSE AGREEMENT
Between
GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 4) LIMITED
And
MERSANA THERAPEUTICS, INC.
AUGUST 6, 2022

TABLE OF CONTENTS
SCHEDULES
Schedule 1.184    –    Licensed Compound
Schedule 1.222    –    Existing Mersana Product-Related Patents
Schedule 1.251    –    Option Data Package
Schedule 2.1        –    Initial Development Plan
Schedule 3.3.1        –    Option Diligence Data
Schedule 5.2.10    –    Cybersecurity
Schedule 5.2.12    –    Form of Material Transfer Record
Schedule 11.5.1    –    Pre-Tax Profit or Loss Schedule
Schedule 11.8.1    –    Existing Mersana Upstream Agreement Payments
Schedule 11.9.2    –    Invoicing and Bank Detail Instructions
Schedule 12.2        –    Initial Press Release
Schedule 14.2        –    Mersana Disclosure Schedule

EXECUTION VERSION
COLLABORATION, OPTION AND LICENSE AGREEMENT
This Collaboration, Option and License Agreement (the “Agreement”) is made and entered into as of August 6, 2022 (“Effective Date”) and is effective as of the Effective Date, between GlaxoSmithKline Intellectual Property (No. 4) Limited, a company registered in England and Wales (registered number 11721880) and having business offices at 980 Great West Road, Brentford, Middlesex TW8 9GS United Kingdom (“GSK”), and Mersana Therapeutics, Inc., a Delaware corporation having an office at 840 Memorial Drive, Cambridge, MA 02139 (“Mersana”). GSK and Mersana are sometimes referred to individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, GSK, among other things, conducts programs to discover, develop, manufacture and commercialize innovative therapeutic products for the treatment and prevention of diseases;
WHEREAS, Mersana, among other things, conducts programs to discover, develop, manufacture and commercialize innovative therapeutic products for the treatment and prevention of diseases;
WHEREAS, Mersana has developed the Licensed Compound and owns or Controls the Mersana Technology related thereto; and
WHEREAS, GSK desires to obtain, and Mersana desires to grant to GSK, an exclusive option to obtain an exclusive license under the Mersana Technology, in each case, in accordance with the terms and subject to conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.
1.1    “AAA Rules” has the meaning set forth in Section 18.4 (Arbitration).
1.2    “Accounting Standards” means, with respect to GSK, IFRS, and, with respect to Mersana, GAAP, in each case, as consistently applied by the applicable Party and its Affiliates, as the same may be changed from time to time by the Parties.
1.3    “Acquiree” has the meaning set forth in Section 4.5.3(b).
1.4    “Acquiror” has the meaning set forth in Section 4.5.3(a).
1.5    “ADC” means an Antibody drug conjugate in which an Antibody is covalently attached via a linker moiety to a distinct pharmacological agent or other biologically active ingredient.
1.6    “Adverse Ruling” has the meaning set forth in Section 16.3 (Termination for Material Breach).

1.7    “Affiliate” means, with respect to a given Party, any Person that directly or indirectly controls, or is controlled by, or is under common control with such Party. For the purposes of this Section 1.7 (Affiliate), “control” means ownership, directly or indirectly through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, or status as a general partner in the case of any partnership, or any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity.
1.8    “Agreement” has the meaning set forth in the preamble.
1.9    “Alliance Manager” has the meaning set forth in Section 10.9 (Alliance Managers).
1.10    “Allowable Expenses” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.11    “Antibody” means [**].
1.12    “Applicable Law” means, individually or collectively, any and all laws, statutes, ordinances, rules, directives and regulations of any governmental or regulatory authority within the applicable jurisdiction that may be in effect from time to time that apply to a Party’s applicable activities or obligations under or in connection with this Agreement, including, if applicable, GMP, GLP, GCP, the FD&C Act, the Prescription Drug Marketing Act of 1987, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the False Claims Act (31 U.S.C. § 3729 et seq.), Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Patient Protection and Affordable Care Act (42 U.S.C. § 18001 et seq.), the Social Security Act (42 U.S.C. Chapter 7), the Antifraud and Abuse Amendment to the Social Security Act, Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), FCPA, Data Protection Laws, and all applicable implementing regulations for the foregoing, and all applicable state laws and the laws of the District of Columbia corresponding to any of the foregoing, all as amended from time to time.
1.13    “Approved Labeling” means, with respect to a Licensed Product that has obtained Marketing Approval in the Shared Territory, (a) the FDA-approved full prescribing information for such Licensed Product; and (b) the FDA-approved labels and other written, printed, or graphic materials on any container, wrapper, or package insert that is used with or for such Licensed Product in the Shared Territory.
1.14    “Arising Know-How” means all Know-How (whether or not patentable) that is first discovered, developed, generated, invented, derived or created during the Term by or on behalf of a Party or any of its Affiliates, either alone or jointly with the other Party or any of its Affiliates, in each case, in connection with performance of such Party’s activities under this Agreement. [**].
1.15    “Arising Patent” means any Patent that (a) has a priority date occurring on or after the Effective Date; and (b) claims any Arising Know-How.
1.16    “Arising Technology” means all Arising Know-How and Arising Patents.
1.17    “Assigned Platform-Specific Arising Know-How” has the meaning set forth in Section 13.1.4 (Mersana Arising Technology).

1.18    “Assigned Platform-Specific Arising Patent” has the meaning set forth in Section 13.1.4 (Mersana Arising Technology).
1.19    “Assigned Platform-Specific Arising Technology” means all Assigned Platform-Specific Arising Know-How and Assigned Platform-Specific Arising Patents.
1.20    “Assigned Product-Specific Arising Know-How” has the meaning set forth in Section 13.1.3 (GSK Arising Technology).
1.21    “Assigned Product-Specific Arising Patent” has the meaning set forth in Section 13.1.3 (GSK Arising Technology).
1.22    “Balancing Payment” has the meaning set forth in Section 11.5.5(b).
1.23    “Bankruptcy Code” means Title 11 of the United States Code.
1.24    “Biosimilar Product” means, with respect to a given Licensed Product in a particular country in the Territory, any product that is (a) sold by a Third Party not authorized by GSK or its Affiliates or its or their Sublicensees and that did not purchase such product in a chain of distribution that included GSK or any of its Affiliates or Sublicensees, (b) approved by the applicable Regulatory Authority for such country as interchangeable with such Licensed Product based, in whole or in substantial part, on the prior Marketing Approval of such Licensed Product by such Regulatory Authority, including, with respect to the United States, a product that is the subject of an application filed under 42 U.S.C. § 262(k) citing the Licensed Product as the reference product or, with respect to a non-U.S. jurisdiction in the Territory, a foreign application that references or relies, in whole or in substantial part, on such Licensed Product as the reference product and is approved based on substantially equivalent provisions to those in the United States.
1.25    “BLA” means a Biologics License Application (as more fully defined in 21 C.F.R. 601.2 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.
1.26    “BPCIA” means the Biologics Price Competition and Innovation Act of 2009 (42 U.S.C. § 262 et seq) or any similar provisions in a country outside the United States.
1.27    “Breaching Party” has the meaning set forth in Section 16.3 (Termination for Material Breach).
1.28    “Breast Cancer Tumor Type” means a Tumor Type that is a neoplasm of the breast.
1.29    “[**]” means [**].
1.30    “[**]” means [**].
1.31    “Business Day” means a day that is not (a) a Saturday, Sunday or a day on which banking institutions in New York, New York or London, United Kingdom are required by Applicable Law to remain closed, or (b) the nine (9) consecutive calendar days beginning on December 24 through and including January 1 of each Calendar Year to the extent those days are not included in (a) in this Section 1.31.
1.32    “CAC” has the meaning set forth in Section 8.3.1 (Establishment of CAC).

1.33    “Calendar Quarter” means each respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.34    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.35    “Cap Excess Amounts” has the meaning set forth in Section 5.2.4(a).
1.36    “CCPA” has the meaning set forth in Section 1.78 (Data Protection Law).
1.37    “Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors for such Party; (b) (i) such Party reorganizes, consolidates or comes under common control with, or merges into, another Third Party entity, or (ii) any Third Party entity reorganizes, consolidates or comes under common control with, or merges into, such Party, in either event of the foregoing ((i) or (ii)) where more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors for such surviving entity is not held by the parties holding at least fifty percent (50%) of the outstanding shares of such Party, or the total voting power of such securities normally entitled to vote in elections of directors for such Party, immediately preceding such reorganization, consolidation or merger; or (c) such Party conveys, transfers or leases to a Third Party (x) all or substantially all of its assets or the control thereof or (y) all or substantially all of its assets or business relating to this Agreement or the control thereof.
1.38    “Clearance Date” means (a) solely if GSK determines that any HSR Filing is required, then, with respect to any HSR Filings submitted by the Parties pursuant to Section 3.8.2 (Antitrust Filings), the earlier of (i) the date on which the FTC or DOJ notifies the Parties of early termination of the applicable waiting period under the HSR Act or (ii) the date on which the applicable waiting period under the HSR Act or any voluntary extension mutually agreed to by the Parties expires; provided that, if the FTC or DOJ commences any investigation by means of a second request or otherwise, the Clearance Date with respect to such HSR Filings shall be the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States; (b) solely if GSK determines that any Other Antitrust Filing is required, then, with respect to any Other Antitrust Filing submitted by the Parties pursuant to Section 3.8.2 (Antitrust Filings), the date on which, pursuant to Applicable Laws or notification by the applicable Governmental Authority, there is no legal impediment based on Applicable Laws related to antitrust matters to consummation of the exercise of the Option; and (c) if GSK determines that no HSR Filing or Other Antitrust Filing is required, the Option Exercise Date.
1.39    “Clinical Manufacturing” or “Clinical Manufacture” means the Manufacture of a Licensed Product (including Manufacturing the Licensed Compound contained in such Licensed Product) or the acquisition of such Licensed Compound and Licensed Product from a CMO, in each case, for use in Clinical Trials.

1.40    “Clinical Manufacture Costs” means Manufacturing Costs of the Clinical Manufacture of a given Licensed Product (including the cost of Manufacturing the Licensed Compound contained in such Licensed Product).
1.41    “Clinical Supply Agreement” has the meaning set forth in Section 7.2.2(c).
1.42    “Clinical Trial” means any study in humans to obtain information regarding a pharmaceutical product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such product.
1.43    “CMC Development” means any and all of the following Development activities: analytical test method development, process development (e.g., starting material, intermediate(s), drug substance and drug product), formulation development, delivery system development, control strategy (including process and product) development and establishment, quality assurance and quality control development, process scale-up, process and product characterization and stability testing, process validation, method validation, shipping validation, process transfer and other related activities, in each case pertaining to the Development of a process and analytical methods to Manufacture and test the Licensed Compound and Licensed Products robustly and reliably.
1.44    “CMOs” has the meaning set forth in Section 1.192.2 (Manufacturing Cost).
1.45    “Co-Chair” has the meaning set forth in Section 10.7.1 (Membership).
1.46    “Co-Promotion End Date” has the meaning set forth in Section 9.3.4(a).
1.47    “Co-Promotion Exercise Date” has the meaning set forth in Section 9.2.1 (Exercise of Co-Promotion Right).
1.48    “Co-Promotion Exercise Notice” has the meaning set forth in Section 9.2.1 (Exercise of Co-Promotion Right).
1.49    “Co-Promotion Right” has the meaning set forth in Section 9.2.1 (Exercise of Co-Promotion Right).
1.50    “Co-Promotion Term” means, if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), the period beginning on the Co-Promotion Exercise Date and ending on the earliest to occur of (a) the Co-Promotion End Date; (b) the date on which the Parties mutually agree that Mersana may cease Detailing activities in the Shared Territory; or (c) the expiration or earlier termination of this Agreement, as applicable.
1.51    “Collaboration” means, if GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), (a) the conduct of the Shared Global Development Activities under the Joint Development Plan; (b) if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), the sharing of the Pre-Tax Profit or Loss in the Shared Territory in accordance with Section 11.5 (Pre-Tax Profit or Loss Sharing); and (c) if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), the conduct of the co-Detailing of the Licensed Products in the Shared Territory in accordance with Section 9.2 (Co-Promotion Right).

1.52    “Collaboration Term” means, if GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), the period beginning on the License Effective Date and ending upon the expiration or earlier termination of this Agreement in accordance with Article 16 (Term and Termination).
1.53    “[**]” means [**].
1.54    “Combination Product” means a Licensed Product that includes the Licensed Compound in combination with one or more therapeutically active ingredients that is not the Licensed Compound (the “Other Component(s)”), whether in a single formulation finished form, co-packaged, or as separate products otherwise sold and invoiced under a single invoiced price, but excluding any Combination Therapy; provided that devices, generic or biosimilar compounds, dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients” for purposes of this definition.
1.55    “Combination Study” means a Clinical Trial to evaluate a Combination Therapy.
1.56    “Combination Therapy” means the use or method of using a Licensed Product and at least one other active therapeutic compound or therapy, together in either concomitant or sequential administration; provided that a Combination Therapy will not be considered a Combination Product hereunder [**].
1.57    “Commercial FTE Costs” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.58    “Commercial Manufacturing” or “Commercial Manufacture” means the Manufacture of a Licensed Product (including Manufacturing the Licensed Compound contained in such Licensed Product) or acquisition of such Licensed Compound and Licensed Product from a CMO, in each case, for Commercialization of such Licensed Product.
1.59    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a given product (including any Licensed Product), including activities related to marketing, promoting, selling, distributing, seeking, obtaining, and maintaining Reimbursement Approvals, and importing and exporting such product, launch preparation activities, medical affairs and interacting with Regulatory Authorities regarding any of the foregoing but, in each case, excluding any activities directed to Development and interactions with Regulatory Authorities regarding Development. “Commercialize” and “Commercializing” shall have their correlative meanings.
1.60    “Commercialization Excess Costs” has the meaning set forth in the Section 11.5.5(d).
1.61    “Commercialization Framework” has the meaning set forth in Section 8.3.2 (Commercialization Framework; Responsibilities of the CAC).
1.62    “Commercialization Permitted Overage” has the meaning set forth in the Section 11.5.5(c).
1.63    “Commercially Reasonable Efforts” means, [**].
1.64    “Committee” means, individually, the JSC, the JDC, the JMC, the JCC and the Financial Working Group or any other Subcommittee established as set forth in Section 10.6 (Other Subcommittees).

1.65    “Committee Deadlock” has the meaning set forth in Section 10.8.1 (Committee Decision Making).
1.66    “Competing Product” has the meaning set forth in Section 4.5.1 (Mutual Exclusivity Covenant).
1.67    “Competing Program” has the meaning set forth in Section 4.5.3 (Change of Control Exception).
1.68    “Completion of Manufacturing Tech Transfer” has the meaning set forth in Section 7.3.3 (Completion of Manufacturing Tech Transfer).
1.69    “Compliance Officers” has the meaning set forth in Section 9.4.1 (Establishment of Compliance Program).
1.70    “Compliance Program” has the meaning set forth in Section 9.4.1 (Establishment of Compliance Program).
1.71    “Confidential Information” means any and all non-public or confidential technical, business or other information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or any of its Affiliates in connection with this Agreement, whether prior to, on, or after the Effective Date, including under the Existing Confidentiality Agreement.
1.72    “Control”, “Controlled,” or “Controlling” means, (a) with respect to any Know-How, Patent, material, information or other intellectual property, the possession (whether by sole or joint ownership or license or otherwise, other than the licenses granted hereunder) of the ability to grant access, a right to use, a license or sublicense or any other right to Exploit, as set forth in this Agreement, such Know-How, Patent, material, information or other intellectual property; or (b) with respect to any compound, antibody or product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than the licenses granted hereunder) to grant a license or sublicense under Patents that Cover or otherwise claim such compound, antibody or product, or under Know-How that is used in connection with the Exploitation of such compound, antibody, or product, as set forth in this Agreement, in each case ((a) and (b)), without violating the terms of any agreement or other arrangement with any Third Party, or any Applicable Law. [**].
1.73    “Controlling Party” has the meaning set forth in Section 13.2.2(b).
1.74    “Cover” or “Covered” or “Covering” means, with respect to the Licensed Compound or a given Licensed Product in any country and a given Patent in such country, that the making, offering for sale, selling, importing or using of the Licensed Compound or such Licensed Product would, but for any ownership interest in, or license granted under, such Patent, infringe any Valid Claim of such Patent in such country in which that activity occurs.
1.75    “Currency Gains and Losses” means the gain or loss resulting from changes in exchange rates between the functional currency and the foreign currency in which the transaction is denominated, to the extent specifically identifiable or reasonably allocable to a Licensed Product for which costs are shared by the Parties hereunder and shall only include the currency gains and losses realized between the end of a Calendar Quarter and the date of invoice payment for that Calendar Quarter.

1.76    “DAC” has the meaning set forth in Section 2.5.1 (Establishment of DAC).
1.77    “Data” means any and all pre-clinical data (including computational validation, genetic data (including genotype, phenotype and genetic sequencing data), in vitro and in vivo data), clinical data (including enrollment data, study and investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases), and regulatory, Manufacturing, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety and quality control data, information and documentation, whether in written or electronic form.
1.78    “Data Protection Law” means any and all Applicable Laws relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, including, to the extent applicable, the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”), the California Consumer Privacy Act of 2018 (“CCPA”), and any other such applicable supranational or national legislation, in each case as amended, consolidated, re-enacted or replaced from time to time, including, to the extent applicable, European Data Protection Laws.
1.79    “Data Security Breach” has the meaning set forth in Section 12.1.4 (Data Breach).
1.80    “Data Sharing Initiative” means GSK’s policy initiative (as may be amended from time to time), known at the Effective Date as the “SHARE Initiative”, to provide researchers with access to Clinical Trial information, including anonymized patient level data, as such initiative is described on https://www.clinicalstudydatarequest.com/.
1.81    “Default Notice” has the meaning set forth in Section 16.3 (Termination for Material Breach).
1.82    “Deemed Buy-In” has the meaning set forth in Section 5.3.2(c).
1.83    “Detail” or “Detailing” means, with respect to a Licensed Product, the communication made by a Sales Representative during a Sales Call (a) involving face-to-face contact or virtual meetings (such as through videoconference) with healthcare professionals; (b) describing in a fair and balanced manner the FDA-approved uses and other relevant characteristics of the Licensed Product being detailed; (c) using approved Promotional Materials in an effort to inform healthcare professionals on the Licensed Product for its FDA-approved uses in a manner consistent with Applicable Law; and (d) made at a healthcare professional’s office or other appropriate venues (including audio or video teleconference) conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis on the Licensed Product with such healthcare professional.
1.84    “Detailing Plan” has the meaning set forth in Section 9.2.2 (Detailing Plan).
1.85    “Detailing Report” has the meaning set forth in Section 9.2.3 (Detailing Reports).
1.86    “Development” means any or all research and development activities conducted in connection with developing, or seeking, obtaining, or maintaining Regulatory Approvals for, any compound or product (including the Licensed Compound or any Licensed Product), which includes pre-clinical studies and non-clinical studies, Clinical Trials, quality of life assessments, translational research, Diagnostic Device development, pharmacoeconomics, regulatory affairs (including activities performed in support of the CMC (chemistry, manufacturing and controls, or equivalent) section of an IND or BLA and other Regulatory Filings) and CMC Development. “Develop” and “Developing” shall have their correlative meanings.
1.87    “Development Cost Share End Date” has the meaning set forth in Section 5.2.4(b).
1.88    “Development Costs” means the reasonable Out-Of-Pocket Costs and Development FTE Costs incurred by a Party or its Affiliates (a) in the performance of those ongoing Development activities under the Initial Development Plan or Remediation Plan in accordance with, and subject to, Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b), as applicable, or (b) during the Development Term in the performance of the respective Shared Global Development Activities of such Party that are directly attributable and reasonably allocable to the Development of a Licensed Product, to the extent incurred in accordance with the Joint Development Plan and Joint Development Budget. [**].
1.89    “Development Costs Report” has the meaning set forth in Section 11.4.1 (Reports; Reconciliation Payments).
1.90    “Development Excess Costs” has the meaning set forth in Section 11.4.2(b).
1.91    “Development FTE Costs” means, as applicable with respect to any period, (a) the FTE Rate for the performance of the Initial Development Plan or Remediation Plan as provided in Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b), as applicable, multiplied by the actual total number of FTEs (or portion thereof) [**]; (b) the FTE Rate for the performance of Shared Global Development Activities, multiplied by the actual total number of FTEs (or portion thereof) [**]; and (c) solely with respect to an Independent Registration Study for which a Deemed Buy-In Occurs, the FTE Rate for the performance of such Independent Registration Study, multiplied by the actual total number of FTEs (or portion thereof) [**] in accordance with Section 5.3.2 (Independent Registration Studies), in each case ((a) and (b)), as applicable, during such period.
1.92    “Development Milestone Event” has the meaning set forth in Section 11.6.1 (Development Milestones).
1.93    “Development Milestone Payments” has the meaning set forth in Section 11.6.1 (Development Milestones).
1.94    “Development Term” means, if GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), the period beginning on the License Effective Date and ending on (a) if no Ongoing Shared Global Development Activities are being conducted as of the Development Cost Share End Date, the Development Cost Share End Date or (b) if any Ongoing Shared Global Development Activities are being conducted as of the Development Cost Share End Date, the completion of such Ongoing Shared Global Development Activities in accordance with the Joint Development Plan.
1.95    “Development Report” has the meaning set forth in Section 5.2.5 (Development Reporting).
1.96    “Diagnostic Device” means a product or service included in the Joint Development Plan and that is designed for use in a diagnostic biomarker assay for use with a Licensed Product for predicting or monitoring the suitability of such Licensed Product for prophylactic or therapeutic use in human patients or defined subpopulations thereof.

1.97    “Disclosing Party” has the meaning set forth in Section 1.71 (Confidential Information).
1.98    “Dispute” has the meaning set forth in Section 18.1 (Dispute Resolution).
1.99    “Dollars” or “$” means the official currency of the United States of America.
1.100    “DOJ” has the meaning set forth in Section 3.8.2 (Antitrust Filings).
1.101    “DPA” has the meaning set forth in Section 1.106 (European Data Protection Laws).
1.102    “Effective Date” has the meaning set forth in the preamble.
1.103    “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union.
1.104    “Enforcing Party” has the meaning set forth in Section 13.3.2(c).
1.105    “Entity” has the meaning set forth in Section 11.10.3 (No Partnership).
1.106    “European Data Protection Laws” means the General Data Protection Regulation 2016/679, the e-Privacy Directive 2002/58/EC, the Privacy and Electronic Communications Regulations 2003, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA, as amended by the Data Protection, Privacy and Electronic Communications (including amendments, etc.) (EU Exit) Regulations 2019, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, in each case as amended, consolidated, re-enacted or replaced from time to time.
1.107    “European Union” means the economic, scientific and political organization of member states of the European Union, as it may be constituted from time to time.
1.108    “Existing Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of [**], between GlaxoSmithKline Research and Development Limited and Mersana.
1.109    “Existing Mersana Background Patents” has the meaning set forth in Section 14.2.1.
1.110    “Exploit” means to Develop, have Developed, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.
1.111    “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions in the United States.
1.112    “Field” means all diagnostic, prophylactic and therapeutic human or animal uses.
1.113    “Field Monitoring” has the meaning set forth in Section 9.4.7(b).
1.114    “Finance Expert” has the meaning set forth in Section 11.14.2 (Specific Financial Disputes).

1.115    “Financial Working Group” has the meaning set forth in Section 10.5 (Financial Working Group).
1.116    “First Commercial Sale” means, with respect to a given Licensed Product in a country, the first commercial sale in an arms-length transaction of such Licensed Product by or on behalf of GSK or any of its Affiliates or Sublicensees in such country following receipt of applicable Marketing Approval of such Licensed Product in such country.
1.117    “Force Majeure” means any event beyond the reasonable control of the affected Party, including the following events, in each case, due to reasons other than the affected Party’s negligence or willful misconduct or any other cause within the reasonable control of the affected Party: embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics (including pandemics), the spread of infectious diseases, and quarantines; fire, floods, earthquakes or other acts of nature; impossibility to obtain materials, components, drug substance, utilities, equipment, supplies, fuel or other required materials, receipt of warning letters, or loss, infection or failure of cell banks; or acts, omissions, or delays in acting by any Governmental Authority (including the refusal of any Regulatory Authority to issue required Regulatory Approvals), and failure of plant or machinery. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event.
1.118    “FTC” has the meaning set forth in Section 3.8.2 (Antitrust Filings).
1.119    “FTE” means, with respect to employees, agency or contract workers of a Party or its Affiliates, the equivalent of the work of one (1) full time person for one (1) year (consisting of at least [**] hours per year). Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. If any person works partially on other work in a given Calendar Year, then the full-time equivalent to be attributed to such person’s work hereunder shall be equal to the percentage of such person’s total work time in such Calendar Year that such person spent working on activities contemplated under this Agreement. [**]. Each Party shall track FTEs of its personnel using such Party’s standard practices and methodologies.
1.120    “FTE Rate” means, unless otherwise agreed by the unanimous decision of the Financial Working Group or by the Parties in writing, (a) commencing on the License Effective Date, with respect to Development activities, [**] Dollars ($[**]) per FTE and (b) with respect to Commercialization activities at a rate to be agreed by the Financial Working Group prior to commencement of Commercialization activities. The FTE Rate shall be [**] on the first day of every January starting in the Calendar Year following the License Effective Date by a percentage equivalent to the change over the preceding twelve (12) month period in the Consumer Price Index for All Urban Consumers (All Items), or any successor to such published measure, not seasonally adjusted, as published by the U.S. Department of Labor Bureau of Labor Statistics. [**].

1.121    “GAAP” means the United States generally accepted accounting principles, consistently applied.
1.122    “Gastric Cancer Tumor Type” means a Tumor Type that is a neoplasm of the stomach or the gastroesophageal junction.
1.123    “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including, as applicable, (a) FDA regulations and guidelines for good clinical practice, as promulgated by the FDA under 21 CFR Parts 50, 54, 56, 312 and 812, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of Clinical Trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (d) the Declaration of Helsinki (2008), and (e) any further amendments or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which Clinical Trials of a Licensed Product are conducted.
1.124    “GLP” means all applicable Good Laboratory Practice standards, including, as applicable: (a) FDA regulations and guidelines for good laboratory practice, as promulgated by the FDA under 21 CFR Part 58; (b) European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex-OECD principles of GLP); and (c) any further amendments or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which pre-clinical studies or Clinical Trials of a Licensed Product are conducted.
1.125    “Global Royalties” has the meaning set forth in Section 11.7.1 (Global Royalties).
1.126    “Global Sales Milestone Event” has the meaning set forth in Section 11.6.3(a).
1.127    “Global Sales Milestone Payment” has the meaning set forth in Section 11.6.3(a).
1.128    “GMP” means all applicable Good Manufacturing Practices, including: (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice; (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601, 610 and 820; (c) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products; (d) the principles detailed in the ICH Q7A guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.129    “Government Official” (where “government” means all levels and subdivisions of governments, e.g., local, regional, national, administrative, legislative, executive, or judicial, and royal or ruling families) means (a) any officer or employee of a government or any department, agency or instrumentality of a government (which includes public enterprises and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any individual defined as a government or public official under Applicable Laws (including anti-bribery and corruption laws) and not already covered by any of the above; or (e) any individual acting in an official capacity for or on behalf of any of the above, in each case ((a) through (e)), including any individual with close family members that are individuals covered by any of the foregoing ((a) through (e)), as applicable, with the capacity, actual or perceived, to influence or take official decisions affecting the business of a Party.
1.130    “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, or administrative authority, Taxing Authority, or functions of any other nature pertaining to government.
1.131    “GSK” has the meaning set forth in the preamble.
1.132    “GSK Arising Patents” means the Product-Specific Arising Patents and the GSK Solely-Developed Arising Patents.
1.133    “GSK Arising Technology” means the GSK Solely-Developed Arising Know-How, Product-Specific Arising Know-How and the GSK Arising Patents.
1.134    “GSK Background Know-How” means any Know-How (other than any Arising Know-How) that is (a) Controlled by GSK or its Affiliates as of the License Effective Date or during the Collaboration Term; and (b) [**].
1.135    “GSK Background Patent” means any Patent (other than any Arising Patents) that (a) is Controlled by GSK or its Affiliates as of the License Effective Date or during the Collaboration Term; and (b) (i) claims any GSK Background Know-How or (ii) [**].
1.136    “GSK Background Technology” means the GSK Background Know-How and the GSK Background Patents.
1.137    “GSK Brand Team” has the meaning set forth in Section 8.3.1 (Establishment of CAC).
1.138    “GSK Development Activities” has the meaning set forth in Section 5.5 (GSK Development Activities).
1.139    “GSK Indemnitees” has the meaning set forth in Section 15.1.1 (Indemnification by Mersana).
1.140    “GSK Prosecuted Patents” has the meaning set forth in Section 13.2.2(a).
1.141    “GSK Sole Prosecution Patents” has the meaning set forth in Section 13.2.3 (GSK Sole Prosecution Patents).
1.142    “GSK Solely-Developed Arising Know-How” means any Arising Know-How that is first discovered, developed, generated, invented, derived or created solely by or on behalf of GSK or any of its Affiliates (it being understood that any activities carried out by or on behalf of Mersana under this Agreement shall not be construed or interpreted to be carried out by or on behalf of GSK for purposes hereof); but excluding any Product-Specific Arising Know-How, Platform-Specific Arising Know-How or Joint Arising Know-How.
1.143    “GSK Solely-Developed Arising Patent” means each Arising Patent that claims any GSK Solely-Developed Arising Know-How; but excluding any Product-Specific Arising Patents, Platform-Specific Arising Patents or Joint Arising Patents.
1.144    “GSK Solely-Developed Arising Technology” means (a) all GSK Solely-Developed Arising Know-How and (b) all GSK Solely-Developed Arising Patents.
1.145    “GSK Technology” means (a) all GSK Background Technology, (b) all GSK Arising Technology; and (c) GSK’s joint ownership interest in Joint Arising Technology.
1.146    “GSK Territory” means the Territory excluding the Shared Territory.
1.147    “GSK Territory Royalties” has the meaning set forth in Section 11.7.2 (GSK Territory Royalties).
1.148    “GSK Territory Sales Milestone Event” has the meaning set forth in Section 11.6.3(b).
1.149    “GSK Territory Sales Milestone Payment” has the meaning set forth in Section 11.6.3(b).
1.150    “Guidelines” has the meaning set forth in Section 9.4.3 (Applicable Laws and Guidelines).
1.151    “HER2” means human epidermal growth factor receptor 2, also known as CD340 or Her-2/neu encoded by the ERBB2 gene.
1.152    “HIPAA” has the meaning set forth in Section 1.78 (Data Protection Law).
1.153    “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act.
1.154    “HSR Filings” has the meaning set forth in Section 3.8.2 (Antitrust Filings).
1.155    “Human Biological Samples” means any human biological material (including any derivative or progeny thereof), including any portion of an organ, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines, and any human biological product, including hair, nail clippings, teeth, urine, feces, breast milk and sweat.
1.156    “IFRS” means the International Financial Reporting Standards as adopted by the United Kingdom, applied on a consistent basis.
1.157    “Increased Withholding Taxes” has the meaning set forth in Section 11.10.1(d).
1.158    “IND” means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 CFR Part 312, or any equivalent filing with any relevant Regulatory Authority in any jurisdiction.

1.159    “Indemnifying Party” has the meaning set forth in Section 15.1.3 (Indemnification Procedures).
1.160    “Indemnitee” has the meaning set forth in Section 15.1.3 (Indemnification Procedures).
1.161    “Independent Registration Studies” has the meaning set forth in Section 5.3.2(a).
1.162    “Indication” means, [**].
1.163    “Infringement” has the meaning set forth in Section 13.3.1 (Notification of Infringement).
1.164    “Infringement Notice” has the meaning set forth in Section 13.3.1 (Notification of Infringement).
1.165    “Initial Development Plan” has the meaning set forth in Section 2.1 (Initial Development Plan).
1.166    “Initiation” means, with respect to a given Clinical Trial, the dosing of the first patient for the first time in such Clinical Trial.
1.167    “Institutional Review Board” means an institutional review board or independent ethics committee that reviews the methods proposed for research and development activities to ensure such methods satisfy ethical requirements.
1.168    “Internal Policies” means, with respect to a Party, such Party’s health care compliance, ethical, reputational, anti-bribery and corruption and other policies applicable to such Party’s activities under this Agreement, and any standard operating procedures implementing such policies, including the codes of conduct of any self-regulatory body of which that Party is a member.
1.169    “[**]” has the meaning set forth in Section 10.3.2(f).
1.170    “JCC” has the meaning set forth in Section 10.4.1 (Establishment of JCC).
1.171    “JDC” has the meaning set forth in Section 10.2.1 (Establishment of the JDC).
1.172    “JMC” has the meaning set forth in Section 10.3.1 (Establishment of JMC).
1.173    “Joint Arising Know-How” means any Arising Know-How that is first discovered, developed, generated, invented, derived or created jointly by or on behalf of (a) Mersana or any of its Affiliates, on the one hand, and (b) GSK or any of its Affiliates, on the other hand; but excluding any Platform-Specific Arising Know-How or Product-Specific Arising Know-How.
1.174    “Joint Arising Patent” means each Arising Patent that claims any Joint Arising Know-How; but excluding any Platform-Specific Arising Patents or Product-Specific Arising Patents.
1.175    “Joint Arising Technology” means (a) all Joint Arising Know-How and (b) all Joint Arising Patents.
1.176    “Joint Development Budget” has the meaning set forth in Section 5.2.2(c).

1.177    “Joint Development Forecast” has the meaning set forth in Section 5.2.2(c).
1.178    “Joint Development Plan” has the meaning set forth in Section 5.2.2(a).
1.179    “JSC” has the meaning set forth in Section 10.1.1 (Establishment of JSC).
1.180    “Know-How” means any information or materials, whether proprietary or not and whether patentable or not, including confidential trade secrets, models, discoveries, inventions, ideas, Data and other types of data, databases, results, assays, instructions, processes, techniques, documentation, equipment, technology, quality control analysis, specifications, transportation and storage requirement, concepts, methods, procedures, designs, compositions, plans, documents, formulas, algorithms, Materials, inventions, computational models, human-relevant disease models, computer software (including source code), predictive model implementations, data analytic tools, biotechnology hardware and associated algorithms and methodologies, methods of use, expert knowledge and information.
1.181    “Knowledge of Mersana” or “Mersana’s Knowledge” means the actual knowledge of Mersana’s [**] in each case, as of the Effective Date or License Effective Date, as applicable, after reasonable due inquiry by such Person(s), including, as appropriate, inquiring of their respective direct reports or other appropriate subject matter experts that are personnel of Mersana.
1.182    “Legal Requirement” has the meaning set forth in Section 12.2.2 (Public Statements).
1.183    “License Effective Date” has the meaning set forth in Section 3.8.4 (License Effective Date).
1.184    “Licensed Compound” means Mersana’s proprietary ADC known as XMT-2056, as described more fully on Schedule 1.184.
1.185    “Licensed Product” means any product that is, constitutes, incorporates, comprises or contains a Licensed Compound, in all forms, presentations, strengths, doses and formulations, including any Combination Product.
1.186    “Loan Agreement” means the Loan and Security Agreement with Oxford Finance LLC and the lenders party to the Loan and Security Agreement dated as of October 29, 2021, as amended by the First Amendment dated as of February 17, 2022.
1.187    “[**]” has the meaning set forth in Section 2.7.1 [**].
1.188    “Losses” has the meaning set forth in Section 15.1.1 (Indemnification by Mersana).
1.189    “Lung Cancer Tumor Type” means a Tumor Type that is a neoplasm of the lung that can be of the small cell or the non-small cell, either the squamous or non-squamous, subtype.
1.190    “Major European Countries” means [**].
1.191    “Manufacture” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, serialization, labeling, shipping, storage or holding of any compound or product (including the Licensed Compound or any Licensed Product), or any component or intermediate thereof, including process qualification and validation, scale-up, qualification, validation, pre-clinical, clinical and commercial capacity reservation, production, and analytic development, validation, testing, product characterization, release, stability testing, quality assurance, and quality control. “Manufacturing” shall have a correlative meaning.
1.192    “Manufacturing Cost” means:
1.192.1    With respect to GSK as the Manufacturing Party of a Licensed Product, GSK’s reasonable and necessary Standard Costs of Goods Manufactured plus Cost Variances and a standard manufacturing markup of [**] percent ([**]%) to cover the costs of global shared services, including for procurement and quality support activities, in each case, as determined in accordance with applicable Accounting Standards, and the terms and conditions of this Agreement, incurred in Manufacturing or acquisition of such Licensed Product, in each case, to the extent directly attributable and reasonably allocable to such Licensed Product and subject to discussion by the Financial Working Group, which shall include the following costs incurred by a Party or its Affiliates:
(a)    “Standard Cost of Goods Manufactured” are, as calculated in accordance with applicable Accounting Standards, consistently applied by the Manufacturing Party in accordance with its standard accounting practice for public financial reporting purposes, [**] costs [**] of direct materials, direct labor, Third Party fees, depreciation of Manufacturing equipment (including buildings, fixtures, and fittings and [**] allocation of indirect manufacturing plant expenses and manufacturing plant overhead [**], which allocation is made in a manner consistent [**] with customary practice. [**]; and
(b)    “Cost Variances” are actual costs of Manufacturing versus Standard Cost of Goods Manufactured and include direct materials variances (including material usage variances and purchase price variances), direct labor variances, and indirect expenses and overhead variances [**], which allocation is made in a manner consistent with customary practice [**].
1.192.2    To the extent Licensed Products are Manufactured by Third Party contract manufacturing organizations and similar contractors (collectively, “CMOs”), the Out-of-Pocket Costs invoiced by and paid to such CMO(s) for the Manufacture of such product, plus a Manufacturing mark-up of [**] percent ([**]%).
1.192.3    With respect to Mersana as the Manufacturing Party, (a) for such Licensed Product (or components thereof) Manufactured by a Third Party, the Out-Of-Pocket Costs paid by Mersana or its Affiliates to a Third Party for Manufacturing of such Licensed Product, or any component thereof; and (b) for such Licensed Product (or components thereof) Manufactured by Mersana or its Affiliates, (i) the Development FTE Costs incurred by Mersana or its Affiliates in connection with the Manufacture, including supply chain management, of such Licensed Product and (ii) direct Out-of-Pocket Costs recorded as an expense by Mersana or its Affiliates in connection with the Manufacture, including supply chain management, of such Licensed Product plus a Manufacturing mark-up of [**] percent ([**]%) on such Out-of-Pocket Costs.
1.192.4    Except for manufacturing plant overhead described in Section 1.192.1(a), Manufacturing Cost shall not include capital costs or costs associated with physical plant improvements (except to the extent in connection with customary repairs and maintenance in the ordinary course of business) or costs attributable to general corporate activities, legal activities, information technology activities, human resources activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting, and shared services allocation. Subject to the foregoing, all Manufacturing Costs shall be calculated on a pro-rata basis based on the use of the components of Manufacturing activities devoted to the Licensed Products as opposed to all other products using the same components. In addition, Manufacturing Costs shall exclude costs that result from the gross negligence or willful misconduct of a Party, its Affiliates, Sublicensees or Third Party manufacturers or a failure by a Party, its Affiliates, Sublicensees or Third Party manufacturers to follow the documented manufacturing process or any other Manufacturing defect arising from such Manufacture of the applicable Licensed Product.
1.193    “Manufacturing Tech Transfer” has the meaning set forth in Section 7.3 (Manufacturing Technology Transfer).
1.194    “[**]” has the meaning set forth in Section [**].
1.195    “Manufacturing Tech Transfer Plan” has the meaning set forth in Section 7.3.1 (Manufacturing Technology Transfer Plan).
1.196    “Manufacturing Transition Date” has the meaning set forth in Section 7.3.3 (Completion of Manufacturing Tech Transfer).
1.197    “Marketing Approval” means, with respect to a Licensed Product and a given country or other jurisdiction in the Territory, receipt of approval of an MAA for such Licensed Product from the applicable Regulatory Authority(ies) in such country or jurisdiction, [**].
1.198    “Marketing Approval Application” or “MAA” means a BLA or any corresponding application in an applicable country or jurisdiction outside of the United States, including, with respect to the European Union, an application for Marketing Approval filed with the EMA pursuant to the centralized approval procedure or with the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval.
1.199    “Marketing Materials” means Promotional Materials, Regulatory Filings relating to Promotional Materials, and training program and related materials contemplated by Section 9.5.3 (Product Specific Training).
1.200    “Material Amendment” has the meaning set forth in Section 2.1 (Initial Development Plan).
1.201    “Materials” means any chemical or biological substances, including any biological or chemical compounds, drug products, Human Biological Samples, or other materials,

regardless of the route of transfer, that are supplied by a Party or its nominee to the other Party or its nominee for use in the conduct of activities under this Agreement, including activities set forth in the Joint Development Plan.
1.202    “Materials Receiving Party” has the meaning set forth in Section 5.2.12(a).
1.203    “Materials Transferring Party” has the meaning set forth in Section 5.2.12(a).
1.204    “Mersana” has the meaning set forth in the preamble.
1.205    “Mersana [**] Agreement” means that certain [**] Collaboration Agreement, by and between [**] and Mersana, dated [**].
1.206    “Mersana Arising Patents” means the Platform-Specific Arising Patents and the Mersana Solely-Developed Arising Patents.
1.207    “Mersana Arising Technology” means the Mersana Solely-Developed Arising Know-How, the Platform-Specific Arising Know-How and the Mersana Arising Patents.
1.208    “Mersana Background Know-How” means any Know-How owned or Controlled by Mersana or any of its Affiliates as of the Effective Date or during the Term that (a) encompasses or relates to the Licensed Compound or any Licensed Product, including, in each case, its composition, formulation, co-administrations or combinations, product by process, method of use, manufacture, preparation or administration; or (b) is necessary or useful for (i) GSK (or any of its Affiliates or Sublicensees) to perform any of its obligations under this Agreement or (ii) the Development, Manufacture, use or Commercialization of the Licensed Compound or any Licensed Product; but, in each case ((a) or (b)), excluding any Arising Know-How and subject to Section 13.6 (New Third Party In-Licenses).
1.209    “Mersana Background Patent” means any Patent owned or Controlled by Mersana or any of its Affiliates as of the Effective Date or during the Term, that Covers or otherwise claims (a) the Licensed Compound or any Licensed Product (including its composition, formulation, co-administration or combination, product by process, method of use, manufacture, preparation or administration) or the Development, Manufacture, use or Commercialization thereof, as applicable; or (b) any Mersana Background Know-How but, in each case ((a) or (b)), excluding any Arising Patents and subject to Section 13.6 (New Third Party In-Licenses).
1.210    “Mersana Background Technology” means the Mersana Background Know-How and the Mersana Background Patents.
1.211    “Mersana Development Cost Cap” has the meaning set forth in Section 5.2.4(a).
1.212    “Mersana Disclosure Schedule” has the meaning set forth in Section 3.8.3(a).
1.213    “Mersana Exercise Period” has the meaning set forth in Section 9.1.1 (Exercise of Profit Share Election).
1.214    “Mersana Indemnitees” has the meaning set forth in Section 15.1.2 (Indemnification by GSK).

1.215    “Mersana Know-How” means Mersana Background Know-How, Mersana Solely-Developed Arising Know-How, Platform-Specific Arising Know-How and Mersana’s interest in Joint Arising Know-How.
1.216    “Mersana [**] Agreement” means that certain License Agreement, by and between [**] and Mersana, dated [**].
1.217    “Mersana ODP Diligence Obligations” has the meaning set forth in Section 3.5 (Inability of Mersana to Deliver Option Data Package).
1.218    “Mersana Opt-Out Right” has the meaning set forth in Section 5.3.1(a).
1.219    “Mersana Option Package” has the meaning set forth in Section 9.1.1 (Exercise of Profit Share Election).
1.220    “Mersana Patent” means each Mersana Background Patent, each Mersana Arising Patent and Mersana’s interest in each Joint Arising Patent.
1.221    “Mersana Platform” means Mersana’s proprietary [**] used to conjugate Mersana’s proprietary STING Agonist included in the Licensed Compound (also known as Immunosynthen)[**].
1.222    “Mersana Product-Related Patent” means (a) any Mersana Background Patent listed on Schedule 1.222 [**]; and (b) any other Mersana Patent that [**].
1.223    “Mersana Prosecuted Patents” has the meaning set forth in Section 13.2.2(a).
1.224    “Mersana Retained Rights” has the meaning set forth in Section 4.4.2 (Mersana Retained Rights).
1.225    “Mersana Solely-Developed Arising Know-How” means any Arising Know-How that is first discovered, developed, generated, invented, derived or created solely by or on behalf of Mersana or any of its Affiliates (it being understood that any activities carried out by or on behalf of GSK under this Agreement shall not be construed or interpreted to be carried out by or on behalf of Mersana for purposes hereof); but excluding any Product-Specific Arising Know-How, Platform-Specific Arising Know-How or Joint Arising Know-How.
1.226    “Mersana Solely-Developed Arising Patent” means each Arising Patent that claims any Mersana Solely-Developed Arising Know-How; but excluding any Product-Specific Arising Patents, Platform-Specific Arising Patents or Joint Arising Patents.
1.227    “Mersana Solely-Developed Arising Technology” means (a) all Mersana Solely-Developed Arising Know-How; and (b) all Mersana Solely-Developed Arising Patents.
1.228    “Mersana Technology” means (a) all Mersana Background Technology; (b) all Mersana Arising Technology; and (c) Mersana’s interest in all Joint Arising Technology.
1.229    “Mersana Upstream Agreement” means each of (a) the Mersana [**] Agreement; (b) the Mersana [**] Agreement; and (c) each New Mersana Upstream Agreement.

1.230    “Milestone Event” means each of the Near Term Milestone Events, the Development Milestone Events, the Regulatory Milestone Events and the Sales Milestone Events, as the context requires.
1.231    “Milestone Payment” means each of the Near Term Milestone Payments, the Development Milestone Payments, the Regulatory Milestone Payments and the Sales Milestone Payments, as the context requires.
1.232    “MTR” has the meaning set forth in Section 5.2.12(a).
1.233    “Near Term Milestone Event” has the meaning set forth in Section 11.2 (Near Term Milestones).
1.234    “Near Term Milestone Payment” has the meaning set forth in Section 11.2 (Near Term Milestones).
1.235    “Negotiation Notice” has the meaning set forth in Section 4.6.1 (Negotiation Notice).
1.236    “Negotiation Period” has the meaning set forth in Section 4.6.2 (ROFN Negotiation).
1.237    “Net Sales” means, with respect to a Licensed Product, the gross invoiced sales amounts for such Licensed Product sold by or on behalf of GSK or any of its Affiliates or Sublicensees in an arm’s length transaction to a Third Party (but not including sales by and between GSK and its Affiliates and Sublicensees unless an Affiliate or Sublicensee is the last entity in the distribution chain of such Licensed Product) less the following deductions from such gross amounts, to the extent such deductions are actually incurred, allowed, paid, accrued or specifically allocated, and deducted from gross invoiced sales amounts as reported by GSK in its financial statements in accordance with IFRS, applied on a consistent basis:
[**].
To the extent that GSK or any of its Affiliates or Sublicensees receives consideration other than, or in addition to, cash upon the sale or disposition of a Licensed Product in a country, Net Sales will be calculated based on the price charged for such Licensed Product in such country during the preceding royalty period, or, in the absence of such sales, based on GSK’s (or its applicable Affiliate’s or Sublicensee’s, as applicable) reasonable determination of the fair market value of such Licensed Product.
Notwithstanding the foregoing, Net Sales shall not include any transfers or disposals of the Licensed Product: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies, including Clinical Trials, reasonably necessary to comply with any Applicable Law or request by a Regulatory Authority, [**].
In the event of a sale of a Combination Product in a country where all of the active ingredient components in that Combination Product are also sold separately in that country as sole active ingredient products, the Net Sales of such Combination Product, for the purposes of determining Royalty payments and achievement of Global Sales Milestone Events and GSK Territory Sales

Milestone Events, as well as with respect to the calculation of Net Sales of Combination Products for the purpose of determining Pre-Tax Profit or Loss for the Shared Territory (if applicable), shall be determined by multiplying the Net Sales of such Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Licensed Product containing the Licensed Compound as the sole active ingredient when sold separately in finished form in such country and B is the weighted average sale price in that country of the product(s) containing the Other Component(s) as the sole active ingredient when sold separately in finished form.
If the weighted average gross sale price of either or both of the Licensed Product or the Other Components in such Combination Product cannot be determined, the Net Sales of such Combination Product shall be based upon the [**]. GSK, following good faith discussions with Mersana (which may be through the Financial Working Group during the term of the Financial Working Group), shall propose [**]. Within [**] following GSK’s submission of such proposal to Mersana, the Parties shall meet to discuss, acting reasonably and in good faith, and agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) the [**]. If, after such good faith negotiations (not to exceed [**]), the Parties cannot agree on the [**] in such Combination Product, the dispute shall be resolved in accordance with Article 18 (Dispute Resolution).
1.238    “New Affiliate” has the meaning set forth in Section 4.5.3 (Change of Control Exception).
1.239    “New HER2 ADC Product” means [**].
1.240    “New HER2 ADC Transaction” has the meaning set forth in Section 4.6.1 (Negotiation Notice).
1.241    “New Licensed Compound” has the meaning set forth in Section 4.7 (New Licensed Compounds).
1.242    “New Mersana Platform Agreement” has the meaning set forth in Section 13.6.1 (New Mersana Platform Agreements).
1.243    “New Mersana Upstream Agreement” has the meaning set forth in Section 13.6.2 (New Mersana Upstream Agreements).
1.244    “New Registration Study” means a Pivotal Clinical Trial of a Licensed Product that is intended to support the filing of a Marketing Approval Application for such Licensed Product in either the U.S. or the European Union; provided that New Registration Study shall not include any amendments relating to a Pivotal Clinical Trial set forth in the then-current Joint Development Plan.
1.245    “New Registrational Study Materials” has the meaning set forth in Section 5.3.1(a).
1.246    “Non-Breaching Party” has the meaning set forth in Section 16.3 (Termination for Material Breach).
1.247    “[**]” means each of the following: [**].

1.248    “Notice of Dispute” has the meaning set forth in Section 18.2 (Escalation to Senior Executives).
1.249    “Ongoing Shared Global Development Activities” has the meaning set forth in Section 5.2.4(b).
1.250    “Option” has the meaning set forth in Section 3.1 (Option).
1.251    “Option Data Package” means the package of Data, information and materials as set forth on Schedule 1.251, as the same may be amended by mutual agreement of the Parties [**].
1.252    “Option Data Package Delivery Date” means the date on which Mersana delivers the complete Option Data Package pursuant to Section 3.2 (Option Data Package).
1.253    “Option Data Package Outside Date” has the meaning set forth in Section 3.5 (Inability of Mersana to Deliver Option Data Package).
1.254    “Option Diligence Data” the meaning set forth in Section 3.3.1 (Option Diligence Data).
1.255    “Option Exercise Date” has the meaning set forth in Section 3.8.1 (Exercise of Option).
1.256    “Option Exercise Notice” has the meaning set forth in Section 3.8.1 (Exercise of Option).
1.257    “Option Exercise Fee” has the meaning set forth in Section 11.3 (Option Exercise Fee).
1.258    “Option Exercise Period” has the meaning set forth in Section 3.8.1 (Option Exercise Period).
1.259    “Other Antitrust Filings” has the meaning set forth in Section 3.8.2 (Antitrust Filings).
1.260    “[**]” means any Tumor Type other than [**].
1.261    “Other Component(s)” has the meaning set forth in Section 1.54 (Combination Product).
1.262    “Other Income” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.263    “Out-Of-Pocket Costs” means the actual amounts paid or payable by a Party or any of its Affiliates to a Third Party for [**] activities conducted under this Agreement, but only to the extent that such activities and expenses are in accordance with this Agreement and such amounts have been recorded in accordance with Accounting Standards.
1.264    “Party” or “Parties” has the meaning set forth in the preamble.
1.265    “[**]” has the meaning set forth in Section [**].
1.266    “[**]” has the meaning set forth in Section [**].
1.267    “Patent Challenge” has the meaning set forth in Section 16.4 (Termination for Patent Challenge).

1.268    “Patent Costs” means all Out-of-Pocket Costs (including reasonable attorneys’ fees) incurred in the preparation, prosecution, filing and maintenance of Patents.
1.269    “Patent Liaisons” has the meaning set forth in Section 10.10 (Patent Liaisons).
1.270    “Patent Strategy” has the meaning set forth in Section 10.10 (Patent Liaisons).
1.271    “Patents” means all patents and pending patent applications (including inventor’s certificates and utility models) and any patents issuing therefrom, in any country in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisional and other continuing applications, supplementary protection certificates, renewals, and any and all reissues, extensions, registrations, reexaminations, confirmations, registrations and patents of addition on any of the foregoing.
1.272    “Payee” has the meaning set forth in Section 11.9.1 (General Payment Terms).
1.273    “Payor” has the meaning set forth in Section 11.9.1 (General Payment Terms).
1.274    “Permitted Overage” has the meaning set forth in Section 11.4.2(a).
1.275    “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.
1.276    “Personally Identifiable Information (PII)” means information that can be used to identify an individual, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, which may include (alone or in combination): (a) a first and last name; (b) a home or other physical address, including street name and name of city or town; (c) an email address or other online contact information, such as an instant messaging user identifier or a screen name that reveals an individual’s email address; (d) a telephone number; (e) a social security number; (f) a bank, loan, or credit card account number; (g) a persistent identifier, such as a customer number held in a “cookie” or processor serial number, that is combined with other available data that identifies an individual consumer; or (h) any information that is combined with any of (a) through (g) above.
1.277    “Phase 1 Clinical Trial” means a Clinical Trial, the principal purpose of which is a preliminary determination of safety of a product in patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar Clinical Trial prescribed by the relevant Regulatory Authorities in a country other than the United States.
1.278    “Phase 2 Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a product is safe for its intended use, and to obtain sufficient information about such product’s effectiveness (efficacy), in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation) or any corresponding foreign law or regulation, to permit the design of further Clinical Trials and that, in addition, is sufficient to permit the design of a subsequent Pivotal Clinical Trial. [**].
1.279    “Pivotal Clinical Trial” means, with respect to a given Licensed Product, any Clinical Trial of such Licensed Product in a given country that satisfies both of the following:

[**]. For clarity, a Pivotal Clinical Trial need not be designated a “Phase 3 Clinical Trial”.
1.280    “Platform-Specific Arising Know-How” means any Arising Know-How that relates to the Mersana Platform; but excluding any Product-Specific Arising Know-How.
1.281    “Platform-Specific Arising Patents” means each Arising Patent that claims (a) any Platform-Specific Arising Invention; or (b) the Mersana Platform; but excluding any Product-Specific Arising Patents.
1.282    “Post-Approval Required Study” means any Clinical Trial or nonclinical study for a Licensed Product that is initiated after receipt of Marketing Approval for such Licensed Product for a given Indication in the U.S. or the European Union and that is either recommended or required by the FDA or the EMA, or agreed with the FDA or EMA to be conducted, in each case, as a condition of receiving or maintaining such Marketing Approval for such Licensed Product for such Indication in the U.S. or the European Union.
1.283    “Potentially Competing Acquiror” means, [**].
1.284    “Pre-Option Exercise Term” means the period beginning on the Effective Date and ending upon the earlier to occur of (a) the License Effective Date; or (b) the expiration of this Agreement pursuant to Section 16.1.2 (Expiration Following Non-Exercise of Option), as applicable.
1.285    “Pre-Tax Profit or Loss” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.286    “Pre-Tax Profit or Loss Report” has the meaning set forth in Section 11.5.2 (Reporting Generally).
1.287    “Pre-Tax Profit or Loss Schedule” means the schedule set forth in Schedule 11.5.1 attached hereto.
1.288    “Processing” means any operation or set of operations which is performed on any information or data, whether or not by automated means, such as collection, recording, organisation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
1.289    “Product Claim” means a notice, claim, demand, suit or cause of action alleging or relating to, in whole or in part, bodily injury or personal injury arising from any act or omission connected with the Manufacture, Development, Commercialization or use of a Licensed Product in the Shared Territory, including relating to alleged defects in the applicable Licensed Product resulting from an alleged intrinsic or latent problem or defect in the efficacy or safety of such Licensed Product.
1.290    “Product Marks” means the trademarks for use in connection with the Commercialization of any Licensed Product, including trademarks, generic names, international nonproprietary names, trade dress, style of packaging and Internet domain names used in connection with the Commercialization of such Licensed Product.

1.291    “Product-Specific Arising Know-How” means all Arising Know-How that (a) [**] to the Licensed Compound or any Licensed Product; and (b) does not relate to any other molecule or product that is not the Licensed Compound or any Licensed Product.
1.292    “Product-Specific Arising Patent” means any Arising Patent that claims any Product-Specific Arising Know-How, in which the Licensed Compound or applicable Licensed Product is [**] in such Arising Patent.
1.293    “Product Training Materials” has the meaning set forth in Section 9.5.3 (Product Specific Training).
1.294    “Profit Share Election” has the meaning set forth in Section 9.1.1 (Exercise of Profit Share Election).
1.295    “Profit Share Election Notice” has the meaning set forth in Section 9.1.1 (Exercise of Profit Share Election).
1.296    “Profit Share Start Date” has the meaning set forth in Section 9.1.2 (Effect of Profit Share Election).
1.297    “Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, reprints, direct mail, direct-to-consumer advertising, and digital technologies, including Internet and social media postings, Internet sites, email and broadcast advertisements, in each case, intended for use or used by either Party or any of its Affiliates, Sublicensees or subcontractors in connection with the Detailing of the Licensed Products in the Shared Territory.
1.298    “Public Statement” has the meaning set forth in Section 12.2.2 (Public Statements).
1.299    “Publication Strategy” has the meaning set forth in Section 12.4.2(a).
1.300    “QP Declaration” has the meaning set forth in Section 7.2.2(a).
1.301    “R&D Compliance Officer” has the meaning set forth in Section 5.2.11 (R&D Ethics & Compliance).
1.302    “Receiving Party” has the meaning set forth in Section 1.71 (Confidential Information).
1.303    “Regulatory Approval” means, with respect to a Licensed Product in a particular country or other regulatory jurisdiction in the Territory, receipt of all approvals, licenses, registrations or authorizations of any applicable Regulatory Authority in such country or regulatory jurisdiction that are necessary for the Manufacturing, use, storage, import, export, transport, or Commercialization of such Licensed Product in such country or regulatory jurisdiction, including any Marketing Approval for such Licensed Product in such country or regulatory jurisdiction.
1.304    “Regulatory Authority” means the FDA, the EMA or any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the world.
1.305    “Regulatory Exclusivity” means, with respect to a particular Licensed Product in a country in the Territory, any exclusive marketing, data protection, or other exclusive market protection conferred by a Regulatory Authority in such country with respect to such Licensed Product, excluding any rights in such country conferred by or based on any

Patents, including any reference product exclusivity, pediatric exclusivity, or orphan drug exclusivity.
1.306    “Regulatory Filing” means any filing, registration, or regulatory application or submission filed with a Regulatory Authority, including with respect to any Regulatory Approvals or other clearances arising from the foregoing, and all notifications, communications, correspondence made to, received from, or otherwise conducted with a Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with such Regulatory Authority, in each case related to Exploiting a pharmaceutical or biologic product in a particular country or jurisdiction.
1.307    “Regulatory Milestone Event” has the meaning set forth in the Section 11.6.2 (Regulatory Milestones).
1.308    “Regulatory Milestone Payment” has the meaning set forth in the Section 11.6.2 (Regulatory Milestones).
1.309    “Regulatory Responsible Party” has the meaning set forth in Section 6.2.1 (Regulatory Responsibilities).
1.310    “Reimbursement Approval” means an approval, agreement, determination, or other decision by an applicable Governmental Authority that establishes prices charged to end-users for biopharmaceutical products or amounts that will be reimbursed by the Governmental Authorities or Regulatory Authorities in the Territory, or any other approvals related to pricing, reimbursement or access to a pharmaceutical or biologic product (including all activities related to tenders and contracts).
1.311    “Remediation Activities” has the meaning set forth in Section 3.7.1.
1.312    “Remediation Plan” has the meaning set forth in Section 3.7.1.
1.313    “Remediation Plan Outside Date” means (a) if GSK has the right to specify a Remediation Plan following the Option Data Package Outside Date pursuant to Section 3.5.2(b)(2), the earlier of (i) the Option Data Package Delivery Date or (ii) the date that is [**] following the Option Data Package Outside Date; or (b) if GSK has the right to specify a Remediation Plan following a material breach by Mersana of the Mersana ODP Diligence Obligations pursuant to Section 3.6.2, the earlier of (i) the date that is [**] following the date on which the applicable cure period with respect to such material breach expires in accordance with Section 3.6 (Material Breach of Mersana ODP Diligence Obligations) or (ii) the Option Data Package Delivery Date, as applicable.
1.314    “Royalties” means any and all of the Global Royalties or the GSK Territory Royalties, as the context requires.
1.315    “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the First Commercial Sale of such Licensed Product in such country and ending upon the latest to occur of: (a) the expiration of the last to expire Valid Patent Claim in such country of (i) any Mersana Patent or (ii) any Assigned Product-Specific Arising Patent, [**]; (b) twelve (12) years from the First Commercial Sale of such Licensed Product in such country; or (c) the expiration of Regulatory Exclusivity for such Licensed Product in such country.

1.316    “Sales Call” means a personal visit (whether by face-to-face contact or virtual meetings (such as through videoconference)) by a Sales Representative to [**], with the purpose of promoting the Licensed Product in order to cause such healthcare professional, opinion leader, or thought leader to prescribe or recommend such Licensed Product.
1.317    “Sales Representatives” means pharmaceutical sales representatives employed or contracted for by a Party or its Affiliates to conduct Detailing with respect to the Licensed Products in accordance with the terms of this Agreement.
1.318    “Selected Detailing Participation Level” has the meaning set forth in Section 9.2.1 (Exercise of Co-Promotion Right).
1.319    “Senior Executive” has the meaning set forth in Section 18.2 (Escalation to Senior Executives).
1.320    “Shared Global Development Activities” means, subject to Section 5.2.4(b), all activities that (a) are (i) conducted by or on behalf of the Parties or their respective Affiliates and Sublicensees after the License Effective Date and (ii) directed to the Development of the Licensed Compound and Licensed Products (including any Combination Products or Combination Therapies), through the completion of Pivotal Clinical Trials or any other required Development activities, as necessary to obtain and maintain Marketing Approvals for the Licensed Products (including any Combination Products or Combination Therapies) in the United States or European Union (excluding Independent Registration Studies), regardless of whether such activities are also intended to obtain or maintain Marketing Approval for any Licensed Product in any other country in the Territory or (b) deemed to be Shared Global Development Activities pursuant to Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b).
1.321    “Shared Territory” means, solely if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), the United States.
1.322    “Shared Territory Commercialization Budget” has the meaning set forth in Section 9.1.2 (Effect of Profit Share Election).
1.323    “Shared Territory Commercialization Estimates” has the meaning set forth in Section 9.1.1 (Exercise of Profit Share Election).
1.324    “Shared Territory Commercialization Forecast” has the meaning set forth in Section 9.1.2 (Effect of Profit Share Election).
1.325    “STING” means the protein ‘stimulator of interferon genes,’ also known as TMEM173 (transmembrane protein 173), encoded by the TMEM173 gene.
1.326    “STING Agonist” means any compound or product that increases the expression of the STING gene, translation of STING RNA or the activity of STING protein.
1.327    “Subcommittee” has the meaning set forth in Section 10.6 (Other Subcommittees).
1.328    “Subcommittee Deadlock” has the meaning set forth in Section 10.8.1 (Committee Decision Making).
1.329    “Sublicensee” has the meaning set forth in Section 4.3 (Sublicensing).

1.330    “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, contributions, withholding, assessments or fees of any nature (including interest, penalties and additions thereto) imposed, collected or assessed by or payable to a Tax Authority.
1.331    “Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official in the Territory exercising a fiscal, revenue, customs or excise function (including the United Kingdom government’s taxing authority, Her Majesty’s Revenue and Customs).
1.332    “Term” has the meaning set forth in Section 16.1.1 (General).
1.333    “Terminated Product” means, if this Agreement is terminated in accordance with Section 16.2 (Termination by GSK for Convenience), Section 16.3 (Termination for Material Breach), Section 16.5 (Termination for Insolvency) or Section 16.6 (Termination for Lack of Antitrust Clearance), as applicable, all Licensed Products, in each case, solely in the form that each such terminated Licensed Product was being Developed or Commercialized by or on behalf of GSK or any of its Affiliates or Sublicensees immediately prior to the effective date of such termination. Notwithstanding anything to the contrary in the foregoing, “Terminated Product” excludes all Other Component(s) included in any Combination Product.
1.334    “Territory” means all countries and territories in the world.
1.335    “Third Party” means a Person other than (a) Mersana and its Affiliates, and (b) GSK and its Affiliates.
1.336    “Third Party Infringement Claim” has the meaning set forth in Section 13.4.1 (Notice; Control).
1.337    “Third Party Infringement Costs” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.338    “Third Party Licensing Payments” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.339    “Trigger Notice” has the meaning set forth in Section 4.6.1 (Negotiation Notice).
1.340    “Tumor Type” means a type of cancer that differs from another type of cancer with respect to the histology and origin of the tumor, including Breast Cancer Tumor Type, [**], Gastric Cancer Tumor Type, Lung Cancer Tumor Type and [**].
1.341    “[**]” has the meaning set forth in Section [**].
1.342    “United States” or “U.S.” means the United States and its territories and possessions.
1.343    “Update” means, with respect to the Joint Development Plan, Joint Development Budget, Joint Development Forecast, Shared Territory Commercialization Budget, Shared Territory Commercialization Forecast, Detailing Plan or study plan and budget for an Independent Registration Study, as applicable, a new version of such plan, budget or forecast (as applicable) that covers the [**] the then-current plan, budget or forecast (as applicable). “Updated” shall have a corresponding meaning.
1.344    “USPPs” has the meaning set forth in Section 9.4.4 (Business Practices).

1.345    “Valid Patent Claim” means a claim of (a) any issued, unexpired Patent that has not lapsed, been revoked, cancelled or abandoned, been dedicated to the public, disclaimed, nor held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held unenforceable through disclaimer or otherwise, or (b) any patent application (including patent applications covering or claiming joint inventions) that has been pending for less than [**] from priority filing date in the relevant jurisdiction.
1.346    “VAT” means any value added, sales, use, purchase, turnover or consumption tax, as may be applicable in any relevant jurisdiction, including value added tax chargeable under legislation implementing EU Council Directive 2006/112/EC.
ARTICLE 2
INITIAL DEVELOPMENT PLAN; PRE-OPTION EXERCISE TERM
2.1    Initial Development Plan. An initial development plan (“Initial Development Plan”) setting forth the proposed clinical and non-clinical activities for the Development [**] of the Licensed Compound and Licensed Products in the Territory by and on behalf of Mersana and its Affiliates during the Pre-Option Exercise Term is attached hereto as Schedule 2.1. During the Pre-Option Exercise Term, (a) except with respect to Material Amendments, Mersana shall have the right to amend the Initial Development Plan after submitting each such amendment in writing to the DAC for review and considering GSK’s comments in good faith with respect to any such amendment; and (b) with respect to Material Amendments to the Initial Development Plan, Mersana shall propose each Material Amendment to GSK’s Alliance Manager, and GSK shall use Commercially Reasonable Efforts to review and approve or otherwise respond to such proposed Material Amendment within [**] (but in any event within [**]) following receipt of such proposed Material Amendment from Mersana, which response may include a request to revise such Material Amendment; provided that (i) if GSK does not approve a given Material Amendment, GSK shall inform Mersana (via the DAC) of GSK’s basis for such objection; and (ii) if GSK does not approve a given Material Amendment within [**] following receipt of such proposed Material Amendment from Mersana (or if Mersana does not agree to any revisions to such Material Amendment requested by GSK in its response to such Material Amendment), then either Party may submit such dispute to the Senior Executives of both Parties for resolution; provided, further, that, if the Senior Executives cannot resolve such matter within [**] of submission, then, notwithstanding Article 18 (Dispute Resolution), [**] with respect to such Material Amendment and [**] such Material Amendment. GSK shall not unreasonably withhold, condition, or delay any consent to any Material Amendment requested by Mersana. As used herein, a “Material Amendment” to the Initial Development Plan shall mean any amendment to the Initial Development Plan that [**].
2.2    Conduct of Activities During Pre-Option Exercise Term.
2.2.1    General. Subject to the terms and conditions of this Agreement (including this Article 2 (Initial Development Plan; Pre-Option Exercise Term)), during the Pre-Option Exercise Term, Mersana shall, either itself or through its Affiliates or, subject to Section 2.3 (Subcontracting), Third Party subcontractors, at its sole cost and expense (a) conduct all Development of the Licensed Compound and Licensed Products in the Field in the Territory in accordance with the then-current Initial Development Plan; and (b) use Commercially Reasonable Efforts to (i) perform the activities set forth in the then-current Initial Development Plan in accordance with the timelines set forth therein and otherwise in a manner consistent with delivering a complete Option Data Package to GSK in accordance with Section 3.2 (Option Data Package) and (ii) deliver a complete Option Data Package to GSK in accordance with Section 3.2 (Option Data Package). Without limiting the foregoing, Mersana shall be responsible for preparing and obtaining all necessary approvals and clearances, including ethics committee approvals, customs clearances and patient authorizations or informed consent forms necessary for the conduct of any Clinical Trial under the Initial Development Plan, including ensuring that all such patient authorizations and consents will permit the sharing and transfer of Data arising from Clinical Trials of the Licensed Products with GSK in accordance with this Agreement (including the granting of the licenses contemplated to be granted to GSK hereunder if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date)), in each case, in accordance with applicable Data Protection Laws or any other similar Applicable Laws.
2.2.2    No Outside Exploitation. Notwithstanding anything to the contrary contained herein, during the Pre-Option Exercise Term, Mersana shall not, and shall cause its Affiliates not to, directly or indirectly, by itself or with or through any Third Party, Develop, Manufacture or otherwise Exploit the Licensed Compound or any Licensed Product (including any Combination Product or as a monotherapy or for use in a Combined Therapy) in the Territory, or grant a Third Party any rights to do so, except as contemplated under the Initial Development Plan and, in all cases, in accordance with this Agreement.
2.3    Subcontracting. During the Pre-Option Exercise Term, Mersana (or any of its Affiliates) may perform any of its obligations under the Initial Development Plan through any Third Party subcontractor; provided that (a) Mersana shall keep the DAC reasonably informed with respect to any such Third Party subcontractors performing any activities on behalf of Mersana under the Initial Development Plan, including advanced written notice of the selection of any new Third Party subcontractor during the Pre-Option Exercise Term (and the work to be subcontracted) or any material expansion in the scope of activities to be performed by any Third Party subcontractors under the Initial Development Plan and shall consider in good faith any comments GSK provides via the DAC in connection therewith; and (b) any agreement between Mersana (or any of its Affiliates) and any such Third Party subcontractor shall (i) be consistent with Mersana’s obligations under this Article 2 (Initial Development Plan; Pre-Option Exercise Term) and any other applicable terms of this Agreement, including confidentiality and non-use provisions applicable to any of GSK’s Confidential Information that will be shared with such subcontractor that are no less protective of such Confidential Information than are those set forth in Section 12.1 (Confidentiality) [**]. Notwithstanding the foregoing, any subcontract granted or entered into by Mersana (or any of its Affiliates) as contemplated by this Section 2.3 (Subcontracting), shall not relieve Mersana (or such Affiliates, as applicable) from any of its obligations under this Agreement and Mersana shall remain responsible for the performance of its activities by its subcontractors in accordance with the applicable terms of this Agreement.
2.4    Compliance. Mersana and its Affiliates shall, and shall require their Third Party subcontractors to, as applicable, conduct their activities under this Article 2 (Initial Development Plan; Pre-Option Exercise Term), including all activities under the Initial Development Plan, in a good scientific manner and in compliance with Applicable Law, including (if applicable) laws regarding the environment, safety and industrial hygiene, and GMP, GLP, GCP, informed consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects; [**].
2.5    Development Advisory Committee.
2.5.1    Establishment of DAC. No later than [**] following the Effective Date, the Parties shall establish a Development Advisory Committee (“DAC”), which shall be composed of [**] representatives from each of Mersana and GSK. The DAC shall serve an informational and advisory purpose only and shall have no decision-making authority.
2.5.2    Responsibilities of the DAC. The DAC shall review and discuss (a) the conduct and progress of the Development (including Manufacturing-related Development) of the Licensed Compound and Licensed Products under the Initial Development Plan (and the Remediation Plan, as applicable), including any Data or information shared pursuant to Section 2.6 (Initial Development Reporting) and any issues or circumstances of which Mersana is aware that may prevent or adversely affect in a material manner its future performance of activities to be conducted under the Initial Development Plan; (b) proposed amendments to the Initial Development Plan; (c) whether activities under the Initial Development Plan have been or are being performed in accordance with the timelines set forth therein; (d) the progress of (i) [**] and (ii) [**], in each case ((i) and (ii)) pursuant to Section 2.7 (Existing Mersana Upstream Agreements); (e) any matters falling within the remit of Section 3.4 (Limitations Based on Patient Safety), Section 3.5.1 or Section 3.7.2, as applicable; (f) any Remediation Plan (and any proposed amendments thereto); and (g) in consultation with the Patent Liaisons, where applicable, any proposed publications or presentations as described in Section 12.4.1 (Publication During Pre-Option Exercise Term).
2.5.3    DAC Meetings. During the Pre-Option Exercise Term, the DAC shall meet [**] (or more or less frequently as agreed by the Parties in writing). At least [**] per year will be in-person, unless the Parties agree to meet by an alternative mechanism (e.g., telephone or videoconference). DAC meetings may be conducted by telephone, videoconference or in person. Any in-person DAC meetings shall be held on an alternating basis between Mersana’s and GSK’s facilities, unless otherwise agreed by the Parties in writing. Each Party shall be responsible for its own expenses in attending such meetings. As appropriate, the DAC may invite a reasonable number of non-member employees, consultants, and scientific advisors to attend its meetings as observers; provided that such invitees are bound by appropriate confidentiality obligations no less restrictive than those set forth in this Agreement. The Alliance Managers shall provide the members of the DAC with no less than [**] notice of each regularly scheduled meeting.
2.5.4    Term of the DAC. The DAC shall meet in accordance with Section 2.5.3 (DAC Meetings) until the earlier of (a) if GSK does not exercise the Option pursuant to Section 3.8.1 (Exercise of Option) prior to the expiration of the Option Exercise Period, the expiration of the Option Exercise Period; or (b) if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), the formation of the JSC pursuant to Section 10.1.1 (Establishment of JSC).

2.6    Initial Development Reporting. Mersana shall, through the DAC in accordance with Section 2.1 (Initial Development Plan), keep GSK reasonably informed with respect to the Development and Manufacture of the Licensed Compound and Licensed Products in the Territory through the Pre-Option Exercise Term, including the conduct of activities under the Initial Development Plan. In furtherance of the foregoing, during the Pre-Option Exercise Term, Mersana shall provide to GSK (through the DAC) updates regarding the conduct of the activities under the Initial Development Plan at least [**], including (a) a summary of any currently planned material clinical and non-clinical activities by or on behalf of Mersana or any of its Affiliates with respect to any Licensed Products in the Territory; (b) a progress update against the timelines set forth in the Initial Development Plan; (c) summaries of all material Data and other material information (including material CMC information) generated during the period since the prior such update was delivered by Mersana to GSK pursuant to this Section 2.6 (Initial Development Reporting); and (d) an update of all material safety data and information (including all adverse events or serious adverse events) and identified safety signals or emerging safety issues, in each case ((a)-(d)), with respect to the Licensed Compound or any Licensed Product. [**].
2.7    Existing Mersana Upstream Agreements.
2.7.1    Mersana [**] Agreement. During the Pre-Option Exercise Term (but, in any event, prior to the Option Data Package Delivery Date), Mersana shall (or shall cause its Affiliate to, as applicable) use Commercially Reasonable Efforts to [**] from [**] in order for Mersana to [**]. Mersana shall promptly notify GSK in writing once the [**]. Notwithstanding the foregoing, if Mersana is unable to [**] prior to the Option Data Package Delivery Date, then (a) Mersana shall provide written notice thereof to GSK; (b) prior to the Option Data Package Delivery Date, Mersana shall (or shall cause its Affiliate to, as applicable) [**] and shall promptly notify GSK in writing once [**]; (c) at the written request of GSK at any time thereafter Mersana shall (or shall cause its Affiliate to, as applicable) assign the Mersana [**] Agreement to GSK (or its Affiliate or designee); and (d) if GSK elects to have the Mersana [**] Agreement assigned to GSK (or its Affiliate or designee), (i) Mersana shall be solely responsible for, and shall indemnify and hold harmless GSK and all other GSK Indemnitees from and against any Losses asserted by a Third Party to the extent arising from (A) the Mersana [**] Agreement as a result of, or in connection with, events occurring or occurrences arising prior to the date of such assignment (including, for clarity, any payments that accrued prior to the date of such assignment, but which do not become payable until after the date of such assignment); or (B) events occurring or occurrences arising from any [**] for Mersana’s proprietary Antibody known as [**] (1) generated or otherwise developed under the Mersana [**] Agreement prior to assignment and (2) that is retained by or on behalf of Mersana or any of its Affiliates following the date of such assignment, including any storage or use thereof and (ii) GSK shall be solely responsible for, and shall indemnify and hold harmless Mersana and all other Mersana Indemnitees from and against any Losses asserted by a Third Party to the extent arising from the Mersana [**] Agreement as a result of, or in connection with, events occurring or occurrences arising after the date of such assignment (including, for clarity, any payments that accrued after the date of such assignment) but excluding any such Losses set forth in Section 2.7.1(d)(i)(B).

2.7.2    Mersana [**] Agreement. Prior to the Option Data Package Delivery Date, Mersana shall (or shall cause its Affiliate to, as applicable) [**] the Mersana [**] Agreement in order to [**] of this Agreement; provided that, [**].
ARTICLE 3
GSK OPTION
3.1    Option. As of the Effective Date, subject to the terms and conditions of this Agreement, Mersana hereby grants to GSK the exclusive option to obtain the rights and licenses set forth in Article 4 (Licenses; Exclusivity; ROFN) (the “Option”).
3.2    Option Data Package.
3.2.1    Delivery of Option Data Package. Without limiting or expanding Mersana’s obligations under Section 2.2.1 (General), promptly following the date (if any) on which Mersana has completed the activities under the Initial Development Plan required to generate a complete Option Data Package, Mersana will deliver to GSK the complete Option Data Package; provided that Mersana shall notify GSK (which notification may be provided to GSK’s Alliance Manager by e-mail) at least [**] prior to the date (if any) on which Mersana reasonably expects to deliver the Option Data Package.
3.2.2    Review of Option Data Package. If, during the Option Exercise Period, GSK reasonably determines with respect to an Option Data Package delivered pursuant to Section 3.2.1 (Delivery of Option Data Package) that Mersana has indicated is complete, that such Option Data Package does not include any of the Data, information or materials set forth on Schedule 1.251, GSK may provide Mersana with a written notice of such deficiency, specifically identifying the relevant Data, information or materials that have not been included in such Option Data Package. Following receipt of any such notice, Mersana shall provide such Data, information or materials to GSK as soon as reasonably practicable, and the Option Exercise Period will be tolled until all such missing Data, information or materials with respect to such Option Data Package has been delivered to GSK in accordance with this Section 3.2 (Option Data Package). If the Parties do not agree upon whether Mersana has delivered a complete Option Data Package as required under Section 3.2.1 (Delivery of Option Data Package), then either Party shall have the right to refer the matter to be resolved by the Senior Executives pursuant to Section 18.2 (Escalation to Senior Executives); provided, however, that, with respect to any such Dispute, notwithstanding Article 18 (Dispute Resolution), (i) the Senior Executives shall have only [**] following the date on which such Dispute was first referred to the Senior Executives to reach resolution on such Dispute; and (ii) if the Senior Executives are unable for any reason to resolve such Dispute prior to the expiration of such [**] period, then the Parties shall submit such Dispute to be determined by binding arbitration conducted pursuant to Section 3.2.3 (Expedited Dispute Resolution).
3.2.3    Expedited Dispute Resolution. If the determination of whether Mersana has delivered a complete Option Data Package as required under Section 3.2.1 (Delivery of Option Data Package) is not resolved by the Senior Executives within the [**] period as set forth in Section 3.2.2 (Review of Option Data Package), then such Dispute shall be escalated for final resolution by binding arbitration in accordance with this Section 3.2.3 (Expedited Dispute

Resolution). The Parties shall mutually select a single arbitrator, which arbitrator shall be an independent expert with relevant subject matter expertise in the pharmaceutical or biotechnology industry, reasonably acceptable to both Parties; provided that, if the Parties are unable to agree on a single arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the New York office of the American Arbitration Association. Following selection of the arbitrator, each Party shall prepare and submit to such arbitrator a written report setting forth its position with respect to the substance of such Dispute. Such arbitration shall be conducted in all respects under the AAA Rules and the Parties shall use diligent efforts to cause the completion of any such arbitration within [**] following appointment of the arbitrator. The costs of any arbitration under this Section 3.2.3 (Expedited Dispute Resolution) shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with such arbitration. The determination of the arbitrator as to the resolution of such Dispute shall be binding and conclusive upon the Parties, absent manifest error. The Option Exercise Period will be tolled pending final resolution of such Dispute; provided that, if the arbitrator rules in GSK’s favor, then Mersana will deliver to GSK the missing portions of the Option Data Package as identified by the arbitrator [**]. If the arbitrator rules in Mersana’s favor and GSK subsequently exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, following the License Effective Date, with respect to Mersana’s performance of any ongoing Development activities with respect to the Licensed Compound and Licensed Products in the Territory during the pendency of such Dispute, solely to the extent that such Development activities were contemplated under the then-current Initial Development Plan, (a) such ongoing Development activities shall be deemed Shared Global Development Activities for purpose of this Agreement; and (b) the reasonable Development FTE Costs, Out-of-Pocket Costs and Manufacturing Costs incurred by Mersana or its Affiliates during the pendency of the Dispute in the performance of such ongoing Development activities shall be included as Development Costs and shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs), in each case, solely to the extent that such Out-Of-Pocket Costs, Development FTE Costs and Manufacturing Costs are (i) directly attributable and reasonably allocable to the conduct of such ongoing Development activities that were conducted during the pendency of the Dispute and (ii) incurred in connection with the conduct of such ongoing Development activities in a manner consistent with the estimate of such costs as provided by Mersana in the Option Data Package.
3.3    Information Rights During Option Exercise Period.
3.3.1    Option Diligence Data. Mersana shall (a) on the Option Data Package Delivery Date, disclose to GSK, or make available to GSK by granting to GSK designated personnel access to a virtual data room containing, any Data and other information in Mersana’s Control and possession (or reasonably available to Mersana) that was generated under the Initial Development Plan that is described on Schedule 3.3.1 (in addition to that required under the Option Data Package), without requiring Mersana (or any of its Affiliates) to perform any additional research or material scientific analysis (for clarity, other than any analysis expressly set forth on Schedule 3.3.1) (the “Option Diligence Data”); and (b) as reasonably requested by GSK, during the Option

Exercise Period, provide GSK with reasonable consultation and assistance to the extent necessary or reasonably useful for GSK to understand and conduct diligence on the Option Data Package and Option Diligence Data in a manner and on such timelines to enable GSK to make an informed and timely decision in respect of the Option, to the extent that answers thereto are known to Mersana at the time of the query. In addition, until the end of the Option Exercise Period, (i) upon GSK’s reasonable request, Mersana shall provide supplemental material Data or information that is related to the Licensed Compound or any Licensed Product or to GSK assessing whether to exercise the Option, including raw or source Data used in the completion of any reports delivered to the DAC pursuant to Section 2.5 (Development Advisory Committee), the Option Data Package or the Option Diligence Data, in each case, to the extent that such Data or information is in Mersana’s Control and possession (or reasonably available to Mersana) and without requiring Mersana (or any of its Affiliates) to perform any additional research or material scientific analysis; and (ii) Mersana shall provide to GSK any material safety or efficacy Data and information (including with respect to any adverse events or serious adverse events) and identified safety signals or emerging safety issues to the extent that such Data and information is in Mersana’s Control and possession (or reasonably available to Mersana) and has not previously been provided to GSK. Upon GSK’s reasonable request, Mersana agrees to [**] with GSK to discuss any follow-up concerns, to be scheduled at a mutually agreeable date and time. For further clarity, the provision of such additional Data or information or reasonable assistance and consultation will not extend the Option Exercise Period.
3.3.2    Technology Transfer Planning. Within [**] following the Option Data Package Delivery Date, the Parties shall meet to begin discussing in good faith preliminary matters related to the Manufacturing Tech Transfer Plan contemplated to be developed pursuant to Section 7.3.1 (Manufacturing Tech Transfer Plan) following the Option Exercise Date if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date).
3.4    Limitations Based on Patient Safety. If Mersana reasonably determines in good faith that the generation of any required Data, information or materials set forth on Schedule 1.251 (a) would be [**], or would otherwise not [**] or (b) is not [**] with respect to the generation of such required Data, information or materials set forth on Schedule 1.251 such that it would be incompatible with the [**], then Mersana shall so notify GSK in writing (which written notice shall include reasonable evidence documenting such [**]). Following receipt of such notice, the Parties (through the DAC) shall meet and discuss in good faith whether such [**] can be reasonably addressed or whether any amendments to the Initial Development Plan or Schedule 1.251 could address such [**]; provided that, for clarity, (i) in no event shall Mersana be required to perform any activities that would be [**], or would otherwise not [**] or would create any [**], (ii) any amendment to the Initial Development Plan shall be subject to compliance with the terms of Section 2.1 (Initial Development Plan) and (iii) any amendment to Schedule 1.251 shall only be effective upon mutual agreement by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed).
3.5    Inability of Mersana to Deliver Option Data Package. During the Pre-Option Exercise Term, if, despite Mersana’s exercise of Commercially Reasonable Efforts to (a) perform the activities set forth in the then-current Initial Development Plan that are necessary to generate the Option Data Package in accordance with the timelines set forth therein; and (b) deliver a complete Option Data Package to GSK in accordance with Section 3.2 (Option Data Package) (the obligations set forth in clauses (a) and (b), the “Mersana ODP Diligence Obligations”), Mersana is not able to (or either Party has a good faith belief that Mersana will not be able to) deliver a complete Option Data Package to GSK on or prior to the date that is [**] after the Effective Date (or such later time as may be mutually agreed by the Parties) (the “Option Data Package Outside Date”), then the following provisions will apply:
3.5.1    During the period beginning on the date that is [**] after the Effective Date and continuing until the earlier of (a) the date on which Mersana has delivered a complete Option Data Package to GSK in accordance with Section 3.2 (Option Data Package); or (b) the Option Data Package Outside Date, as applicable, if either Party has a good faith belief that Mersana will not be able to deliver a complete Option Data Package to GSK on or prior to the Option Data Package Outside Date in accordance with Section 3.2 (Option Data Package), then such Party may notify the other Party of such belief and, thereafter, both Parties shall use good faith efforts to discuss such anticipated failure through the DAC and mutually agree on a path forward, including any reasonable modifications to the Initial Development Plan or Schedule 1.251 that are necessary to make such delivery of a complete Option Data Package possible through the continued performance by Mersana of the Mersana ODP Diligence Obligations in accordance with Article 2 (Initial Development Plan; Pre-Option Exercise Term); provided that, for clarity, (i) such modifications shall preserve the scope of the Initial Development Plan to the extent reasonably possible, it being understood that the timeline for completion of the Initial Development Plan and delivery of the Option Data Package may be affected; (ii) any amendment to the Initial Development Plan shall be made in accordance with Section 2.1 (Initial Development Plan); (iii) any amendment to Schedule 1.251 shall only be effective upon mutual agreement by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed); and (iv) Mersana’s obligations under Article 2 (Initial Development Plan; Pre-Option Exercise Term), including the Mersana ODP Diligence Obligations, shall continue for the remainder of the Pre-Option Exercise Term in accordance with the terms of this Agreement.
3.5.2    Without limiting Section 3.2.1 (Delivery of Option Data Package), on the Option Data Package Outside Date, if Mersana has not already delivered to GSK a complete Option Data Package in accordance with Section 3.2 (Option Data Package), then:
(a)    if Mersana has completed all of the activities under the Initial Development Plan required to generate a complete Option Data Package, Mersana shall deliver to GSK the complete Option Data Package, together with a notice that the Option Data Package is complete, in which case, such Option Data Package shall be deemed to have been delivered pursuant to Section 3.2.1 (Delivery of Option Data Package) and, for clarity, the provisions of Section 3.2.2 (Review of Option Data Package) and Section 3.2.3 (Expedited Dispute Resolution), as applicable, shall apply with respect to such Option Data Package; or

(b)    if Mersana has not completed all of the activities under the Initial Development Plan required to generate a complete Option Data Package:
(1)    Mersana shall deliver to GSK (A) a partial Option Data Package comprising all Data, information and materials set forth on Schedule 1.251, in each case, to the extent such Data, information and materials are existing and available to Mersana (in whatever form then existing) as of the Option Data Package Outside Date; and (B) a written statement identifying any Data, information or materials set forth on Schedule 1.251 that is not included in such partial Option Data Package delivered by Mersana pursuant to this Section 3.5.2(b)(1) and explaining why such Data, information or materials were not provided to GSK in such partial Option Data Package; provided that, if GSK reasonably determines that, with respect to any portion of such partial Option Data Package delivered pursuant to this Section 3.5.2(b)(1) that Mersana has indicated is complete, any relevant Data, information or materials set forth on Schedule 1.251 with respect to such portion has not been included in such partial Option Data Package, then GSK may provide Mersana with a written notice of such deficiency, specifically identifying the relevant Data, information or materials that have not been included in such partial Option Data Package and, following receipt of any such notice, to the extent that such Data, information or materials are existing and available to Mersana (in whatever form then existing) as of the date of such request, Mersana shall provide such Data, information or materials to GSK as soon as reasonably practicable, as applicable; and
(2)    the provisions of Section 3.7 (Remediation Plan) shall apply.
3.6    Material Breach of Mersana ODP Diligence Obligations. If, during the Pre-Option Exercise Term but prior to Mersana’s delivery of a complete Option Data Package in accordance with Section 3.2 (Option Data Package), Mersana materially breaches all or substantially all of the Mersana ODP Diligence Obligations, then GSK may deliver notice of such material breach to Mersana. If Mersana does not dispute that it has committed such material breach (or, if Mersana disputes the existence of such material breach but, following the application of the dispute resolution procedures in accordance with Article 18 (Dispute Resolution), Mersana is finally determined to be in material breach of the Mersana ODP Diligence Obligations, as applicable) then, if Mersana fails to cure such material breach within [**] following receipt of the default notice or resolution of such dispute resolution procedures, as applicable (provided that, if such cure cannot reasonably be achieved within such [**] period, then, if Mersana provides GSK with a cure plan that is reasonably acceptable to GSK and diligently executes such plan, such [**] period shall be automatically extended for up to an additional [**]), the following provisions will apply:
3.6.1    without limiting Section 3.2.1 (Delivery of Option Data Package), upon GSK’s request, Mersana shall (a) deliver to GSK a partial Option Data Package comprising all Data, information and materials set forth on Schedule 1.251, in each case, to the extent that such Data, information and materials are existing and available to Mersana (in whatever form then existing) as of the date of such request; and (b) a written statement identifying any Data, information or materials set forth on Schedule 1.251 that is not included in such partial Option Data Package delivered by Mersana pursuant to this Section 3.6.1 and explaining why such Data, information or materials were not provided to GSK in such partial Option Data Package; provided that, if GSK reasonably determines that, with respect to any portion of such partial Option Data Package delivered pursuant to this Section 3.6.1 that Mersana has indicated is complete, any relevant Data, information or materials set forth on Schedule 1.251 with respect to such portion has not been included in such partial Option Data Package, then GSK may provide Mersana with a written notice of such deficiency, specifically identifying the relevant Data, information or materials that have not been included in such partial Option Data Package and, following receipt of any such notice, to the extent that such Data, information or materials are existing and available to Mersana (in whatever form then existing) as of the date of such request, Mersana shall provide such Data, information or materials to GSK as soon as reasonably practicable, as applicable;
3.6.2    the provisions of Section 3.7 (Remediation Plan) shall apply; and
3.6.3    solely in the event that GSK subsequently exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), prior to applying any deductions to the Option Exercise Fee applicable pursuant to Section 3.7.4, the Option Exercise Fee shall be reduced by [**] percent ([**]%); provided that, in such case, GSK agrees that the [**] this Section 3.6 (Material Breach of Mersana ODP Diligence Obligations) shall be [**] by Mersana of its obligations to (a) perform the activities set forth in the Initial Development Plan (past or present), or any activities that Mersana agrees to undertake in accordance with Section 3.7.2, or (b) deliver an Option Data Package to GSK; provided, however, it being understood that, to the extent applicable, the foregoing shall not limit or otherwise affect (i) Mersana’s indemnification obligations under Section 15.1 (Indemnification) (even with respect to Losses asserted by a Third Party arising from any breach of Mersana’s obligations described in Section 3.6.3(a) and Section 3.6.3(b) above, or (ii) any remedies available to GSK under law or equity with respect to any breach of Mersana’s obligations under this Agreement, including under Section 2.2.2 (No Outside Exploitation), Section 2.3 (Subcontracting), Section 2.4 (Compliance), Section 4.5 (Exclusivity), Article 12 (Confidentiality; Publications and Presentations) or Article 14 (Representations and Warranties and Covenants), other than with respect to any breach of Mersana’s obligations described in Section 3.6.3(a) and Section 3.6.3(b) above, including (if applicable) pursuant to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination) and all other applicable contract remedies.
3.7    Remediation Plan.
3.7.1    During the Pre-Option Exercise Period, if (a) Mersana delivers to GSK a partial Option Data Package pursuant to Section 3.5.2(b)(1), then, within [**] following GSK’s receipt of such partial Option Data Package; or (b) if Mersana fails to cure a material breach of the Mersana ODP Diligence Obligations within the applicable cure period in accordance with Section 3.6 (Material Breach of Mersana ODP Diligence Obligations), then, within [**]

after the expiration of such cure period, in each case ((a) or (b)), GSK shall have the right to specify a remediation plan (the “Remediation Plan”) directed to any activities required to generate any Data, information or materials that are required to be included in the Option Data Package pursuant to Schedule 1.251 and have not been provided to GSK as part of a partial Option Data Package delivered pursuant to Section 3.5.2(b)(1) or Section 3.6.1, as applicable (such required activities, the “Remediation Activities”).
3.7.2    As between the Parties, GSK shall have the right to conduct all Remediation Activities under the Remediation Plan (and, for clarity, GSK shall not have the right to require Mersana to conduct any Remediation Activities); provided, however, that, in addition to the Remediation Plan, upon GSK’s request, the Parties shall discuss in good faith (via the DAC) and, as appropriate, mutually agree on a path forward, including any reasonable modifications to the Initial Development Plan or Schedule 1.251, in each case, as may be necessary to complete any activities required to generate any such missing Data, information or materials that are required to be included in the Option Data Package and deliver a complete Option Data Package to GSK pursuant to Section 3.2 (Option Data Package); provided that, for clarity, (a) any amendment to the Initial Development Plan shall be subject to compliance with the terms of Section 2.1 (Initial Development Plan) (provided that, (1) if GSK reasonably requests an amendment to the Initial Development Plan, to the extent necessary to complete any activities required to generate any such missing Data, information or materials that are required to be included in the Option Data Package and deliver a complete Option Data Package to GSK pursuant to Section 3.2 (Option Data Package), Mersana shall not unreasonably withhold, condition or delay its approval of such amendment, and (2) to the extent that GSK has included a Remediation Activity under the Remediation Plan, unless otherwise mutually agreed by the Parties, such activity shall be removed from the Initial Development Plan); (b) any amendment to Schedule 1.251 shall only be effective upon mutual agreement by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed); (c) to the extent that GSK has agreed to conduct any Remediation Activities under the Remediation Plan, GSK shall use Commercially Reasonable Efforts to perform such Remediation Activities in accordance with such Remediation Plan; and (d) Mersana’s obligations under Article 2 (Initial Development Plan; Pre-Option Exercise Term), including the Mersana ODP Diligence Obligations, shall continue for the remainder of the Pre-Option Exercise Term in accordance with the terms of this Agreement.
3.7.3    Effective as of the date on which GSK specifies a Remediation Plan pursuant to Section 3.7.1:
(a)    Mersana or its Affiliates shall grant, and hereby do grant, to GSK a non-exclusive, royalty-free, fully-paid up, worldwide license under the Mersana Technology (with the right to grant sublicenses (including through multiple tiers) to Third Party subcontractors performing on behalf of GSK or any of its Affiliates) solely to the extent necessary to perform the Remediation Activities under the Remediation Plan; and
(b)    Mersana shall, [**] the Remediation Activities under the Remediation Plan, which [**], and (ii) [**] such Remediation Activities.

3.7.4    Subject to Section 3.7.3(b), GSK would bear its own costs of performing the Remediation Activities; provided, however, that, if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), without limiting Section 3.6.3 (as applicable), the Option Exercise Fee shall be automatically reduced by an amount equal to [**] percent ([**]%) of the costs incurred by or on behalf of GSK or its Affiliates in connection with the performance of the Remediation Activities under the Remediation Plan prior to exercise of the Option (which costs are of the kind included in the definition of Development Costs).
3.8    Exercise of Option and License Effective Date.
3.8.1    Exercise of Option. GSK shall have the right to exercise the Option at any time during the Option Exercise Period by delivering to Mersana written notice of such exercise (the “Option Exercise Notice” and the date of such notice, the “Option Exercise Date”). For purposes of this Agreement, “Option Exercise Period” has the following meaning:
(a)    if Mersana provides GSK with a complete Option Data Package pursuant to Section 3.2 (Option Data Package) prior to the Option Data Package Outside Date, then “Option Exercise Period” means the period (i) beginning on the Option Data Package Delivery Date and (ii) ending on the earliest of (A) the date that is [**] following the Option Data Package Delivery Date; (B) the Option Exercise Date; or (C) the date on which GSK notifies Mersana that GSK will not be exercising the Option; or
(b)    if Mersana does not provide GSK with a complete Option Data Package pursuant to Section 3.2 (Option Data Package) prior to the Option Data Package Outside Date, then, subject to Section 3.8.1(c), “Option Exercise Period” means the period (i) beginning on the Option Data Package Outside Date and (ii) ending on the earliest of (A) the date that is [**] following the Remediation Plan Outside Date described in Section 1.313(a); (B) the Option Exercise Date; or (C) the date on which GSK notifies Mersana that GSK will not be exercising the Option;
(c)    notwithstanding Section 3.8.1(a) or Section 3.8.1(b), as applicable, if Mersana has materially breached all or substantially all of the Mersana ODP Diligence Obligations, then “Option Exercise Period” means the period (i) beginning on the later of (A) the expiration of the applicable cure period with respect to such material breach pursuant to Section 3.6 (Material Breach of Mersana ODP Diligence Obligations); or (B) the date that is [**] following the Effective Date; and (ii) ending on the earliest of (A) the date that is [**] following the Remediation Plan Outside Date described in Section 1.313(b); (B) the Option Exercise Date; or (C) the date on which GSK notifies Mersana that GSK will not be exercising the Option.
3.8.2    Antitrust Filings. Subject to Section 16.6 (Termination for Lack of Antitrust Clearance), if (a) GSK reasonably determines that the transactions to occur upon consummation of the exercise of the Option in accordance with Section 3.8.1 (Exercise of Option) would require the filing of appropriate notices under the HSR Act (“HSR Filings”) or similar notices or filings under Applicable Laws in any other jurisdiction (“Other Antitrust Filings”); and (b) GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, on or prior to GSK’s exercise of the Option pursuant to Section 3.8.1 (Exercise of Option), (x) GSK shall provide notice of its determination to file such HSR Filings or Other Antitrust Filings, as applicable, to Mersana (to the extent GSK has not already done so); and (y) the Parties shall comply with the terms of this Section 3.8.2 (Antitrust Filings). If required, both Parties (or their Affiliates) shall file the appropriate HSR Filings under the HSR Act within [**] Business Days following the Option Exercise Date and shall file any Other Antitrust Filings as soon as reasonably practicable following the Option Exercise Date. The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States’ Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ”) and any other Governmental Authority with which an Other Antitrust Filing is made and shall comply promptly with any reasonable FTC, DOJ or other Governmental Authority inquiry or request of this nature; provided that neither Party shall be required to consent to the divestiture or other disposition of any of its assets (or the assets of its Affiliates) or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of the FTC, DOJ, other Governmental Authority or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying any legal costs that it incurs in connection with the HSR Filings or any Other Antitrust Filings, as applicable, and GSK will be responsible for paying all filing fees in connection with the HSR Filings and any Other Antitrust Filings.
3.8.3    Updates by Mersana. Mersana represents and warrants that each of the representations and warranties of Mersana set forth in Article 14 (Representations, Warranties and Covenants) shall be true and correct as of the Option Exercise Date and the License Effective Date as though made as of the Option Exercise Date and the License Effective Date; provided, however, that, if, between the Effective Date and the License Effective Date, Mersana becomes aware that any of the applicable representations and warranties of Mersana set forth in Article 14 (Representations, Warranties and Covenants) was not true and correct as of the Effective Date, or any event occurs or circumstance arises of which Mersana becomes aware which results in any of the applicable representations and warranties of Mersana set forth in in Article 14 (Representations, Warranties and Covenants) being not true and correct as of the Option Exercise Date or the License Effective Date, then:
(a)    if any such event or circumstance requires any amendment or supplement to the Mersana disclosure schedules with respect to Mersana’s applicable representations and warranties set forth in Section 14.2 (Additional Representations, Warranties and Covenants of Mersana) as set forth on Schedule 14.2 (“Mersana Disclosure Schedule”), then, (i) on the Option Data Package Delivery Date, together with the Option Data Package, (ii) on the earlier of the date that is [**] prior to the expiration of the Option Exercise Period or within [**] of GSK’s written request at any time during the Option Exercise Period, or (iii) if GSK exercised the Option, on or prior to the

License Effective Date, Mersana shall deliver to GSK a written statement including any amendments or supplements to the Mersana Disclosure Schedule specifying such change; and
(b)    any amendments or supplements to the Mersana Disclosure Schedule delivered pursuant to this Section 3.8.3 (Updates by Mersana) shall operate as a disclosure pursuant to the Mersana Disclosure Schedule and Mersana’s applicable representations and warranties set forth in Section 14.2 (Additional Representations, Warranties and Covenants of Mersana) shall be deemed to have been so amended and modified (i) in the case of any such amendments or supplements provided prior to the Option Exercise Date, solely with respect to any such event or circumstance which first arose after the Effective Date (or, with respect to any representation or warranty that is qualified as to the Knowledge of Mersana, of which Mersana first obtained Knowledge after the Effective Date) and (ii) in the case of any such amendments or supplements provided following the Option Exercise Date, solely with respect to any such event or circumstance which first arose after the Option Exercise Date (or, with respect to any representation or warranty that is qualified as to the Knowledge of Mersana, of which Mersana first obtained Knowledge after the Option Exercise Date); provided that no such disclosure, notice, amendment or supplement with respect to any representation, warranty or covenant of Mersana under Section 14.2 (Additional Representations, Warranties and Covenants of Mersana) that was untrue or breached as of the Effective Date or the Option Exercise Date shall limit or otherwise affect any remedies available to GSK with respect to such breach of such representation, warranty or covenant or prevent or cure any misrepresentations, breach of warranty or breach of covenants hereunder.
3.8.4    License Effective Date. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, subject to Section 16.6 (Termination for Lack of Antitrust Clearance), Mersana shall be deemed to have granted to GSK the rights and licenses set forth in Article 4 (Licenses; Exclusivity; ROFN) on the Clearance Date (such date, the “License Effective Date”).
ARTICLE 4
LICENSES; EXCLUSIVITY; ROFN
4.1    License Grant to GSK.
4.1.1    Subject to the terms and conditions of this Agreement, if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, effective as of the License Effective Date, Mersana or its Affiliates hereby grant to GSK, a royalty-bearing, sublicensable through multiple tiers (subject to Section 4.3 (Sublicenses)), exclusive (even as to Mersana and its Affiliates, but subject to the Mersana Retained Rights) license under the Mersana Technology to make, have made, use, sell, offer for sale, import, Develop, Manufacture, Commercialize and otherwise Exploit the Licensed Compound and the Licensed Products in the Field in the Territory.

4.1.2    Subject to the terms and conditions of this Agreement, if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), Mersana hereby grants to GSK a non-exclusive, royalty-free, worldwide, perpetual, irrevocable, freely sublicensable (through multiple tiers), freely transferrable license under all Assigned Platform-Specific Arising Technology assigned by GSK to Mersana pursuant to Section 13.1.4 (Mersana Arising Technology) for any and all purposes, including to Exploit any compound or product.
4.1.3    Existing Mersana Upstream Agreements.
(a)    The Parties acknowledge and agree that the sublicenses granted by Mersana to GSK pursuant to Section 4.1 (License Grant to GSK) under certain Mersana Technology that is not owned by Mersana or its Affiliates are subject to the limitations, obligations, and reservations imposed on sublicensees of Mersana or its Affiliates pursuant to the applicable Existing Mersana Upstream Agreements, in each case, solely to the extent set forth in this Section 4.1.3 (Existing Mersana Upstream Agreements). Without limiting the provisions of Section 13.6.2 (New Mersana Upstream Agreements) applicable to New Mersana Upstream Agreements, GSK agrees to be bound by the applicable terms and conditions of the Mersana [**] Agreement to the extent set forth in Section 4.1.3(b) and the Mersana [**] Agreement to the extent set forth in Section 4.1.3(c).
(b)    Subject to any amendment to the Mersana [**] Agreement entered into by Mersana pursuant to Section 2.7.2, GSK agrees to be bound by the following terms and conditions of the Mersana [**] Agreement to the extent applicable to GSK as a Licensee of Mersana thereunder or to the Licensed Product (provided that GSK shall only be responsible for the payments under the Mersana [**] Agreement set forth in Schedule 11.8.1(A) of this Agreement): [**].
(c)    Subject to the [**] if and when obtained by Mersana pursuant to Section 2.7.1, GSK agrees to be bound by the following terms and conditions of the Mersana [**] Agreement to the extent applicable to GSK as a [**] or as a [**] of Mersana thereunder or to the Licensed Product (provided that GSK shall only be responsible for the payments under the Mersana [**] Agreement set forth in Schedule 11.8.1(B) of this Agreement): [**].
4.2    License Grant to Mersana. Subject to the terms and conditions of this Agreement, if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, effective as of the License Effective Date, GSK or its Affiliates hereby grant to Mersana a non-exclusive, royalty-free, worldwide license under the GSK Technology (with the right to grant sublicenses solely to Third Party subcontractors in accordance with Section 5.2.3 (Performance of Shared Global Development Activities)) as necessary to (a) perform its obligations with respect to the Development of the Licensed Compound and Licensed Products allocated to Mersana under and in accordance with the then-current Joint Development Plan; (b) Manufacture the Licensed Compound and any Licensed Products for the benefit of GSK as specifically required pursuant to and in accordance with Article 7 (Manufacturing and Supply); and (c) if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-

Promotion Right), perform its obligations in accordance with the then-current Detailing Plan during the Co-Promotion Term, in each case ((a) through (c)) in accordance with the terms and conditions of this Agreement.
4.3    Sublicensing. GSK shall have the right to grant sublicenses, through multiple tiers of sublicensees, of the license granted to GSK by Mersana under Section 4.1 (License Grant to GSK) to its Affiliates and Third Parties (each, a “Sublicensee”); provided that, prior to the expiration of the [**] and, if Mersana exercises the [**], GSK may not, without the prior written consent of Mersana (such consent not to be unreasonably withheld, conditioned or delayed), grant a sublicense to a Third Party to Develop or Commercialize the Licensed Compound or any Licensed Product in the Shared Territory, except for customary sublicenses and subcontracts granted in the ordinary course of business in the Shared Territory (e.g., sublicenses and subcontracts to CMOs, contract research organizations, distributors and other Third Parties performing services on behalf of GSK or any of its Affiliates). Any and all sublicenses shall be in writing and shall require the Sublicensee to comply with the applicable terms and conditions of this Agreement. With respect to any such sublicense for which Mersana’s prior written consent is required pursuant to this Section 4.3 (Sublicensing), GSK shall provide Mersana with a copy of any such sublicense agreement with any Third Party within [**] following the execution of such sublicense agreement (which shall be GSK’s Confidential Information); except that any such copy may be reasonably redacted to remove any confidential, proprietary, or competitively sensitive information, as long as such redactions do not adversely affect Mersana’s ability to understand the scope of rights sublicensed or to confirm that such sublicense agreement complies with all applicable terms and conditions of this Agreement. With respect to any other such sublicense by GSK or any of its Affiliates to a Third Party for which GSK is not required to deliver a copy pursuant to this Section 4.3 (Sublicensing) (a) pursuant to which GSK grants such Third Party the right to [**] the Licensed Compound or any Licensed Product [**], or (b) [**], in each case ((a) or (b)), except for customary sublicenses and subcontracts granted in the ordinary course of business in such Major Market (e.g., sublicenses and subcontracts to CMOs, contract research organizations, distributors and other Third Parties performing services on behalf of GSK or any of its Affiliates), GSK shall promptly deliver notice to Mersana identifying such Third Party, together with a brief summary of the scope of such sublicense grant. GSK shall remain responsible for performance by its Sublicensees of all of its obligations to Mersana hereunder to the same extent as if such activities were conducted by GSK.
4.4    Retained Rights.
4.4.1    No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 4 (Licenses; Exclusivity; ROFN) are limited to the scope expressly granted, and all other rights to Patents and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know-How. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise. Without limiting the foregoing, (a) Mersana expressly retains the Mersana Retained Rights and (b) notwithstanding anything to the contrary in this Agreement (including the definitions of “Combination Product” and “Licensed Product”), each Party hereby acknowledges and agrees that neither Party grants to the other Party any rights under any Patents or Know-How to Exploit any Other Component owned or controlled (through license or otherwise) by such Party.

4.4.2    Mersana Retained Rights. Notwithstanding the exclusive licenses granted to GSK and its Affiliates pursuant to Section 4.1 (License Grant to GSK), Mersana reserves the right to (a) Develop the Licensed Compound and Licensed Products as set forth in the Joint Development Plan; (b) Manufacture the Licensed Compound and Licensed Products as set forth in Article 7 (Manufacturing and Supply); and (c) if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Mersana’s Co-Promotion Right), then, subject to Section 9.3 (Termination of Co-Promotion Rights), perform its obligations in accordance with the then-current Detailing Plan ((a) through (c), collectively, the “Mersana Retained Rights”).
4.5    Exclusivity.
4.5.1    Mutual Exclusivity Covenant. Except for (a) the conduct of activities as specifically permitted pursuant to and in accordance with this Agreement (including Section 4.5.2 (Limited Development Exception)); or (b) as mutually agreed by the Parties pursuant to Section 4.7 (New Licensed Compound), during the period commencing on the Effective Date and ending [**], neither Party nor any of such Party’s Affiliates shall, alone or with or for any Third Party, engage in, or obtain rights from a Third Party to engage in, the Development or Commercialization of [**] any compound or product that comprises or contains an ADC that is (i) conjugated (using any linker moiety) with a STING Agonist and (ii) directed to HER2 (each, [**], a “Competing Product”).
4.5.2    Limited Development Exception. Notwithstanding Section 4.5.1 (Mutual Exclusivity Covenant), (a) if, [**]; (b) use of a Competing Product owned or controlled by a Third Party for use as a comparator or standard of care in a Clinical Trial of the Licensed Product solely for the purposes of conducting the Collaboration will not constitute a breach by such Party of its exclusivity obligations set forth in Section 4.5.1 (Mutual Exclusivity Covenant); (c) use, or provision to a Third Party, of a Competing Product solely for use as a comparator, reference, or control will not constitute a breach by such Party of its exclusivity obligations set forth in Section 4.5.1 (Mutual Exclusivity Covenant); and (d) [**].
4.5.3    Change of Control Exception. Notwithstanding Section 4.5.1 (Mutual Exclusivity Covenant), if (1) a Third Party becomes an Affiliate of a Party during the Term through merger, acquisition, consolidation, Change of Control, or other similar transaction (any such Third Party, a “New Affiliate”) and (2) such New Affiliate, as of the execution date of the definitive agreement with respect to such transaction, is engaged in activities that, if conducted by such Party, would cause such Party to violate the exclusivity obligations set forth in Section 4.5.1 (Mutual Exclusivity Covenant) (such activities, a “Competing Program”), then such Party (or its successor, as applicable) shall provide the other Party with written notice of such transaction within [**] following the closing date of such transaction, and:
(a)    If such transaction results in a Change of Control of a Party, then such New Affiliate of such Party (the “Acquiror”) may continue to Develop and Commercialize products that are the subject of such Competing Program, and such Party will not be in violation of its exclusivity obligations set forth in Section 4.5.1 (Mutual Exclusivity

Covenant), as long as (i) no Confidential Information of the other Party or GSK Technology (if the acquired Party is Mersana) or Mersana Technology (if the acquired Party is GSK) is used by or on behalf of such Party, its Acquiror or any of their respective Affiliates in connection with any activities conducted under such Competing Program, and (ii) such Party, its Acquiror and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between (A) the personnel working under such Competing Program and (B) the personnel teams charged with working on the Licensed Compound or any Licensed Product hereunder or having access to data from activities performed under this Agreement or to the Confidential Information of the other Party.
(b)    If such transaction does not result in a Change of Control of a Party, then, unless the Parties agree otherwise in writing, such Party and its New Affiliate (an “Acquiree”) will take one of the following actions set forth below in clauses (A) or (B) and, no later than [**] following the date of consummation of the relevant acquisition transaction, such Party will notify the other Party of which of the actions in the following clauses (A) or (B), it will pursue: (A) divest, or cause its Acquiree to divest, whether by license or otherwise, its interest in such Competing Program; or (B) terminate any further activities with respect to such Competing Program. If such Party notifies the other Party in writing that it intends to divest the applicable Competing Program or terminate the performance of the Competing Program, then such Party or its Acquiree will effect the consummation of such divestiture within [**] (or such other period as may be required to comply with Applicable Law), or effect such termination of the applicable Competing Program within [**], in each case, following the closing of the relevant transaction and will confirm to the other Party in writing when it completes such divestiture pursuant to clause (A) or termination pursuant to clause (B). Such Party will keep the other Party reasonably informed of its efforts and progress in effecting such divesture or termination until such Party or its Acquiree completes the same. During such [**] or [**] period, as applicable, such Party and its Acquiree’s conduct of such Competing Program will not constitute a breach by such Party of its exclusivity obligations set forth in Section 4.5.1 (Mutual Exclusivity Covenant), as long as during such period, (X) no Confidential Information of the other Party or Mersana Technology (if the acquiring Party is GSK) or GSK Technology (if the acquiring Party is Mersana) is used by or on behalf of such acquiring Party, its Acquiree, or any of their respective Affiliates in connection with any activities conducted under such Competing Program, and (Y) such acquiring Party, its Acquiree and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (X) are met, including by creating “firewalls” between (1) the personnel working under such Competing Program and (2) the personnel teams charged with working on the Licensed Compound or any Licensed Product hereunder or having access to data from activities performed under this Agreement or Confidential Information of the other Party.
4.6    New HER2 ADC Right of First Negotiation.
4.6.1    Negotiation Notice. During the period commencing on the Effective Date and ending [**] following the first Marketing Approval of a Licensed Product in the Territory, except in connection with a Change of Control of Mersana, Mersana (and any of its Affiliates) shall neither license nor otherwise grant to any Third Party, nor engage in any negotiations with any Third Party regarding any agreement to license or otherwise grant to any Third Party, any rights to Develop or Commercialize any New HER2 ADC Product (each, a “New HER2 ADC Transaction”) without first (a) notifying GSK in writing that Mersana intends to enter into a New HER2 ADC Transaction, which notice shall contain (i) a description of the New HER2 ADC Product proposed to be covered by such New HER2 ADC Transaction, and (ii) a confidential summary of the proposed New HER2 ADC Transaction (each, a “Trigger Notice”) and (b) if GSK provides Mersana with written notice (the “Negotiation Notice”) within [**] of its receipt of the Trigger Notice that GSK desires to negotiate with Mersana regarding such New HER2 ADC Transaction, then the Parties shall negotiate in accordance with Section 4.6.2 (ROFN Negotiation).
4.6.2    ROFN Negotiation. If GSK delivers a Negotiation Notice to Mersana during the applicable [**] period as set forth in Section 4.6.1 (Negotiation Notice), then, for a period of [**] following the date of the receipt by Mersana of such Negotiation Notice (or such shorter or longer time as may be mutually agreed in writing by the Parties) (the “Negotiation Period”), the Parties shall negotiate exclusively and in good faith and on commercially reasonable terms concerning such New HER2 ADC Transaction and Mersana shall cooperate and provide all information reasonably requested by GSK (or customary to provide in connection with such transactions) to enable GSK to evaluate any such New HER2 ADC Transaction; provided, however, that (a) if (i) GSK does not deliver the Negotiation Notice prior to the expiration of the applicable [**] period as set forth in Section 4.6.1 (Negotiation Notice), (ii) at any time during such [**] period or the Negotiation Period, GSK notifies Mersana in writing that it does not wish to enter into such New HER2 ADC Transaction or (iii) the Parties do not execute a binding agreement with respect to such New HER2 ADC Product prior to the expiration of the Negotiation Period, as applicable, then, for a period of [**] thereafter, Mersana shall be permitted to (A) engage in discussions or negotiations with any Third Party regarding such New HER2 ADC Transaction and (B) enter into any agreement with any such Third Party with respect to such New HER2 ADC Transaction, with respect to such New HER2 ADC Transaction, in each case without any further obligations to GSK with respect thereto; provided that the terms and conditions of such Third Party agreement, taken as a whole, are not more favorable to such Third Party than the terms and conditions offered to GSK in the Trigger Notice or during the Negotiation Period, as applicable. Following the expiration of such [**] tail period, Mersana shall be permitted to enter into any agreement with any Third Party with respect to such New HER2 ADC Transaction and will not have any further obligations to GSK with respect thereto.

4.7    New Licensed Compounds. [**].
ARTICLE 5
DEVELOPMENT
5.1    General. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, (a) during the Development Term, the Parties will collaborate on the conduct of Shared Global Development Activities and (b) during the Collaboration Term, as between the Parties, except as otherwise provided in this Agreement, including pursuant to Article 7 (Manufacturing and Supply), Article 10 (Management of the Collaboration) and this Article 5 (Development), GSK shall otherwise have the exclusive right to conduct (directly or through any of its Affiliates, Sublicensees or subcontractors), and the sole responsibility for, the Development of the Licensed Compound or any Licensed Products throughout the Territory.
5.2    Shared Global Development Activities.
5.2.1    General. Subject to the terms of this Agreement, including this Section 5.2 (Shared Global Development Activities), the Parties shall jointly conduct all Shared Global Development Activities, through the completion of Pivotal Clinical Trials, as necessary to obtain and maintain Regulatory Approvals for such Licensed Products in the U.S. or the European Union, in each case in accordance with the then-current Joint Development Plan and otherwise in accordance with this Agreement (including this Section 5.2 (Shared Global Development Activities)).
5.2.2    Joint Development Plan.
(a)    Promptly following the License Effective Date (but in any event within [**] following the License Effective Date), the JDC (in consultation with the Financial Working Group and the JMC, as applicable) shall prepare, discuss and agree on a written development plan with respect to the Shared Global Development Activities to be conducted by the Parties during the Development Term (such plan, as approved by the JSC pursuant to this Section 5.2.2 (Joint Development Plan), the “Joint Development Plan”). Except for Independent Registration Studies, neither Party may (itself or with or through any of its Affiliates or any Third Party) conduct any Shared Global Development Activities except as set forth in the Joint Development Plan.
(b)    The Joint Development Plan will include: (i) the Shared Global Development Activities to be performed by the Parties with respect to the Licensed Compound and Licensed Products in the Territory (provided that (A) [**], (B) unless otherwise mutually agreed by the Parties via the JSC, Mersana shall be responsible for the conduct of any ongoing Clinical Trials that were being conducted under the Initial Development Plan prior to the License Effective Date and will continue to be conducted under the Joint Development Plan, (C) unless otherwise mutually agreed by the Parties via the JSC, it is expected that GSK will [**], and (D) unless otherwise mutually agreed by the Parties via the JSC, Mersana will [**]; (ii) the estimated timelines for the performance and completion of, and any applicable success criteria or endpoints with respect to, the Shared Global Development Activities; (iii) the regulatory strategy for obtaining and maintaining Regulatory Approval for Licensed Products in the U.S. and European Union; and (iv) (A) activities required for the Manufacture and supply of the Licensed Compound, Licensed Products (or components thereof), comparator compounds, other therapeutically active compounds for Combination Studies or placebos, in each case, as required for the conduct of the Shared Global Development Activities and (B) any CMC Development activities for the Licensed Compound or Licensed Products (provided that the JDC shall consult with the JMC with respect any Manufacturing or supply components of the Joint Development Plan).
(c)    In addition, the Joint Development Plan shall also include, subject to Section 5.2.4 (Shared Development Costs), (i) a corresponding binding budget for [**] period [**], which budget shall reflect the total estimated Development Costs anticipated to be incurred in the performance of such Shared Global Development Activities [**], broken down by [**] (the “Joint Development Budget”) and (ii) a non-binding good faith forecasted budget for the [**] period following the [**], setting forth the Development Costs expected to be incurred in connection with Shared Global Development Activities [**] period (the “Joint Development Forecast”). The JDC shall prepare, discuss and agree upon the initial Joint Development Budget and initial Joint Development Forecast (and each subsequent amendment or Update thereto proposed during the Development Term pursuant to Section 5.2.2(e)) in consultation with the Financial Working Group.
(d)    The JDC shall submit its recommendation for the initial Joint Development Plan (including the corresponding Joint Development Budget and Joint Development Forecast), and each subsequent amendment or Update agreed by the JDC during the Development Term pursuant to Section 5.2.2(e), as applicable, to the JSC to review, discuss and determine whether to approve. The initial Joint Development Plan (including the corresponding Joint Development Budget and Joint Development Forecast), and each subsequent amendment or Update thereto, shall only become effective upon approval thereof by the JSC.
(e)    Following the JSC’s approval of the initial Joint Development Plan and corresponding Joint Development Budget and Joint Development Forecast pursuant to Section 5.2.2(d), subject to Section 5.3 (Mersana Opt-Out Right), during the remainder of the Development Term, at least [**], consistent with GSK’s internal timelines and procedures for updating budgets, the JDC shall prepare, agree on and submit to the JSC to review, discuss and determine whether to approve, in accordance with Section 5.2.2(d), an Updated Joint Development Plan (including an Updated Joint Development Budget for the subsequent [**] and an Updated Joint Development Forecast for the [**] following such subsequent [**]). Each Party shall also have the right to propose additional amendments to the Joint Development Plan (including any corresponding amendments to the Joint Development Budget or Joint Development Forecast), to the JDC for review and discussion. The JDC shall review and discuss (including in consultation with the JMC or Financial Working Group, as applicable), and to the extent applicable prepare, agree and submit its recommendation with respect to any such additional amendment to the JSC to review, discuss and determine whether to approve in accordance with Section 5.2.2(d).
5.2.3    Performance of Shared Global Development Activities.
(a)    Without limiting the JDC’s rights to prepare, review and discuss, or the JSC’s rights to review, discuss and determine whether to approve, the initial Joint Development Plan and each amendment and Update thereto, the Party to whom a particular Shared Global Development Activity is allocated under the Joint Development Plan will have the right, without seeking JDC review or JSC approval, to make operational decisions with respect to the implementation and performance of such Shared Global Development Activity to the extent consistent with the then-current Joint Development Plan and Joint Development Budget and otherwise in accordance with the terms of this Agreement. The Party to which a particular Shared Global Development Activity is allocated under the Joint Development Plan will lead the performance thereof. Each Party will use Commercially Reasonable Efforts to perform the obligations assigned to it under the Joint Development Plan with respect to any Shared Global Development Activities.
(b)    Notwithstanding anything to the contrary set forth herein, during the period following the Option Exercise Date but prior to approval of the initial Joint Development Plan pursuant to Section 5.2.2 (Joint Development Plan), (i) Mersana shall continue to perform any ongoing Development activities with respect to the Licensed Compound and Licensed Products in the Territory and, solely to the extent that such Development activities were contemplated under the then-current Initial Development Plan as of the Option Data Package Delivery Date and otherwise performed in accordance with the terms of this Agreement and (ii) if GSK is performing any Remediation Activities under a Remediation Plan, GSK may continue to perform any such ongoing Remediation Activities in accordance with the terms of this Agreement to the extent permitted by Applicable Law; provided that, if the License Effective Date occurs, then (A) such ongoing Development activities or Remediation Activities, as applicable, shall be deemed Shared Global Development Activities for purpose of this Agreement and (B) the reasonable Out-Of-Pocket Costs, Development FTE Costs and Manufacturing Costs incurred by such Party or its Affiliates on and after the Option Exercise Date in the performance of such ongoing Development activities or Remediation Activities, as applicable, shall be included as Development Costs and shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs), in each case, solely to the extent that such Out-Of-Pocket Costs, Development FTE Costs and Manufacturing Costs are (1) directly attributable and reasonably allocable to the conduct of such ongoing Development activities that were conducted following the Option Exercise Date and (2) in the case of Mersana’s ongoing Development activities, incurred in connection with the conduct of such ongoing Development activities in a manner consistent with the estimate of such costs as provided by Mersana in the Option Data Package.
(c)    Each Party will perform, and require that its Affiliates, Sublicensees and Third Party subcontractors perform, its Shared Global Development Activities as contemplated under this Agreement in a good scientific manner and in compliance with its Internal Policies, Applicable Law, including (if applicable) laws regarding the environment, safety and industrial hygiene, and GMP, GLP, GCP, informed consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects.
(d)    During the Development Term, each Party may engage its Affiliates or Third Party subcontractors (including distributors, contract research organizations, contract testing organizations and CMOs) to perform any of its activities hereunder, including its obligations under the Joint Development Plan; provided, however, that (i) Mersana may not engage a Third Party contractor to perform any activities under the Joint Development Plan, in each case, unless such Third Party contractor is specifically identified in the Joint Development Plan or otherwise approved by GSK (through GSK’s Alliance Manager) in writing (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) any agreement between a Party (or any of its Affiliates) and any such Third Party subcontractor shall (A) be consistent with such Party’s obligations hereunder, including confidentiality and non-use provisions which are no less restrictive than those set forth in Section 12.1 (Confidentiality) and (B) [**] and (2) necessary or reasonably useful to Exploit the Licensed Compound or any Licensed Product. The Party engaging a subcontractor shall remain responsible for the performance of its activities by such Affiliates and subcontractors in accordance with the applicable terms of this Agreement.
5.2.4    Shared Development Costs. Except as set forth in Section 5.3 (Mersana’s Opt-Out Right), and further subject to this Section 5.2.4 (Shared Development Costs), (x) during the Development Term, subject to Section 11.4.2 (Overruns), the Parties will share Development Costs incurred in the performance of Shared Global Development Activities undertaken in accordance with the Joint Development Plan and Joint Development Budget and (y) the Parties will share Development Costs incurred in the performance of Shared Global Development Activities undertaken in accordance with Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b), as applicable, with GSK bearing [**] percent ([**]%) of such Development Costs and Mersana bearing [**] percent ([**]%) of such Development Costs.
(a)    Notwithstanding the foregoing, to the extent that Mersana’s aggregate share of Development Costs (including all Deemed Buy-In payments) exceeds [**] Dollars ($[**]) (the “Mersana Development Cost Cap”), then unless and until Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), Mersana’s portion of any additional Development Costs (including any

Deemed Buy-In payments) incurred above the Mersana Development Cost Cap (such Development Costs, “Cap Excess Amounts”) shall be borne by GSK; provided that (i) any such Cap Excess Amounts for which GSK is responsible pursuant to this Section 5.2.4(a) shall accrue with interest in accordance with Section 11.4.4 (Cap Excess Amounts), (ii) such Cap Excess Amounts (and any accrued interest thereon) shall be, [**] repaid in full or in part by Mersana or offset against any future Regulatory Milestone Payments, Sales Milestone Payments or Royalties in accordance with Section 11.4.4 (Cap Excess Amounts), and (iii) if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), the Mersana Development Cost Cap would automatically expire upon the Profit Share Start Date and Mersana would thereafter recommence bearing its [**] percent ([**]%) share of Development Costs in accordance with this Section 5.2.4 (Shared Development Costs), subject to Section 5.2.4(b).
(b)    Notwithstanding anything to the contrary set forth herein, from and after the first expiry of the Royalty Term of a Licensed Product in [**] (the “Development Cost Share End Date”), (A) Mersana’s obligation to share in [**] percent ([**]%) of such Development Costs shall terminate; provided, however, that Mersana shall continue to have an obligation to share in Development Costs incurred (A) during the [**] period following the Development Cost Share End Date in connection with any Shared Global Development Activities (including any ongoing Clinical Trials) that were Initiated prior to the Development Cost Share End Date or (B) in connection with any Clinical Trial Initiated prior to the Development Cost Share End Date, solely to the extent such Clinical Trial is required by the FDA or EMA in order to maintain a Marketing Approval obtained for a Licensed Product prior to the Development Cost Share End Date (the “Ongoing Shared Global Development Activities”) and to perform any of its obligations with respect to such Ongoing Shared Global Development Activities as set forth in the Joint Development Plan in accordance with this Agreement; and (ii) other than with respect to the Ongoing Shared Global Development Activities as set forth in the Joint Development Plan, as between the Parties, GSK, either itself or as it may determine, by and through its Affiliates, Sublicensees or subcontractors, will be solely responsible for, and shall have sole decision-making authority with respect to, the conduct of all Development activities for the Licensed Compound and Licensed Products, at GSK’s sole cost and expense. For clarity, following the Development Cost Share End Date, other than with respect to any Ongoing Shared Global Development Activities, GSK shall have no further obligation to provide any Updates to the Joint Development Plan or Joint Development Budget or seek the JSC’s approval therefor.
(c)    Reporting, reconciliation and sharing of Development Costs shall be managed in accordance with Section 11.4 (Sharing of Development Costs).
5.2.5    Development Reporting. In addition to Section 10.2.2 (Responsibilities of the JDC), with respect to any Shared Global Development Activities conducted by or on behalf of either Party with respect to the Licensed Compound or any Licensed Product under the Joint Development Plan, within [**] following the end of each [**], each Party shall prepare and provide to the other Party and the JDC (or the JSC, if the JDC is no longer meeting) a detailed written report that summarizes: [**] (each, a “Development Report”). Each Party and the JDC shall have the right to review all Development Reports (including all Data set forth therein). Each Party will respond to the reasonable questions or requests of the other Party’s JDC representatives for additional information relating to such Party’s Development activities under this Agreement in a timely manner.
5.2.6    Development Records. During the Development Term, each Party and its Affiliates will, and will require its Sublicensees and Third Party subcontractors to, maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GLP, GCP, and GMP, as applicable), and appropriate for regulatory and patent purposes, and that are complete and accurate in all material respects and properly reflect all Shared Global Development Activities performed and results achieved, in each case, by or on behalf of such Party and its Affiliates and Sublicensees under this Agreement, except with respect to Manufacturing records that relate to compounds and products other than the Licensed Compound and Licensed Products, record only such activities and not include or commingle records of activities outside the scope of this Agreement. Such records will be retained for at least [**] following expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law or the retaining Party’s Internal Policies. Each Party shall have the right during the Development Term, during normal business hours and upon at least [**] notice at a time agreed to by the Parties, to inspect and copy any records kept by the other Party in accordance with this Section 5.2.6 (Performance of Shared Global Development Activities; Development Records).
5.2.7    Pharmacovigilance and Adverse Event Reporting. The Parties will cooperate with regard to the reporting and handling of safety information relating to the Licensed Compound or any Licensed Product in accordance with Applicable Law, including applicable regulatory requirements and regulations on pharmacovigilance and clinical safety. Mersana will be responsible for all processing of information related to any adverse events for any Licensed Product until such time as the safety database is transferred to GSK on a timeline agreed to by the Parties, taking into account factors such as the allocation between the Parties of Shared Global Development Activities and transfers of Regulatory Filings. Each Party will provide to the other Party the relevant safety information it receives (either directly or indirectly) related to a Licensed Product in accordance with the pharmacovigilance agreement entered into by the Parties in accordance with this Section 5.2.7 (Pharmacovigilance and Adverse Event Reporting). The drug safety departments from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information and timelines within [**] following the License Effective Date, which pharmacovigilance agreement will provide for the transfer of Mersana’s then-current safety database for Licensed Products to GSK, including the timing for such transfer (which shall not be earlier than the transfer of the IND to GSK in accordance with Section 6.2.3 (Assignment of Regulatory Filings)). Such written pharmacovigilance agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party (and its Sublicensees or designees) to comply with all Applicable Laws and, without limiting the foregoing, shall include provisions permitting Mersana to receive (a) all safety information that Mersana requires for its reporting obligations with respect to Clinical Trials sponsored by Mersana and (b) all safety information that may relate to the Mersana Platform.
5.2.8    Data Integrity Practices.
(a)    Each Party and its respective Affiliates shall, and shall require its and their respective Sublicensees and Third Party subcontractors to, conduct all Shared Global Development Activities, including any Clinical Trials under the Joint Development Plan, in accordance with the following practices:
(1)    Data will be generated using sound scientific techniques and processes and ALCOA principles (A - attributable to the person generating the data; L – legible and permanent; C – contemporaneously recorded; O – original record (or ‘true copy’); A – accurate) and CCEA (C – complete; C – consistent; E – enduring; A – available);
(2)    Data will be accurately recorded by the Persons performing the applicable Development activities in accordance with data integrity practices;
(3)    Data will be analyzed appropriately without bias in accordance with data integrity practices;
(4)    Data and results from experiments and clinical studies will be stored securely such that it can be easily retrieved; and
(5)    Data trails will exist to easily demonstrate or reconstruct key decisions made during the performance of all activities under the Joint Development Plan, presentations made about such activities, and conclusions reached with respect to the activities undertaken in the performance of the Joint Development Plan.
(b)    GSK may request reasonable changes to the requirements set forth above in this Section 5.2.8 (Data Integrity Practices) where GSK reasonably believes such changes are required to ensure that such activities are undertaken in compliance with Applicable Law and GSK’s written standards applicable to GSK’s contracts with Persons conducting Development activities with or for GSK, including activities funded in whole or in part by GSK. Mersana shall [**] as soon as reasonably practicable following receipt of GSK’s written request. GSK shall be permitted, in its sole discretion and at its sole cost and expense, to undertake on-site compliance audits of Mersana’s data integrity practices in respect of the Shared Global Development Activities performed by Mersana to inspect Mersana’s compliance with the terms of this Section 5.2.8 (Data Integrity Practices) by providing Mersana with [**] written notice of GSK’s intent to do so, such audits to be conducted at a time agreed by the Parties and no more frequently than once every [**] during the Term.
5.2.9    Animal Welfare.
(a)    With respect to any Shared Global Development Activities conducted by or on behalf of either Party under the Joint Development Plan that involve the use of animals, including any animal studies, such Party and its respective Affiliates shall, and shall use Commercially Reasonable Efforts to require its and their respective Sublicensees and Third Party subcontractors to, comply with this Section 5.2.9 (Animal Welfare) and all Applicable Laws related to the care, welfare and ethical treatment of animals in the country where it is performing Development activities under this Agreement. The Parties and their respective Affiliates further agree, and shall use Commercially Reasonable Efforts to require its and their respective Sublicensees and Third Party subcontractors, to comply with the “3Rs” principles – reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used. All work must be conducted in adherence to the core principles for animals set forth below in this Section 5.2.9 (Animal Welfare). Local customs, norms, practices or Applicable Laws may be additive to the core principles, but each Party agrees to comply, and shall require its Affiliates and Third Party subcontractors to comply, at a minimum, with these core principles:
(1)    Access to species appropriate food and water;
(2)    Access to species specific housing, including species appropriate temperature and humidity levels;
(3)    Provision of humane care and a program of veterinary care through guidance of a veterinarian;
(4)    Animal housing that minimizes the development of abnormal behaviors;
(5)    Adherence to principles of replacement, refinement and reduction in the design of in vivo or ex vivo studies with processes to optimize animal use and to ensure effective population management;
(6)    Work is supported by a relevant scientific justification or rationale, approved by an institutional ethical review process and subjected to independent scientific review (which may be satisfied by review by the Institutional Animal Care and Use Committee (IACUC));
(7)    Commitment to minimizing pain and distress during in vivo and ex vivo studies; and

(8)    Work is performed by staff documented as trained and competent to conduct the procedures for which they are responsible.
(b)    All animal study protocols shall undergo an ethical review, whether or not required by Applicable Law, and written documentation confirming ethical review shall be maintained by the applicable Party until [**] following the expiration or termination of this Agreement demonstrating that the review was completed. Each Party shall have the right to inspect the other Party’s records upon reasonable notice; provided that such inspection shall not extend to those parts of the records that the other Party can demonstrate to be subject to confidentiality arrangements with Third Parties.
(c)    If a Party is currently accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International, then such Party agrees to use Commercially Reasonable Efforts to maintain such accreditation during the Term.
(d)    Each Party shall have policies or procedures in place to ensure the qualification and training of its employees that work with animals.
(e)    Upon reasonable advanced written notice and subject to the agreements each Party has with its Third Party subcontractors performing any Shared Global Development Activities, each Party (or its subcontractor/delegate) shall have the right to inspect the other Party’s records and facilities as they relate to the conduct of animal work under the Joint Development Plan. The scope of such inspection may include a tour of the facility, the opportunity to view relevant SOPs, training records, building management records, animal health records, ethical review documents, and any other documents in the applicable Party’s or its Affiliates’ or subcontractors’ possession reasonably necessary to assess compliance by such other Party with any of the terms and conditions of this Section 5.2.9 (Animal Welfare); provided that such inspection shall not extend to those parts of the records and facilities that the other Party can demonstrate to be subject to confidentiality arrangements with Third Parties. To the extent that any significant deficiencies are identified as the result of such inspection, the other Party shall endeavor in good faith to take reasonable and practical corrective measures to remedy any such material deficiencies.
(f)    Each Party shall promptly provide to the other Party information regarding any material deficiencies impacting the activities under the Joint Development Plan regarding its animal care and welfare program and any corrective actions taken, including copies of any regulatory enforcement action or inspection findings issued to the providing Party (or subcontractor) and relating to a systemic failure in the ethical care and treatment of animals in connection therewith. The JDC shall discuss and develop a remediation strategy for any such material deficiencies regarding animal care and welfare.

(g)    Each Party shall have a procedure in place to assess and approve its external suppliers and distributors who supply animals to such Party to (a) ascertain and confirm the quality of the animals supplied, (b) ensure legal requirements for the care and welfare of animals are met, (c) ensure that only purpose bred animals are used to conduct animal work under the Joint Development Plan, (d) minimize the distance of suppliers from such Party’s test facility (where practicable), (e) ensure minimum stress in transport processes (e.g., stocking densities, carrying crates, food and water), and (f) ensure checks are in place on arrival to confirm only healthy animals are used in the conduct of the Joint Development Plan. Such Party shall document the approval process for its animal suppliers and distributors, which documentation shall be made available to the other Party upon reasonable request.
5.2.10    Cybersecurity. Each Party and its respective Affiliates shall, and shall require its and their respective Sublicensees and Third Party subcontractors to, adhere to and comply with industry standard information risk/cyber security policies with respect to all activities conducted by such Party under this Agreement, including, [**], obligations [**] set forth on Schedule 5.2.10 (Cybersecurity).
5.2.11    R&D Ethics & Compliance. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then each Party’s compliance officer responsible for Development activities (or other equivalent personnel of either Party) (each, an “R&D Compliance Officer”) will meet within [**] following the License Effective Date to (a) review each Party’s Internal Policies relevant to the Shared Global Development Activities to be undertaken in accordance with this Agreement; (b) discuss implications for the Collaboration; and (c) propose to the JDC within [**] following the License Effective Date (unless otherwise agreed by the Parties in writing) a plan regarding how each Party’s R&D Compliance Officer or other appropriate personnel will support the JDC in addressing any ethics or compliance issues and risks with respect to such Shared Global Development Activities. The JDC shall review such plan in good faith and agree to any modifications, with the final agreed plan documented in the JDC minutes.
5.2.12    Material Transfers.
(a)    During the course of the performance of the Shared Global Development Activities, either Party (or such Party’s designee) (the “Materials Transferring Party”) may transfer to the other Party or its designee (the “Materials Receiving Party”) certain Materials for use in connection with such Shared Global Development Activities as contemplated under the Joint Development Plan. Such Materials will be provided under the terms and conditions of this Agreement and in such amount as are described in a material transfer record for the particular transfer (each, an “MTR”), in the form attached hereto as Schedule 5.2.12, which MTR shall set forth the type and name of the Materials transferred, the amount of the Materials transferred, the date of the transfer of such Materials and the proposed use of such Materials by the Materials Receiving Party. For clarity, this Section 5.2.12 (Material Transfers) shall not apply to the supply of Licensed

Compound or Licensed Products, which shall be governed under Article 7 (Manufacturing and Supply).
(b)    MATERIALS SUPPLIED BY THE MATERIALS TRANSFERRING PARTY HEREUNDER ARE SUPPLIED IN “AS IS” CONDITION WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE. ANY MATERIAL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES. THE MATERIALS RECEIVING PARTY WILL HANDLE THE MATERIAL ACCORDINGLY AND WILL INFORM THE MATERIALS TRANSFERRING PARTY IN WRITING OF ANY ADVERSE EFFECTS EXPERIENCED BY PERSONS HANDLING THE MATERIAL.
(c)    The Materials Receiving Party acknowledges that, except for the licenses and other express rights granted herein, it does not have any claim to the Materials supplied by the Materials Transferring Party, or any license or rights to any proprietary information or intellectual property rights in or to the Materials. For clarity, the Materials shall remain the sole and exclusive property of the Materials Transferring Party and shall be returned or destroyed at the request of the Materials Transferring Party.
(d)    The Materials Receiving Party agrees that:
(1)    the Material(s) will be used solely for, and in compliance with, the Shared Global Development Activities as described in the then-current Joint Development Plan;
(2)    the Material(s) will be used in compliance with all Applicable Laws;
(3)    the Material(s) will not be used in human subjects, in Clinical Trials, or for diagnostic purposes involving human subjects (except, in each case, as otherwise described in this Agreement);
(4)    the Material(s) will be used only by the Materials Receiving Party and only in the Materials Receiving Party’s laboratory, except with the prior written consent of the Materials Transferring Party;
(5)    the Material(s) will not be transferred to a Third Party without the prior written consent of the Materials Transferring Party; and
(6)    the Materials Receiving Party shall not reverse engineer or attempt to determine the chemical structure, make-up or sequence of, or determine the chemical or biological properties of, or make or attempt to make any analogues, progeny or derivatives of, or modifications to, such Materials except as expressly required to carry-out such Party’s obligations hereunder, including its activities pursuant to the Joint Development Plan.
(e)    The Materials Receiving Party assumes all liability for damages that may arise from its use, storage or disposal of the Materials. The Materials Transferring Party shall not be liable to the Materials Receiving Party for any loss, claim or demand made by the Materials Receiving Party, or made against the Materials Receiving Party by any Third Party, due to or arising from the use of the Materials, except for claims or demands made by Third Parties to the extent permitted by Applicable Law and to the extent caused by the negligence, willful misconduct, fraud or fraudulent misrepresentation of the Materials Transferring Party. Upon termination of the relevant Shared Global Development Activities requiring use of the Materials or the Agreement in its entirety, as applicable, except for any continuing rights as set forth in this Agreement, the Materials Receiving Party shall discontinue its use of any Materials and shall, upon direction of the Materials Transferring Party, return or destroy (and certify destruction of) any remaining Material in compliance with all Applicable Laws.
5.3    Mersana Opt-Out Right.
5.3.1    New Registration Studies.
(a)    Subject to Section 5.3.1(b), with respect to each New Registration Study proposed to be included in the Joint Development Plan, [**] with respect to such New Registration Study (the “New Registrational Study Materials”) no earlier than [**] of such New Registration Study. During the period ending [**] following Mersana’s receipt of such New Registration Study Materials, Mersana shall have the right to elect, by delivery of written notice to GSK, to opt-out of its obligation to share in the Development Costs for such New Registration Study (the “Mersana Opt-Out Right”). Notwithstanding anything to the contrary set forth herein, the [**] (i) the expiration of such [**] period or (ii) the date on which Mersana exercises its Mersana Opt-Out Right (including if Mersana notifies GSK in writing prior to the delivery of such New Registration Study Materials that Mersana desires to exercise the Mersana Opt-Out Right).
(b)    [**].
5.3.2    Independent Registration Studies.
(a)    If Mersana exercises the Mersana Opt-Out Right with respect to a given New Registration Study prior to the expiration of the applicable [**] period described in Section 5.3.1(a), then GSK shall have the right to conduct such New Registration Study in its sole discretion and at its sole cost and expense; provided that, if GSK so elects to conduct such New Registration Study (thereafter, an “Independent

Registration Study”), (i) the activities conducted by or on behalf of GSK or any of its Affiliates or Sublicensees in connection with such Independent Registration Study shall be GSK Development Activities, and (ii) subject to Section 5.3.2(c), any Out-of-Pocket Costs, Development FTE Costs or Manufacturing Costs incurred by GSK or any of its Affiliates in connection with the conduct of such Independent Registration Study shall not be included in the Development Costs but will be at GSK’s sole cost and expense.
(b)    If GSK is conducting any Independent Registration Study pursuant to this Section 5.3.2 (Independent Registration Studies), then, [**], GSK shall provide to the JDC a copy of any Updates to the study plan and budget prepared by or on behalf of GSK (or any of its Affiliates, Sublicensees or subcontractors, as applicable) with respect to such Independent Registration Study, the GSK Development Activities to be conducted with respect to such Independent Registration Study and the Out-Of-Pocket Costs, Development FTE Costs and Manufacturing Costs expected to be incurred by GSK or its Affiliates, in the performance of such Independent Registration Study. During the conduct of such Independent Registration Study, GSK shall provide the JDC with a copy of any material amendments to such Independent Registration Study plan or budget, as applicable, and shall keep the JDC reasonably informed of any progress and results of activities for such Independent Registration Study, [**]. In addition, GSK may elect (in its sole discretion) to share with the JDC one or more of its development plans for the conduct of any other GSK Development Activities pursuant to Section 5.5 (GSK Development Activities). For the avoidance of doubt, any development plan (including any budgets provided in connection therewith) provided by GSK to the JDC pursuant to this Section 5.3.2(b) with respect to any Independent Registration Study or other GSK Development Activities (i) shall be provided for information purposes only, (ii) shall not be subject to agreement by the JDC or Financial Working Group, or approval by the JSC and (iii) GSK shall retain the sole decision-making authority with respect to any such development plan for such Independent Registration Study or other GSK Development Activities, as applicable.
(c)    If Data from any given Independent Registration Study result in (i) receipt of initial Marketing Approval for a Licensed Product in the U.S. or European Union or (ii) if the applicable Licensed Product has already achieved Marketing Approval in the U.S. or European Union, [**], Mersana shall pay to GSK an amount equal to the sum of (i) [**] percent ([**]%) of all Out-of-Pocket Costs, Development FTE Costs and Manufacturing Costs incurred by GSK or any of its Affiliates in the performance of such Independent Registration Study plus (ii) an amount equal to [**] percent ([**]%) of the applicable amount set forth in the foregoing clause (i) ((i) and (ii), collectively, the “Deemed Buy-In”) in accordance with Section 11.4.3 (Deemed Buy-In Payments); provided that Mersana’s obligation to pay the Deemed Buy-In shall be subject to Section 5.2.4(a).

(d)    If Data from any given Independent Registration Study result in (i) receipt of initial Marketing Approval for a Licensed Product in the U.S. or European Union or (ii) if the applicable Licensed Product has already achieved Marketing Approval in the U.S. or European Union, [**], then GSK shall [**] submit to the Financial Working Group a statement of all Out-of-Pocket Costs, Development FTE Costs and Manufacturing Costs incurred by GSK or any of its Affiliates in the performance of such Independent Registration Study in order for the calculation of the applicable Deemed Buy-In to be made in accordance with Section 11.4.3 (Deemed Buy-In Payments).
5.4    Mersana Know-How Transfer. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then Mersana and its Affiliates shall, during the Development Term, reasonably cooperate with, and provide reasonable assistance to, GSK (and its designees) to enable GSK (and its Affiliates, Sublicensees and subcontractors, as applicable) to Exploit the Licensed Compound and any Licensed Products in the Territory in accordance with this Section 5.4 (Mersana Know-How Transfer).
5.4.1    Existing Mersana Know-How Transfer. Promptly following the License Effective Date, to the extent not done so already, Mersana shall transfer to GSK (or its designee), in a manner agreed by the JDC, any material Mersana Know-How that is in the possession and Control of Mersana or any of its Affiliates as of the License Effective Date and necessary or reasonably useful for the Exploitation of the Licensed Compound or any Licensed Products in the Territory in accordance with this Agreement, in a format reasonably acceptable to GSK, but excluding (a) any such Mersana Know-How relating to the Manufacturing of the Licensed Compound or Licensed Products (which shall be transferred pursuant to Section 7.3 (Manufacturing Technology Transfer)); and (b) any Mersana Know-How that was previously transferred to GSK pursuant to Section 3.2 (Option Data Package), Section 3.3 (Information Rights During Option Exercise Period), Section 3.5 (Inability of Mersana to Deliver Option Data Package) or Section 3.6 (Material Breach of Mersana ODP Diligence Obligations), as applicable.
5.4.2    Mersana Know-How Transfer During the Development Term. During the Development Term, Mersana shall promptly disclose to GSK and transfer to GSK (or its designee), in a manner agreed by the JDC, (a) any additional Mersana Know-How that Mersana (or any of its Affiliates) identifies or acquires Control of during the Development Term (including any Data or other Arising Know-How generated by or on behalf of Mersana or any of its Affiliates in connection with the conduct of Shared Global Development Activities), to the extent such Mersana Know-How is necessary or reasonably useful for the Exploitation of the Licensed Compound or any Licensed Products in the Territory in accordance with this Agreement or (b) at GSK’s request, (i) any other Mersana Background Know-How to the extent necessary or useful for the Exploitation of the Licensed Compound or any Licensed Products in the Territory in accordance with this Agreement or (ii) any other Mersana Arising Know-How, in each case ((a) or (b)), that has not previously been transferred to GSK under this Agreement (including pursuant to Section 3.2 (Option Data Package), Section 3.3 (Information Rights During Option Exercise Period), Section 3.5 (Inability of Mersana to Deliver Option Data Package) or Section 3.6 (Material Breach of Mersana ODP Diligence

Obligations, Section 5.4.1 (Existing Mersana Know-How Transfer) or Section 7.3 (Manufacturing Technology Transfer), as applicable), in a format reasonably acceptable to GSK.
5.4.3    Cooperation. During the Development Term, Mersana shall provide GSK (and its designees) with reasonable access by teleconference or in-person (as reasonably requested by GSK) to Mersana personnel (and personnel of its Affiliates and Third Party subcontractors) involved in the Exploitation of the Licensed Compound or any Licensed Product to assist with the transition and the implementation of the Mersana Know-How and answer questions related to Licensed Compound or any Licensed Product.
5.4.4    Allocation of Costs of Mersana Know-How Transfer. Subject to Section 7.3 (Manufacturing Technology Transfer), (a) with respect to the technology transfer of any Mersana Know-How existing as of the License Effective Date pursuant to Section 5.4.1 (Existing Mersana Know-How Transfer), such technology transfer and assistance shall be at no additional cost to GSK; and (b) with respect to the technology transfer of any other Mersana Know-How pursuant to Section 5.4.2 (Mersana Know-How Transfer During the Development Term) and the assistance provided pursuant to Section 5.4.3 (Cooperation), all reasonable Development FTE Costs and Out-of-Pocket Costs incurred by either Party or its Affiliates in conducting such technology transfer and assistance shall be deemed to be Development Costs shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs) and Section 11.4 (Sharing of Development Costs).
5.5    GSK Development Activities. During the Collaboration Term, as between the Parties, GSK will be solely responsible for the conduct of all Development activities (including all non-clinical or pre-clinical studies or Clinical Trials and all activities related to value-evidence outcomes, patient-focused outcomes and epidemiology) for the Licensed Compound and all Licensed Products (including any Combination Products or Combination Therapies) in the Territory, in each case, other than the Shared Global Development Activities, including any Independent Registration Studies conducted pursuant to Section 5.3.2 (Independent Registration Studies) (the “GSK Development Activities”). Notwithstanding the foregoing, from time to time during the Development Term, GSK shall keep the JDC reasonably informed with respect to any material GSK Development Activities, including providing periodic updates with respect thereto.
5.6    GSK Development Diligence. GSK (directly, or through its Affiliates or its or their Sublicensees and subcontractors) will use Commercially Reasonable Efforts to Develop the Licensed Products in the Field in the Territory [**].
ARTICLE 6
REGULATORY MATTERS
6.1    General. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, as between the Parties, except as otherwise provided in this Agreement, including pursuant to Article 10 (Management of the Collaboration) and this Article 6 (Regulatory Matters), GSK shall have the exclusive right to conduct (directly or through any of its Affiliates, Sublicensees or subcontractors), and the sole responsibility for, all regulatory matters for the Licensed Compound or any Licensed Products throughout the Territory, including with respect to (a) any communications, filings, submissions or interactions with any Regulatory

Authority in the Territory in connection with any Development of the Licensed Compound or any Licensed Product; or (b) seeking or maintaining any Regulatory Approvals in the Territory for any Licensed Product. For the avoidance of doubt, as between the Parties, GSK shall have sole responsibility for any regulatory matters in connection with any GSK Development Activities or Independent Registration Studies, including any Regulatory Approvals or any communications, filings, submissions or interactions with any Regulatory Authority, and will own, all Regulatory Filings in the Territory, in connection therewith.
6.2    Shared Global Development Activities. Notwithstanding Section 6.1 (General), If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, the Parties will conduct any regulatory activities with respect to any Shared Global Development Activities in accordance with the regulatory strategy set forth in the Joint Development Plan and the terms of this Article 6 (Regulatory Matters). The JDC will oversee the implementation of, and discuss progress regarding, such regulatory strategy.
6.2.1    Regulatory Responsibilities. Subject to the remainder of this Article 6 (Regulatory Matters), each Party will lead all regulatory matters relating to the Shared Global Development Activities for which such Party is responsible in accordance with the Joint Development Plan (such Party, the “Regulatory Responsible Party”); [**]. Subject to GSK’s right of reference as described in Section 6.3 (Right of Reference), the Regulatory Responsible Party shall file in its name, and will own, all Regulatory Filings for which such Regulatory Responsible Party is responsible and will own all applicable Regulatory Approvals for all Licensed Products in the U.S. or the European Union until, in the case of Regulatory Filings initially owned by Mersana, such Regulatory Filings are assigned to GSK pursuant to Section 6.2.3 (Assignment of Regulatory Filings). Subject to this Article 6 (Regulatory Matters), the Regulatory Responsible Party will have the sole responsibility for (a) overseeing, monitoring and coordinating all applicable regulatory actions, communications and filings with, and submissions to, each applicable Regulatory Authority with respect to each applicable Licensed Product; (b) interfacing, corresponding and meeting with each applicable Regulatory Authority in the Territory with respect to each applicable Licensed Product; and (c) seeking and maintaining all applicable Regulatory Approvals in the Territory with respect to each applicable Licensed Product, in each case ((a)-(c)), for so long as such Party is the Regulatory Responsible Party with respect to the applicable activities.
6.2.2    Regulatory Cooperation. As reasonably requested by the Regulatory Responsible Party from time to time during the Term, the other Party shall promptly provide reasonable assistance to the Regulatory Responsible Party with respect to filings and other interactions with Regulatory Authorities regarding the Licensed Compound and Licensed Products for which such Regulatory Responsible Party is responsible. Each Party shall ensure that sufficient knowledgeable staff are available to provide prompt responses regarding the Licensed Compound and Licensed Products within the timelines as required by applicable Regulatory Authorities, including to provide applicable Data in the possession of such Party (or its Affiliates or Third Party subcontractors) to Regulatory Authorities during the conduct of any regulatory inspection regarding any Shared Global Development Activities.

6.2.3    Assignment of Regulatory Filings. Unless otherwise agreed by the Parties, with respect to each Regulatory Filing (including any applicable IND) that (a) relates solely to the Licensed Compound or any Licensed Product, (b) is not already held in the name of GSK or any of its Affiliates or Sublicensees and (c) with respect to which Mersana is no longer the Regulatory Responsible Party, Mersana will assign to GSK all rights, title, and interests in and to each such Regulatory Filing, and provide GSK a copy of each such Regulatory Filing, on a reasonably prompt timeline as agreed by the Parties.
6.2.4    Meetings and Communications. During the Collaboration Term, each Party will keep the other Party reasonably informed of any material communications from, or meetings with, any Regulatory Authority pertaining to such Party’s Shared Global Development Activities performed under this Agreement promptly following receipt thereof. In addition, during the Collaboration Term, to the extent relating to a Licensed Product, the applicable Regulatory Responsible Party will provide the other Party with: (a) to the extent allowable by Applicable Laws and the relevant Regulatory Authority and to the extent practicable, an opportunity to have one or more of its representatives attend and observe substantive discussions and meetings with the FDA or any other Regulatory Authority with respect to any Clinical Trials or other matters (e.g., CMC or non-clinical issues); (b) a copy of any material documents, reports or correspondence submitted to the FDA or any other Regulatory Authority; and (c) reasonable advanced notice (to the extent practicable) of substantive meetings, scheduled or unscheduled, with the FDA or any other Regulatory Authority. To the extent practicable, each Party will use Commercially Reasonable Efforts to provide all such documents or reports described in clause (b) above to the non-Regulatory Responsible Party at least [**] prior to their submission to the applicable Regulatory Authority (or such later date as the Parties may reasonably agree), and the Regulatory Responsible Party will reasonably consider any comments provided by the non-Regulatory Responsible Party with respect to such documents or reports in good faith. During the Collaboration Term, to the extent a Party receives material written or oral communications from the FDA or any other Regulatory Authority relating to a Licensed Product or activities under this Agreement, such Party shall notify the other Party and provide a copy of any such written communications to the other Party within [**]. In addition, during the Collaboration Term, upon a reasonable request from the other Party, each Party shall provide copies of other documents, reports or communications from or to Regulatory Authorities relating to Licensed Products.
6.3    Rights of Reference. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, each Party shall have the right, without obtaining the approval of the other Party and without additional payment to such other Party (other than payments expressly provided in this Agreement), to reference (including a “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule), and corresponding rights under the foreign equivalents of 21 C.F.R. § 314.3(b) in the applicable countries in the Territory), copy, access and use Data, and all reports, documents, Regulatory Filings, and other information developed by such other Party or any of its Affiliates that is derived from or includes such Data, in each case, that is necessary to Exploit a Licensed Compound or Licensed Product and that is Controlled by such other Party or its Affiliates (a) for purposes of preparing and submitting INDs, NDAs, BLAs and other Regulatory Filings for the Licensed Products, and (b) preparing and filing patent applications, in each case ((a) and (b)), in accordance with this Agreement.
6.4    Recall, Withdrawal or Field Alert of a Licensed Product. If any Governmental Authority threatens in writing or initiates any action to remove a Licensed Product from the market (in whole or in part) in the Territory, then the Party receiving notice thereof will notify the other Party of such communication immediately, but in no event later than [**] following receipt thereof.
ARTICLE 7
MANUFACTURING AND SUPPLY
7.1    General. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, as between the Parties, except as otherwise provided in this Agreement, including pursuant to Article 5 (Development), Article 10 (Management of the Collaboration) and this Article 7 (Manufacturing and Supply), GSK shall have the exclusive right to conduct (directly or through any of its Affiliates, Sublicensees or subcontractors), and the sole responsibility for, the Manufacturing of the Licensed Compound (including any component piece thereof for the Manufacturing of the Licensed Compound and any Licensed Products for Development and Commercialization in the Field in the Territory, subject to the Mersana Retained Rights and Mersana’s and its Affiliates’ and (sub)licensees’ reserved right to Manufacture or have Manufactured such components for other purposes that are consistent with Mersana’s obligations under Section 4.5 (Exclusivity)) or any Licensed Products throughout the Territory, including any Clinical Manufacturing, Commercial Manufacturing or supply of the Licensed Compound or any Licensed Product.
7.2    Manufacturing Responsibilities. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, the Parties shall conduct the Manufacture and supply of the Licensed Compound and Licensed Products in the Territory, including any Clinical Manufacturing, CMC Development under the Joint Development Plan, supply chain strategy, establishment of Manufacturing sources, capacity and supply chains, or Commercial Manufacturing with respect thereto, in accordance with this Section 7.2 (Manufacturing Responsibilities).
7.2.1    JMC Oversight; Efforts. During the Development Term, the JMC, in consultation with JDC and the Financial Working Group, shall oversee the Clinical Manufacture and supply of the Licensed Compound and Licensed Products for the Shared Global Development Activities, including any CMC Development under the Joint Development Plan, supply chain strategy and establishment of Manufacturing sources, capacity or supply chains with respect thereto, in accordance with this Article 7 (Manufacturing and Supply) and Section 10.3 (Joint Manufacturing Committee).
7.2.2    Clinical Supply.
(a)    As between the Parties, from the License Effective Date until the Manufacturing Transition Date, Mersana will (either itself or with or through an Affiliate or a Third Party subcontractor) Clinically Manufacture and supply the Licensed Compound and Licensed Products as required for the performance of all Development under the Initial Development Plan and all Shared Global Development Activities and GSK Development Activities, as applicable. To the extent the Manufacturing Costs for such supply are included as Development Costs under the Joint Development Budget or described in Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b), such Manufacturing Costs will be shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs) and Section 11.4 (Sharing of Development Costs). Such Clinical Manufacturing and supply of the Licensed Compound and Licensed Products by Mersana to GSK will be pursuant to, and subject to the terms of, the applicable Clinical Supply Agreement to be entered into by the Parties pursuant to Section 7.2.2(c). Without limiting the foregoing, in connection with Mersana’s Clinical Manufacture and supply of the Licensed Compound and Licensed Products for the conduct of any activities under the Collaboration (including for the conduct of any Shared Global Development Activities for which Mersana is responsible under the Joint Development Plan), Mersana shall provide to GSK (A) qualified person declaration, per Directive 2001/83/EC of the European Parliament (“QP Declaration”), in a form reasonably acceptable to GSK, for the complete GMP supply chain (as described in applicable guidance, e.g., EMA/196292/2014)of the Licensed Compound and Licensed Products supplied by or on behalf of Mersana to GSK, (B) necessary and available supporting documentation with respect to such QP Declaration as demonstrated in the most recent quality control audits, (C) access to all audit reports related to quality control for the Licensed Compound and Licensed Products supplied by or on behalf of Mersana to GSK; and (D) upon release of any batches of Licensed Compound or Licensed Product supplied by or on behalf of Mersana to GSK for the conduct of any Clinical Trials for the Licensed Product for which GSK is the sponsor, a QP Declaration covering Manufacture of unlabeled vials referencing any applicable Regulatory Filings.
(b)    Following the Manufacturing Transition Date, as between the Parties, except as otherwise expressly provided under this Agreement or mutually agreed by the Parties in a Clinical Supply Agreement entered into pursuant to Section 7.2.2(c), GSK shall be solely responsible for all Clinical Manufacture and supply of the Licensed Compound (including any component piece thereof for the Manufacturing of the Licensed Compound and any Licensed Products for Development and Commercialization in the Field in the Territory, subject to the Mersana Retained Rights and Mersana’s and its Affiliates’ and (sub)licensees’ reserved right to Manufacture or have Manufactured such components for other purposes that are consistent with Mersana’s obligations under Section 4.5 (Exclusivity)) and Licensed Products throughout the Territory (including for the performance of all Shared Global Development Activities or GSK Development Activities, as applicable), [**]. Notwithstanding anything to the contrary in the foregoing, if, following the Manufacturing Transition Date, Mersana requests supply of Licensed Compound or Licensed Products from GSK for the conduct of any Shared Global Development Activities by or on behalf of Mersana (or any of its Affiliates or Third Party subcontractors) hereunder, then, with respect to any such Licensed Compound or Licensed Product that is Clinically Manufactured and supplied to Mersana (or its Affiliate or Third Party subcontractor) by or on behalf of GSK (or any of its Affiliates or Sublicensees), such Licensed Compound or Licensed Product shall be supplied pursuant to, and subject to the terms of, the applicable Clinical Supply Agreement to be entered into by the Parties pursuant to Section 7.2.2(c). To the extent the Manufacturing Costs for such supply are included as Development Costs under the Joint Development Budget or described in Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b), such Manufacturing Costs will be shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs) and Section 11.4 (Sharing of Development Costs). Without limiting the foregoing, in connection with GSK’s Clinical Manufacture and supply of the Licensed Compound and Licensed Products to Mersana, GSK shall provide to Mersana (A) a QP Declaration, in a form reasonably acceptable to Mersana, for the complete supply chain of the Licensed Compound and Licensed Products supplied by or on behalf of GSK to Mersana, (B) necessary and available supporting documentation with respect to such QP Declaration as demonstrated in the most recent quality control audits, (C) access to all audit reports related to quality control for the Licensed Compound and Licensed Products supplied by or on behalf of GSK to Mersana; and (D) upon release of any batches of Licensed Compound or Licensed Product supplied by or on behalf of GSK to Mersana for the conduct of any Clinical Trials for the Licensed Product for which Mersana is the sponsor, a QP Declaration covering Manufacture of unlabeled vials referencing any applicable Regulatory Filings. [**].
(c)    With respect to Party’s obligation to Clinically Manufacture and supply the Licensed Compound and Licensed Products pursuant to Section 7.2.2(a) or Section 7.2.2(b), following the License Effective Date, the Parties shall negotiate in good faith and enter into one or more mutual clinical supply agreement(s) (each such supply agreement, together with any related quality agreement(s), a “Clinical Supply Agreement”); provided that each Clinical Supply Agreement shall include terms for the required lead time from the date the Party supplying Licensed Products receives the purchase order from the other Party and the requested delivery date in the purchase order and will be on terms customary for supply agreements between collaboration partners with respect to Development of products and be consistent with any key terms as may be agreed between the Parties prior the License Effective Date pursuant to Section 3.3.2 (Technology Transfer Planning) and this Section 7.2.2 (Clinical Supply).
7.2.3    Commercial Supply. During the Collaboration Term, as between the Parties, GSK shall be solely responsible for the Commercial Manufacturing and supply of the Licensed Compound (including any component piece thereof for the Manufacturing of the Licensed Compound and any Licensed Products for Development and Commercialization in the Field in the Territory, subject to the Mersana Retained Rights and Mersana’s and its Affiliates’ and (sub)licensees’ reserved right to Manufacture or have Manufactured such components for other purposes that are consistent with Mersana’s obligations under Section 4.5 (Exclusivity)) and Licensed Products throughout the Territory[**]. If Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), the Licensed Compound and

Licensed Products that are Commercially Manufactured or supplied by or on behalf of GSK or Mersana (or any of their respective Affiliates or Sublicensees) for sale in the Shared Territory shall be supplied at a price equal to the Manufacturing Costs and included as Allowable Expenses in accordance with Section 11.5 (Pre-Tax Profit or Loss Sharing).
7.3    Manufacturing Technology Transfer. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, without limiting Section 5.4 (Mersana Know-How Transfer), Mersana shall conduct a manufacturing technology transfer to GSK in accordance with this Section 7.3 (Manufacturing Technology Transfer) to enable GSK (and its Affiliates, Sublicensees and subcontractors, as applicable) to Manufacture and supply the Licensed Compound and Licensed Products in the Territory in accordance with this Agreement (the “Manufacturing Tech Transfer”).
7.3.1    Manufacturing Tech Transfer Plan. Within [**] following the establishment of the JMC pursuant to Section 10.3.1 (Establishment of JMC), the JMC will discuss, prepare and agree upon an initial Manufacturing technology transfer plan for the transfer from Mersana of Know-How within the Mersana Technology necessary or reasonably useful to Manufacture the Licensed Compound and Licensed Products (such plan, as approved by the JSC pursuant to this Section 7.3.1 (Manufacturing Tech Transfer Plan), the “Manufacturing Tech Transfer Plan”), which will include details regarding the Parties’ respective responsibilities under the Manufacturing Tech Transfer Plan (including any applicable timelines with respect thereto and the format of, and media for exchanging, any of the Mersana Know-How necessary or reasonably useful for the Manufacture of the Licensed Compound or any Licensed Product, as applicable) [**]; provided that the Manufacturing Tech Transfer Plan shall (a) be consistent with any key terms as may be agreed between the Parties prior the License Effective Date pursuant to Section 3.3.2 (Technology Transfer Planning); and (b) include transfer to GSK (or its designee) of (i) [**] and (ii) either (A) [**]; or (B) approximately [**] percent ([**]%) [**] for use with the Licensed Compound and Licensed Products. The JMC shall submit its recommendation for the initial Manufacturing Tech Transfer Plan [**] or any subsequent amendments thereto to the JSC to review, discuss and determine whether to approve; provided that such initial Manufacturing Tech Transfer Plan [**] or any subsequent amendments thereto shall only be effective upon approval thereof by the JSC. Following approval by the JSC, such Manufacturing Tech Transfer Plan shall be included as part of the Joint Development Plan [**], in each case, subject to the applicable terms of this Agreement. At any time following approval of the Manufacturing Tech Plan, until Completion of the Manufacturing Tech Transfer, either Party shall have the right to propose an amendment to the Manufacturing Tech Transfer Plan to the JMC for review and discussion in accordance with this Section 7.3.1 (Manufacturing Tech Transfer Plan).
7.3.2    Performance of Manufacturing Tech Transfer. Following the JSC’s approval of the Manufacturing Technology Transfer Plan pursuant to Section 7.3.1 (Manufacturing Tech Transfer Plan), the Parties will perform the Manufacturing Tech Transfer in accordance with the Manufacturing Tech Transfer Plan (including the applicable timelines set forth therein [**]). Notwithstanding anything to the contrary in Section 5.4 (Mersana Know-How Transfer), the JMC will manage and oversee the transfer of Know-How within the Mersana Technology as set forth in the Manufacturing Tech Transfer Plan. Without limiting the foregoing, each Party will use Commercially Reasonable Efforts to facilitate GSK’s and Mersana’s shared goal of an orderly transition and successful completion of the Manufacturing Tech Transfer in accordance with the timelines set forth in the Manufacturing Tech Transfer Plan and the [**] and uninterrupted Development of the Licensed Compound and Licensed Products in compliance with any applicable GMP requirements.
7.3.3    Completion of Manufacturing Tech Transfer. The Manufacturing Tech Transfer shall be deemed completed (the “Completion of Manufacturing Tech Transfer”) upon the first date on which all of the following conditions have been satisfied, to the extent applicable (the date on which all of the applicable conditions set forth in clauses (a)-(c) have been satisfied, the “Manufacturing Transition Date”):
(a)    The activities under the Manufacturing Tech Transfer Plan, including achievement of any applicable success criteria as set forth therein, have been completed [**].
(b)    [**].
(c)    [**].
7.4    Manufacturing Cost Reimbursement.
7.4.1    Licensed Product Allocated to Shared Global Development Activities. With respect to any unit of Licensed Product where the Manufacturing Costs of such unit of Licensed Product were included as Development Costs to be shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs) or Section 11.4 (Sharing of Development Costs), as applicable, without limiting GSK’s Royalty, Milestone Payment or other payment obligations under this Agreement:
(a)    if GSK or any of its Affiliates or Sublicensees (i) [**] or (ii) [**] conduct Shared Global Development Activities or [**], then GSK shall reimburse Mersana an amount equal to [**] percent ([**]%) of the Manufacturing Costs for such unit of Licensed Product;
(b)    if GSK or any of its Affiliates or Sublicensees provides such Licensed Product to a Third Party for purposes of conducting Shared Global Development Activities [**], then GSK shall pay to Mersana an amount equal to [**] percent ([**]%) of such consideration;
(c)    notwithstanding the foregoing, with respect to any amount payable by GSK pursuant to Section 7.4.1(a) or Section 7.4.1(b), as applicable, in lieu of [**]; and
(d)    the Parties shall discuss and agree (via the Financial Working Group, in consultation with the JDC, JCC and JMC, and subject to JSC approval) the appropriate methodology for calculating any such amount [**], as applicable, and, following the determination of such amount by the Financial Working Group in accordance with such methodology, GSK shall pay such reimbursement amount (but, for clarity, excluding any amount for which [**]) within [**] following GSK’s receipt of an invoice from Mersana in accordance with Section 11.9.2 (Invoicing) with respect thereto.
7.4.2    Licensed Product Allocated to Other Activities. With respect to any Licensed Product where the Manufacturing Costs of such Licensed Product were not included as Development Costs to be shared by the Parties in accordance with Section 5.2.4 (Shared Development Costs) and Section 11.4 (Sharing of Development Costs) because the [**] allocated such Licensed Product inventory to be used in Development activities that are not Shared Global Development Activities, inventory to be used in Commercialization in the Shared Territory, or inventory to be used in Commercialization in the GSK Territory, if such Licensed Product is later used in Shared Global Development Activities, then each Party shall pay to the other Party an amount such that GSK has incurred [**] percent ([**]%) of the Manufacturing Costs of such Licensed Product and Mersana has incurred [**] percent ([**]%) of the Manufacturing Costs of such Licensed Product.
ARTICLE 8
COMMERCIALIZATION
8.1    General. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, as between the Parties, except as otherwise provided in this Agreement (including pursuant to this Article 8 (Commercialization), Article 9 (Profit Share Election; Co-Promotion Right), as applicable, or Article 10 (Management of the Collaboration)), GSK shall have the exclusive right to conduct (directly or through any of its Affiliates, Sublicensees or subcontractors), and the sole responsibility for, the Commercialization of all Licensed Products throughout the Territory.
8.2    Diligence. Subject to obtaining and maintaining the applicable Marketing Approval for a Licensed Product in the Field in the applicable country or regulatory jurisdiction in the Territory, GSK (directly, or through its Affiliates, its or their Sublicensees or subcontractors) will use Commercially Reasonable Efforts to Commercialize such Licensed Product for at least [**].
8.3    Commercialization Advisory Committee.
8.3.1    Establishment of CAC. No later than [**] following the date on which GSK has formed the first internal brand team for a Licensed Product in the U.S. (the “GSK Brand Team”), the Parties shall establish a Commercialization Advisory Committee (the “CAC”), which shall be composed of [**] representatives from each of Mersana and GSK.
8.3.2    Commercialization Framework; Responsibilities of the CAC. Following the formation of the CAC, in order to allow Mersana to make an informed decision on the exercise of its Profit Share Election or its Co-Promotion Right, as applicable, GSK will provide [**] to the CAC for review and discussion following the creation of the same (and, until the delivery of the Mersana Option Package pursuant to Section 9.1.1 (Exercise of Profit Share Election), any updates thereto) by the [**] in the normal course of GSK’s internal business operations for commercial planning: [**], collectively, the “Commercialization Framework”). The CAC shall review and discuss the planned Commercialization of the Licensed Products in the U.S. and Mersana’s Profit Share Election and Co-Promotion Right, including the Commercialization Framework, but shall serve an informational and advisory purpose only and shall have no decision-making authority.
8.3.3    CAC Meetings. During the term set forth in Section 8.3.4 (Term of the CAC), the CAC shall meet [**] (or more or less frequently as agreed by the Parties in writing). At least [**] per year will be in-person, unless the Parties agree to meet by an alternative mechanism (e.g., telephone or videoconference). CAC meetings may be conducted by telephone, videoconference or in person. Any in-person CAC meetings shall be held on an alternating basis between Mersana’s and GSK’s facilities, unless otherwise agreed by the Parties in writing. Each Party shall be responsible for its own expenses in attending such meetings. The Alliance Managers shall provide the members of the CAC with no less than [**] notice of each regularly scheduled meeting.
8.3.4    Term of the CAC. The CAC shall meet in accordance with Section 8.3.3 (CAC Meetings) until the earlier of (a) if Mersana does not exercise its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election) prior to the expiration of the Mersana Exercise Period, the expiration of the Mersana Exercise Period or (b) if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), the formation of the JCC pursuant to Section 10.4.1 (Establishment of JCC).
8.4    [**].
8.5    Limited Disclosure. For the avoidance of doubt, except as set forth in Section 8.3.2 (Commercialization Framework; Responsibilities of the CAC), Section 11.6.4(b) or Section 11.7.8 (Royalty Reporting) (or, if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election) or its Co-Promotion Option pursuant to Section 9.2.1 (Exercise of Co-Promotion Right, as set forth in Article 9 (Profit Share Election; Co-Promotion Right) or Section 10.4.2 (Responsibilities of the JCC)), as applicable, GSK shall have no obligation to provide any information to Mersana with respect to any Commercialization activities conducted by or on behalf of GSK or any of its Affiliates or Sublicensees with respect to the Licensed Products in the Territory.
ARTICLE 9
PROFIT SHARE ELECTION; CO-PROMOTION RIGHT
9.1    Profit Share Election.
9.1.1    Exercise of Profit Share Election. Subject to the terms of this Agreement, including this Article 9 (Profit Share Election; Co-Promotion Right), Mersana shall have the right to elect to share the Pre-Tax Profit or Loss for the Licensed Products in the Shared Territory (the “Profit Share Election”). If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, [**] following [**], GSK shall prepare, and provide to Mersana, the following: (a) [**]; (b) an update to the Commercialization Framework; (c) a [**] budget of anticipated costs expected to be incurred in connection with Commercialization activities to be conducted by or on behalf of GSK or any of its Affiliates in the U.S. during the current [**] (broken down by [**]); and (d) [**] ((c) and (d), collectively, the “Shared Territory Commercialization Estimates”), in each case ((a)-(d)), to the extent (i) in GSK’s Control and possession (or reasonably available to GSK) without requiring GSK (or any of its Affiliates) to perform any additional activities or analysis at the relevant time and (ii) GSK is permitted to share such information with Mersana under Applicable Law or its agreements with Third Parties (collectively, the “Mersana Option Package”). Mersana may exercise the Profit Share Election by delivery of written notice to GSK (the “Profit Share Election Notice”) at any time during the [**]-period following Mersana’s receipt of the Mersana Option Package (the “Mersana Exercise Period”). In addition to the Mersana Option Package, GSK shall, during the Mersana Exercise Period, use commercially reasonable efforts to respond to Mersana’s reasonable questions regarding the Mersana Option Package, to the extent that the answers thereto are known to GSK at the time of the query and GSK is permitted to share such information under Applicable Law and its agreements with Third Parties. Upon Mersana’s reasonable request, GSK agrees to [**] to discuss any follow-up concerns, to be scheduled at a mutually agreeable date and time.
9.1.2    Effect of Profit Share Election. If Mersana delivers the Profit Share Election Notice prior to the expiration of the Mersana Exercise Period pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, from and after GSK’s receipt of such notice (such date, the “Profit Share Start Date”), (a) subject to Section 11.5.5(c), the Parties shall share the Pre-Tax Profit or Loss in the Shared Territory in accordance with Section 11.5 (Pre-Tax Profit or Loss Sharing); (b) the JCC and Financial Working Group shall discuss the [**] budget included in the Shared Territory Commercialization Estimates provided by GSK pursuant to Section 9.1.1 (Exercise of Profit Share Election), and GSK shall reasonably consider any comments Mersana may have with respect thereto, and, following such discussion and any amendments resulting therefrom, such [**] budget shall automatically be deemed the initial binding budget for Commercialization activities to be conducted by or on behalf of GSK or any of its Affiliates (or, if Mersana also exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), any Detailing activities by the Parties under the Detailing Plan) with respect to the Licensed Products in the Shared Territory for such [**] (such budget, and any subsequent Updates provided pursuant to this Section 9.1.2 (Effect of Profit Share Election), the “Shared Territory Commercialization Budget”); and (c) the JCC and Financial Working Group shall discuss the [**] forecasted budget included in the Shared Territory Commercialization Estimates provided by GSK pursuant to Section 9.1.1 (Exercise of Profit Share Election), and GSK shall reasonably consider any comments Mersana may have with respect thereto, and, following such discussion and any amendments resulting therefrom, such [**] forecasted budget shall automatically be deemed the initial non-binding forecast for Commercialization activities to be conducted by or on behalf of GSK or any of its Affiliates (or, if Mersana also exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right, any Detailing activities by the Parties under the Detailing Plan) for the [**] period following the [**] covered by the Shared Territory Commercialization Budget (such forecast, and any subsequent Updates provided pursuant to this Section 9.1.2 (Effect of Profit Share Election), the “Shared Territory Commercialization Forecast”). On [**] basis in accordance with GSK’s internal timelines and procedures for updating commercialization budgets, following discussion at the JCC and Financial Working Group (following which GSK shall reasonably consider any comments Mersana may have), GSK shall Update the Shared Territory Commercialization Budget and the Shared Territory Commercialization Forecast and deliver such Updates to the JCC and the Financial Working Group.
9.2    Co-Promotion Right.
9.2.1    Exercise of Co-Promotion Right. Subject to the terms of this Agreement, including the remainder of this Section 9.2 (Co-Promotion Right) and Section 9.3 (Termination of Co-Promotion Right), if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), Mersana shall also have the right to elect to co-Detail the Licensed Products with GSK in the Shared Territory in accordance with this Section 9.2 (Co-Promotion Right) (the “Co-Promotion Right”). Mersana may exercise the Co-Promotion Right at any time until the expiration of the Mersana Exercise Period by delivery of written notice to GSK (such notice, the “Co-Promotion Exercise Notice” and the date on which Mersana delivers such notice to GSK, the “Co-Promotion Exercise Date”)); provided that, if Mersana exercises its Co-Promotion Right: (a) the Co-Promotion Exercise Notice shall be delivered to GSK together with the Profit Share Election Notice (for clarity, Mersana may not exercise its Co-Promotion Right pursuant to this Section 9.2.1 (Exercise Co-Promotion Right) unless Mersana also exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), but Mersana may exercise its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election) without also exercising its Co-Promotion Right pursuant to this Section 9.2.1 (Exercise of Co-Promotion Right)); and (b) the Co-Promotion Exercise Notice shall also include the percentage of Details that Mersana desires to perform under the Detailing Plan, which shall be at least [**] percent ([**]%) but not more than [**] percent ([**]%) of the total Details to be performed by the Parties under the Detailing Plan (such percentage, the “Selected Detailing Participation Level”).
9.2.2    Detailing Plan. If Mersana exercises its Co-Promotion Right in accordance with Section 9.2.1 (Exercise of Co-Promotion Right) prior to the expiration of the Mersana Exercise Term, then, subject to Section 9.3 (Termination of Co-Promotion Right), promptly following the Co-Promotion Exercise Date and the formation of the JCC pursuant to Section 10.4.1 (Establishment of JCC), the JCC shall discuss, agree and prepare a recommendation for a comprehensive plan setting forth, as between the Parties, their respective Detailing responsibilities, the allocation of Detail opportunities and target healthcare professionals and their respective Detail positioning, in each case, for the Licensed Products in the Shared Territory (the “Detailing Plan”); provided that (a) unless otherwise mutually agreed by the Parties, the Detailing Plan shall provide that Mersana shall be responsible for conducting Details consistent with the Selected Detailing Participation Level as designated in the Co-Promotion Exercise Notice; and (b) the allocation of Detailing opportunities under the Detailing Plan shall be mutually agreed, based in part on the Selected Detailing Participation Level, and ensuring that Detailing opportunities are distributed reasonably and equitably between the Parties, taking into account all relevant factors, including resources and capabilities in specific geographies, centers of excellence, and prescriber opportunities. Following the JCC’s preparation and agreement on their recommendation for the initial Detailing Plan, the JCC will provide such recommendation to the JSC to review, discuss and determine whether to approve such proposed initial Detailing Plan. From time to time, during the Co-Promotion Term, either Party shall have the right to propose to the JCC Updates or amendments to the Detailing Plan and the JCC shall discuss, agree and prepare a recommendation with respect to any such proposed Update or amendment to the Detailing Plan and, in turn, provide such recommendation to the JSC to review, discuss and determine whether to approve such proposed Update or amendment to the Detailing Plan. For the avoidance of doubt, the initial Detailing Plan (or any subsequent Update or amendment thereto) shall only become effective upon approval thereof by the JSC. Any such Updates or amendments to the Detailing Plan may be memorialized in the JCC and JSC meeting minutes until the next [**] Update to the Detailing Plan, at which time such Updates or amendments will be added to the Updated Detailing Plan. Notwithstanding anything in this Agreement to the contrary, except as otherwise agreed by the Parties, Mersana shall not have the right to perform any of its obligations under the Detailing Plan via any Third Party subcontractor (including any contract sales organization).
9.2.3    Detailing Reports. If Mersana exercises its Co-Promotion Right in accordance with Section 9.2.1 (Exercise of Co-Promotion Right), then, within [**] following the end of each [**] occurring during the Co-Promotion Term following the approval of the initial Detailing Plan by the JSC pursuant to Section 9.2.2 (Detailing Plan), each Party shall prepare and deliver to the JCC a written report summarizing, in a format and with a level of detail to be agreed by the JCC, the material Detailing activities conducted by or on behalf of such Party with respect to the Licensed Products under the Detailing Plan in the Shared Territory during such [**], including identifying any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner its future performance of activities assigned to it under the then-current Detailing Plan or otherwise materially adversely affect the Exploitation of the Licensed Compound or any Licensed Product (each, a “Detailing Report”).
9.2.4    Marketing Messaging Participation. If Mersana exercises its Co-Promotion Right in accordance with Section 9.2.1 (Exercise of Co-Promotion Right) then, subject to Section 9.3 (Termination of Co-Promotion Right), Mersana shall have the right to participate in the following activities on an ongoing basis (if applicable) during the Co-Promotion Term through the JSC (except as provided in clause (c) of this Section 9.2.4 (Marketing Messaging Participation): [**], (i) following the creation of the same by GSK or its Affiliates in the normal course of GSK’s internal business operations, (ii) to the extent solely related to the Licensed Product in the Shared Territory and (iii) to the extent that GSK is permitted to share such information under Applicable Law or its agreements with Third Parties.
9.3    Termination of Co-Promotion Right.
9.3.1    Notice.

(a)    Without limiting any other rights and remedies either Party may have under this Agreement, or at law or in equity, if, in connection with its conduct of its obligations under the Detailing Plan, the other Party materially breaches (i) its obligations under Section 9.4 (Compliance) or Section 9.5 (Marketing) to comply with any Applicable Laws (including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.)), Guidelines or USPPs governing off-label promotion of pharmaceutical products in the Shared Territory or (ii) certain key performance parameters to be mutually agreed by the Parties in the Detailing Plan, then such Party will have the right to provide written notice to such other Party of the occurrence of any such event, which notice will expressly reference this Section 9.3.1 (Notice) and reasonably describe the alleged material breach and state such Party’s intent to terminate Mersana’s Co-Promotion Right under this Agreement if such breach is not cured or remediated in all material respects in accordance with this Section 9.3 (Termination of Co-Promotion Right).
(b)    If Mersana undergoes a Change of Control as described in Section 19.3.4, then GSK will have the right to provide written notice to Mersana stating GSK’s intent to terminate the Co-Promotion Right under this Agreement pursuant to Section 9.3.2(b).
9.3.2    Termination for Non-Compliance with Applicable Law or Change of Control.
(a)    With respect to any material breach described in Section 9.3.1(a)(i), the non-breaching Party may terminate Mersana’s Co-Promotion Right in the Shared Territory immediately upon delivery of the notice to the breaching Party pursuant to Section 9.3.1 (Notice).
(b)    If Mersana undergoes a Change of Control as described in Section 19.3.4, and [**], then GSK shall have the right to terminate the Co-Promotion Right immediately upon delivery of the notice to Mersana pursuant to Section 9.3.1(b), which notice must be provided within [**] after Mersana notifies GSK of such Change of Control pursuant to Section 19.3.1.
9.3.3    Termination for Failure to Perform Detailing Obligations. With respect to any material breach described in Section 9.3.1(a)(ii), if the breaching Party fails to cure or remediate such material breach in all material respects within [**] following delivery of the notice to the breaching Party pursuant to Section 9.3.1 (Notice), the non-breaching Party may terminate Mersana’s Co-Promotion Right in the Shared Territory on written notice; provided, however, that, promptly following delivery of such notice, the Parties shall discuss in good faith and agree on a remediation plan to resolve any such failure to perform.
9.3.4    Effects of Termination of Co-Promotion Rights.
(a)    If Mersana’s Co-Promotion Right in the Shared Territory has terminated pursuant to this Section 9.3 (Termination of Co-Promotion Right) or Section 19.3 (Change of Control), then, notwithstanding any provision to the contrary set forth in this Agreement, the following effects of such termination will apply beginning on the applicable effective date of the termination of Mersana’s Co-Promotion Right in the Shared Territory as set forth in Section 9.3.2 (Termination for Non-Compliance with Applicable Law or Change of Control) or Section 9.3.3 (Termination for Failure to Perform Detailing Obligations), as applicable (the “Co-Promotion End Date”): (i) the Co-Promotion Term shall [**] expire; (ii) subject to Section 11.5 (Pre-Tax Profit or Loss Sharing), GSK shall have sole responsibility for all Commercialization of the Licensed Compound and all Licensed Products throughout the Territory (including all Detailing activities with respect thereto) in accordance with Section 8.1 (General); (iii) GSK shall have no further obligation to provide any Updates to the Detailing Plan or Detailing Budget or otherwise deliver any additional reporting or information with respect to the Detailing Plan, including pursuant to Section 9.2 (Co-Promotion Right), including any rights under Section 9.2.4 (Marketing Messaging Participation); (iv) Mersana shall [**] cease conducting all Detailing of Licensed Products in the Shared Territory and any other activities under the Detailing Plan (except as otherwise directed by GSK, in its sole discretion in connection with any wind-down process); and (v) Mersana shall (and shall ensure that all of its Sales Representatives personnel) return or destroy (at GSK’s direction) all Marketing Materials (including Promotional Materials) for the Licensed Products in the Territory or any other Confidential Information of GSK related to the Detailing activities in Mersana’s (or any such Sales Representative’s) possession.
(b)    Notwithstanding anything to the contrary in this Agreement, in the event of a Dispute regarding the existence of any breach by Mersana described in Section 9.3.1(a)(i), Mersana shall cease all Detailing activities in the Shared Territory, and Mersana’s Co-Promotion Right (together with the license grant to Mersana under Section 4.2(c)) shall be suspended, until such time as the dispute is finally resolved pursuant to Article 18 (Dispute Resolution). If such Dispute is finally resolved in Mersana’s favor in accordance with Article 18 (Dispute Resolution) [**], then, [**], such Commercial FTE Costs shall be included as Total Sales Representatives Costs shared by the Parties as part of the Pre-Tax Profit or Loss pursuant to Section 11.5 (Pre-Tax Profit or Loss Sharing).
9.4    Compliance. If Mersana exercises its Co-Promotion Right in accordance with Section 9.2.1 (Exercise of Co-Promotion Right) prior to the expiration of the Mersana Exercise Term, then, subject to Section 9.3 (Termination of Co-Promotion Right), the terms of this Section 9.4 (Compliance) shall apply.
9.4.1    Establishment of Compliance Program. The compliance officers (or equivalent personnel) from each Party with responsibility for Commercialization of such Party’s products (the “Compliance Officers”) will meet to align on a compliance program applicable to the Licensed Products in the Shared Territory that includes the concepts set forth in this Section 9.4 (Compliance) along with the requirement to perform regular risk assessments relating to the Detailing activities undertaken by the applicable Party in the Shared Territory pursuant to the Detailing Plan (the “Compliance

Program”). The Compliance Program will be presented to the JCC for review and discussion. Each Party will ensure that it will perform, and will ensure that each of its Affiliates (and, with respect to GSK, its Sublicensees, and subcontractors, as applicable) perform, all Detailing activities in a professional and ethical business manner and in compliance with the Compliance Program and the Approved Labeling and each Party will provide appropriate training to its employees, Sales Representatives, Affiliates (or, with respect to GSK, its Sublicensees and subcontractors) on the foregoing, except that GSK will provide such training to Mersana’s employees, Sales Representatives and Affiliates to the extent specified in this Article 9 (Profit Share Election; Co-Promotion Right).
9.4.2    Compliance Resourcing. In order to ensure adherence to the Compliance Program across all Detailing activities undertaken in the Shared Territory pursuant to the Detailing Plan, each Party will maintain resources sufficient to conduct at least the following activities: [**].
9.4.3    Applicable Laws and Guidelines. Each Party shall conduct its Detailing activities undertaken in the Shared Territory pursuant to the Detailing Plan in accordance with the requirements of this Agreement, Applicable Laws and Guidelines and shall cooperate with one another in any efforts toward ensuring that marketing and promotional practices in respect of the Licensed Products meet the standards required by: (a) Applicable Laws; and (b) applicable guidelines concerning the advertising and promotion of prescription drug products, including (i) the Office of the Inspector General’s Compliance Guidance Program, (ii) the American Medical Association Guidelines on Gifts to Physicians, (iii) the Pharmaceutical Research and Manufacturers of America’s (A) Code on Interactions with Healthcare Professionals and (B) Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results, and (iv) the standards set forth by the Accreditation Council for Continuing Medical Education relating to educating the medical community in the United States, in each case, to the extent applicable to the Detailing activities hereunder and as may be amended or supplemented from time to time (such guidelines, the “Guidelines”). In addition, each Party shall obtain and maintain all licenses, permits, approvals and other authorizations applicable to it to enable it to perform its respective Detailing obligations hereunder. The Parties shall cooperate in good faith to update their obligations under this Section 9.4 (Compliance) from time to time to reflect any changes in any of the foregoing (a) – (b). Each of the Parties agrees and acknowledges that it shall comply, and shall ensure that its applicable Affiliates, (or, in the case of GSK, its Third Party subcontractors, as applicable), and its and their respective employees, officers, directors and consultants comply, with the applicable requirements of this Section 9.4.3 (Applicable Laws and Guidelines).
9.4.4    Business Practices. The Parties shall perform all of Detailing activities undertaken in the Shared Territory pursuant to the Detailing Plan in accordance with GSK’s policies regarding the same, known as of the Effective Date as the US Practices Policies, along with any updates thereto, in each case that are provided to Mersana by GSK sufficiently in advance for Mersana to have a reasonable opportunity to implement them (the “USPPs”); provided that, with respect to updates to the USPPs, Mersana shall give effect to any updates to the USPPs as soon as reasonably practicable following receipt of such updates from GSK. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be deemed in breach of this Agreement for not taking, any action that is not in compliance with such Party’s Internal Policies (so long as such action is still compliant with Applicable Laws and Guidelines) or that such Party reasonably believes is not in compliance with Applicable Laws, Guidelines or the USPPs.
9.4.5    Reporting. Each Party shall be responsible for calculating, tracking and reporting transfers of value initiated and controlled by its employees or contractors pursuant to its respective obligations under the requirements of Section 6002 (Transparency Reports and Reporting of Physician Ownership and Investment Interest) of the Patient Protection and Affordable Care Act, commonly referred to as the “Sunshine Act”, and applicable state marketing reporting laws. Subject to Applicable Laws and Guidelines, the value reported to the Centers for Medicare & Medicaid Services shall be the amount expended by the controlling Party, irrespective of the division of or reconciliation of expenses between the Parties.
9.4.6    Cooperation. At the request of either Party, the Parties’ Compliance Officers will convene for purposes of discussing the Compliance Program and resourcing and to share best practices, and if such discussions result in modifications to the Compliance Program, then such modifications shall be presented to the JCC for review and discussion in accordance with Section 9.4.1 (Establishment of Compliance Program). Notwithstanding the foregoing, if either Party becomes aware of an allegation of a significant violation of Applicable Laws or Guidelines or USPPs, such Party shall promptly investigate and timely notify the other Party’s Compliance Officer and General Counsel of the commencement of the investigation. If the investigation is conducted in accordance with the attorney-client privilege, then such notification shall be made pursuant to a joint-defense agreement in order to maintain all attorney-client privilege protections. Such notification shall occur within [**] following the applicable Party becoming aware of an allegation of such a violation.
9.4.7    Audit and Monitoring Rights. GSK shall have the following rights with respect to Mersana’s performance of Detailing activities undertaken in the Shared Territory pursuant to the Detailing Plan:
(a)    GSK or its duly authorized Third Party auditor shall, upon [**] notice and no more frequently than [**], have the right during normal business hours at a time to be agreed by the Parties during the Term and for a period of [**] thereafter for any reason, to examine and copy such books and records and all other documents and materials in the possession of or under the control of Mersana relating to the conduct of all Detailing activities undertaken by Mersana in the Shared Territory pursuant to the Detailing Plan under this Agreement. GSK or its third-party auditor shall have access to [**] with respect to the conduct of such Detailing activities under of this Agreement, shall have access to all applicable necessary records and [**]. GSK’s costs for any such on-site audit shall be borne by GSK. Notwithstanding the foregoing, where GSK has a good faith belief that a violation of the Compliance Program has occurred or will occur if appropriate actions are not taken then GSK or its duly authorized third-party auditor may request an audit, at a time mutually agreed by the Parties, with only [**] notice regardless of the timing or occurrence of any previous audit.
(b)    GSK shall have the right to monitor Sales Representatives personnel of Mersana in the field to assess, inter alia, compliance with Applicable Laws, Guidelines and USPPs and to identify gaps or weaknesses in knowledge or application of Applicable Laws, Guidelines and USPPs to the conduct of Detailing (the “Field Monitoring”). Such Field Monitoring shall be conducted on regular intervals as agreed by the Parties, but no more frequently than [**], and shall be at GSK’s cost. Notwithstanding the foregoing, where GSK has a good faith belief that a violation of the Compliance Program has occurred or will occur if appropriate actions are not taken, then GSK may request to conduct Field Monitoring outside of the annual assessments, at a time mutually agreed by the Parties, on only [**] notice regardless of the timing or occurrence of any previous Field Monitoring session.
(c)    Any and all reports from the audits set forth in clause (a) above or from the Field Monitoring sessions set forth in clause (b) above shall be shared with Mersana and discussed by the Compliance Officers as set forth in Section 9.4.6 (Cooperation).
9.5    Marketing. If Mersana exercises its Co-Promotion Right in accordance with Section 9.2.1 (Exercise of Co-Promotion Right) prior to the expiration of the Mersana Exercise Term, then, subject to Section 9.3 (Termination of Co-Promotion Right), the terms of this Section 9.5 (Marketing) shall apply.
9.5.1    Advertising and Promotional Materials. As between the Parties, GSK shall have the sole responsibility for the preparation and production of all Marketing Materials (including Promotional Materials) for the Licensed Products in the Shared Territory, GSK will be solely responsible for legal and regulatory review of all such Marketing Materials through GSK’s standard copy approval process and submission of materials to applicable Regulatory Authorities for comments or approval as required. GSK shall own all rights, title and interests in and to any and all such Marketing Materials (including Promotional Materials). Neither Party shall use any materials, other than the Marketing Materials (including Promotional Materials) that have undergone GSK’s copy approval process for use, in connection with the Detailing of the Licensed Products under this Agreement. GSK shall be responsible for providing and shipping to Mersana all Marketing Materials (including Promotional Materials) in quantities necessary for Mersana to perform its activities under the Detailing Plan.
9.5.2    Sales Representatives. Each Party shall have sole responsibility for all costs and expenses in connection with its own Sales Representatives and its related management, including salaries, travel expenses and other expenses, credentialing, licensing, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contributions Act contributions, Federal Unemployment Insurance, State Unemployment Insurance and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Laws to be made on behalf of its employees. Nothing in this Agreement shall be construed to conclude that any of a Party’s Sales Representatives or any other agents or employees of such Party are agents or employees of the other Party or subject to such other Party’s direction and control. Each Party shall have sole authority over the terms and conditions of employment of its own Sales Representatives, including their selection, management, compensation (provided that the basis on which Sales Representatives are compensated shall be aligned between the Parties to ensure compliance with the USPPs) and discharge.
9.5.3    Product Specific Training. GSK shall be responsible for preparing the initial Licensed Product training programs and materials (“Product Training Materials”) for both its own Sales Representatives as well as Mersana’s Sales Representatives, and shall conduct such training programs for all Sales Representatives prior to the launch of the Licensed Product; provided that, thereafter each Party shall be responsible for, and shall conduct, training programs using the most up-to-date Product Training Materials for its own Sales Representatives who will participate in Detailing the Licensed Product to ensure a consistent, focused promotional strategy between the Parties that is consistent with the Approved Labeling for the applicable Licensed Product. GSK shall have the right to update the Product Training Materials in its reasonable discretion, including in response to any areas identified through internal monitoring of activities by GSK for enhanced or refreshed training. For the avoidance of doubt, the Product Training Materials will include training on the USPPs. GSK shall own all rights in the Product Training Materials in all formats (e.g., print, video, audio, digital, computer) including all applicable copyrights, trademarks, program names, domain names and Internet sites. Each Party shall be responsible for the performance of its own Sales Representatives.
9.6    Product Marks. GSK [**] to conduct its obligations under the Detailing Plan in accordance with this Agreement.
ARTICLE 10
MANAGEMENT OF THE COLLABORATION
10.1    Joint Steering Committee.
10.1.1    Establishment of JSC. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, no later than [**] following the License Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”), which shall be constituted in accordance with Section 10.7 (Membership, Meetings and Meeting Minutes). The JSC shall operate in accordance with the provisions of Section 10.7 (Membership, Meetings and Meeting Minutes) and Section 10.8 (Decision-Making). At its meetings, the JSC shall review, discuss and determine whether to approve (if applicable), the matters described in Section 10.1.2 (Responsibilities of the JSC) or, subject to Section 10.8 (Decision-Making), such other matters as are reasonably requested by either Party.
10.1.2    Responsibilities of the JSC. The JSC shall perform the following functions:

(a)    oversee and guide the overall strategic direction of the Collaboration (but, for clarity, without modifying or limiting the rights or obligations of either Party as otherwise set forth herein);
(b)    establish, as appropriate, additional Subcommittees or working groups responsible for managing specific aspects of the Collaboration as contemplated herein;
(c)    resolve issues or Disputes elevated to it by the JDC, JMC, JCC, Financial Working Group, or any other Subcommittee that the JSC may establish pursuant to Section 10.6 (Other Subcommittees);
(d)    review, discuss and determine whether to approve the Joint Development Plan, including the Joint Development Budget and Joint Development Forecast and all Updates and amendments thereto, as submitted by the JDC pursuant to Section 5.2.2(d);
(e)    if Mersana has exercised its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), review and discuss the Shared Territory Commercialization Budget;
(f)    if Mersana has exercised its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), subject to Section 9.3 (Termination of Co-Promotion Right), review, discuss and determine whether to approve the Detailing Plan and all Updates and amendments thereto, as submitted by the JCC, as described in Section 9.2.2 (Detailing Plan);
(g)    coordinate with the Financial Working Group, JDC, JMC, JCC or any other applicable Subcommittee, as appropriate, with respect to the approval of any Development Excess Costs or Commercialization Excess Costs, as applicable;
(h)    perform such other functions as are assigned to the JSC in this Agreement, or otherwise agreed by the Parties in writing.
10.1.3    Term of the JSC. The JSC shall meet in accordance with Section 10.7.2 (Meetings) until the disbandment of the last to disband of the Financial Working Group, JDC, JMC or JCC, as applicable.
10.2    Joint Development Committee.
10.2.1    Establishment of JDC. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, no later than [**] following the License Effective Date, the Parties shall establish a joint development committee (the “JDC”) to oversee the conduct of, and coordinate the Parties’ activities with respect to, the Development of the Licensed Compound and Licensed Products under the Collaboration. The JDC shall operate in accordance with the provisions of Section 10.7 (Membership, Meetings and Meeting Minutes) and Section 10.8 (Decision-Making). At its meetings, the JDC shall review, discuss and determine whether to approve (if applicable), the matters described in Section 10.2.2 (Responsibilities of the JDC) or, subject to Section 10.8 (Decision-Making), such other matters as are reasonably requested by either Party that are within the purview of the JDC.
10.2.2    Responsibilities of the JDC. The JDC shall perform the following functions for the Collaboration:
(a)    oversee, review, discuss and coordinate the conduct and progress of the Development activities (including Manufacturing-related Development activities) of the Licensed Compound and Licensed Products, as described in the Joint Development Plan (in accordance with the Joint Development Budget), as well as any identified issues or circumstances that may prevent or adversely affect in a material manner a Party’s future performance of activities assigned to it under the then-current Joint Development Plan;
(b)    establish the initial Joint Development Plan, Joint Development Budget and Joint Development Forecast and submit the same to the JSC for approval;
(c)    review, discuss, and propose modifications to, the Joint Development Plan, Joint Development Budget and Joint Development Forecast, and all Updates thereto, and submit the same to the JSC for approval, as described in Section 5.2.2(d);
(d)    review and discuss any New Registration Studies in accordance with Section 5.3.1 (New Registration Studies);
(e)    discuss and develop a remediation strategy for material deficiencies regarding animal care and welfare, as described in Section 5.2.9(f);
(f)    review the compliance plan submitted to the JDC pursuant to Section 5.2.11 (R&D Ethics & Compliance) and agree to any modifications, and document the final agreed Development compliance plan in the JDC minutes;
(g)    oversee the implementation of the Joint Development Plan, and monitor whether activities thereunder are performed in accordance with the timelines set forth therein and the terms set forth in Article 5 (Development);
(h)    review and discuss any Data or other information shared by GSK with the JDC pursuant to Article 5 (Development) with respect to any GSK Development Activities (including any updates provided regarding Independent Registration Studies);
(i)    coordinate with the Financial Working Group with respect to the reconciliation of Development Costs, and identify and discuss any Excess Development Costs and other budget overruns in consultation with the Financial Working Group, in accordance with Section 11.4 (Sharing of Development Costs);
(j)    review and discuss Development Reports;

(k)    review and consult with the JMC and the Financial Working Group in connection with the Manufacturing activities for the Licensed Compound and the Licensed Products in accordance with Section 7.2 (Manufacturing Responsibilities), including CMC Development, supply chain strategy, establishment of Manufacturing sources, capacity, supply chains, Clinical Manufacturing and the Manufacturing Technology Transfer Plan, as applicable;
(l)    prepare the Publication Strategy, and, with consultation from the Patent Liaisons, where applicable, review and approve such Publication Strategy, and update it from time to time, as described in Section 12.4.2(a); and
(m)    perform such other functions as are specifically designated to the JDC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.
10.2.3    Term of the JDC. The JDC shall meet in accordance with Section 10.7.2 (Meetings) during the Development Term; provided, however, that, if there are any Ongoing Shared Global Development Activities for which GSK and Mersana are continuing to share Development Costs under the Joint Development Budget following the Development Cost Share End Date, the JDC shall continue to meet until the completion of such Ongoing Shared Global Development Activities under the Joint Development Plan; provided, further, that, notwithstanding anything to the contrary in this Agreement, following the Development Cost Share End Date: (a) the JDC’s responsibilities and decision-making authority shall be limited to such Ongoing Shared Global Development Activities as and to the extent applicable; and (b) the JDC shall have no oversight or decision-making authority with respect to any Development activities conducted by or on behalf of GSK (or any of its Affiliates, Sublicensees or subcontractors) with respect to the Licensed Compound or any Licensed Product, other than such Ongoing Shared Global Development Activities. Except as set forth above, the JDC shall disband upon the expiration of the Development Term (or until such time as the Parties mutually agree to dissolve the JDC, if earlier).
10.3    Joint Manufacturing Committee.
10.3.1    Establishment of JMC. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, no later than [**] following the License Effective Date, the Parties shall establish a joint manufacturing committee (the “JMC”) to oversee the conduct of, and coordinate the Parties’ activities with respect to, the Manufacturing of the Licensed Compound and Licensed Products under the Collaboration. The JMC shall operate in accordance with the provisions of Section 10.7 (Membership, Meetings and Meeting Minutes) and Section 10.8 (Decision-Making). At its meetings, the JMC shall review, discuss and determine whether to approve (if applicable), the matters described in Section 10.3.2 (Responsibilities of the JMC) or, subject to Section 10.8 (Decision-Making), such other matters as are reasonably requested by either Party that are within the purview of the JMC.

10.3.2    Responsibilities of the JMC. The JMC shall perform the following functions for the Collaboration:
(a)    oversee, review, discuss and coordinate, in consultation with the JDC and the Financial Working Group, the conduct and progress of the Clinical Manufacturing and supply activities of the Licensed Compound and Licensed Products in accordance with Section 7.2 (Manufacturing Responsibilities), including CMC Development, supply chain strategy, establishment of Manufacturing sources, capacity and supply chains for Clinical Manufacturing;
(b)    prepare, discuss and agree on the Manufacturing Tech Transfer Plan (including, in consultation with the Financial Working Group, the corresponding [**]) and all updates thereto, and submit its recommendation for the initial Manufacturing Tech Transfer Plan and all updates thereto, to the JSC for approval, as described in Section 7.3.1 (Manufacturing Tech Transfer Plan);
(c)    oversee the implementation of the Manufacturing Tech Transfer Plan, including transfer of Know-How set forth in the Manufacturing Plan, and monitor whether activities thereunder are performed in accordance with the Manufacturing Tech Transfer Plan (including any timelines set forth therein and, in consultation with the Financial Working Group, the corresponding [**]) and otherwise in accordance with Section 7.3 (Manufacturing Technology Transfer);
(d)    review and discuss, in consultation with the JDC, any Data and other information arising from the conduct of any CMC Development activities for the Licensed Compound and Licensed Products under the Joint Development Plan;
(e)    review and discuss, in consultation with the JDC, any regulatory matters relating to Clinical Manufacturing activities for the Licensed Compound and Licensed Products undertaken pursuant to the Joint Development Plan and oversee the implementation of, and discuss progress regarding, the CMC (chemistry, manufacturing and controls) regulatory strategy set forth in the Joint Development Plan;
(f)    review and discuss an [**] that will specify the allocation of Licensed Compound and Licensed Product [**] being Manufactured by or on behalf of either Party to (i) [**], (ii) [**], (iii) [**], and (iv) [**]; and
(g)    perform such other functions as are specifically designated to the JMC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.
10.3.3    Term of the JMC. The JMC shall meet in accordance with Section 10.7.2 (Meetings) during the Development Term. Following the expiration of the Development Term (or at such other time as the Parties mutually agree to dissolve the JMC, if earlier) the JMC shall disband.
10.4    Joint Commercialization Committee.

10.4.1    Establishment of JCC. If Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then within [**] following the Co-Promotion Exercise Date, the JSC will establish a joint commercialization committee (the “JCC”) with respect to the Parties’ sharing of Pre-Tax Profit or Loss and, if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), the Parties’ shared Detailing activities for the Licensed Products in the Shared Territory. The JCC will be composed of an equal number (to be agreed by the Parties) of commercial representatives from each Party.
10.4.2    Responsibilities of the JCC. The JCC shall perform the following functions:
(a)    regardless of whether Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), (i) review and discuss the Shared Territory Commercialization Budget and Shared Territory Commercialization Forecast and (ii) liaise with the Financial Working Group with respect to the calculation of the Pre-Tax Profit or Loss;
(b)    solely if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right):
(1)    prepare, discuss and agree upon the Detailing Plan, and all Updates thereto, and recommend such Detailing Plan (and all such Updates) to the JSC to review, discuss, and determine whether to approve, as described in Section 9.2.2 (Detailing Plan);
(2)    review and discuss each Detailing Report delivered pursuant to Section 9.2.3 (Detail Reports);
(3)    review and discuss the Commercialization Framework and any updates thereto;
(4)    review and discuss, or conduct (as applicable), the activities described in Section 9.2.4 (Marketing Messaging Participation); and
(5)    review and discuss the Compliance Program submitted to the JCC pursuant to Section 9.4.1 (Establishment of Compliance Program); and
(c)    perform such other functions as are specifically designated to the JCC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.
10.4.3    Term of the JCC. The JCC shall meet in accordance with Section 10.7.2 (Meetings) during the Co-Promotion Term. The JCC shall disband upon the expiration of the Co-Promotion Term (or until such time as the Parties mutually agree to dissolve the JCC, if earlier).
10.5    Financial Working Group. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, no later than [**] following the

License Effective Date, the Parties will establish a financial working group subcommittee (“Financial Working Group”), which shall work with the JDC, the JCC, the JMC and the JSC, as applicable, and will be responsible for (a) reviewing and agreeing on the Joint Development Budget and Joint Development Forecast, and all Updates and amendments thereto, in coordination with the JDC (subject to JSC approval) pursuant to Section 5.2.2(d); (b) reviewing and agreeing on the Manufacturing Tech Transfer [**] in coordination with the JMC (subject to JSC approval) pursuant to Section 7.3.1 (Manufacturing Tech Transfer Plan); (c) if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), (i) reviewing the Shared Territory Commercialization Budget and the Shared Territory Commercialization Forecast, including all Updates and amendments thereto; and (ii) establishing the FTE Rate with respect to Commercialization activities for Licensed Products in the Shared Territory; (d) overseeing the operational aspects of all co-funding and payment activities under this Agreement, including as set forth in Article 11 (Financial Provisions); (e) discussing and agreeing (in consultation with the JDC, JCC and JMC, and subject to JSC approval) on the appropriate methodology for calculating any amounts payable pursuant to Section 7.4.1(a) or Section 7.4.1(b), as applicable; and (f) such other functions as are specifically designated to the Financial Working Group in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement. The Financial Working Group shall include individuals from each Party with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting. The Parties shall determine the appropriate number of representatives of each Party that will constitute the Financial Working Group, which shall be an equal number, and the frequency of meetings thereof. Each Party shall designate their respective initial representatives to the Financial Working Group to allow such Financial Working Group to begin organizing information for the initial meetings of the JDC and the JSC. The Financial Working Group shall operate generally in accordance with the provisions of Section 10.7 (Membership, Meetings and Meeting Minutes). The Financial Working Group shall meet in accordance with Section 10.7.2 (Meetings) until the later to occur of (i) the expiration of the Development Term, or (ii) if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), until Mersana ceases to share in the Pre-Tax Profit or Loss with GSK, as applicable (or until such time as the Parties mutually agree to dissolve the Financial Working Group, if earlier)
10.6    Other Subcommittees. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, from time to time during the Collaboration Term, the JSC may establish other subcommittees of the JSC to oversee particular projects or activities under this Agreement, and such subcommittees shall be constituted and have such responsibility as the JSC approves (each such subcommittee, along with each other subcommittee established hereunder, a “Subcommittee”)). The Subcommittees shall operate in accordance with the provisions of Section 10.7 (Membership, Meetings and Meeting Minutes).
10.7    Membership, Meetings and Meeting Minutes.
10.7.1    Membership. Except as otherwise stated herein, each Committee shall be composed of [**] representatives (or such other equal number of representatives as the Parties may agree) from each of Mersana and GSK. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person they are replacing. Each Party’s representatives on each Committee shall be individuals suitable in seniority, experience, and relevant decision-making authority to make decisions within the scope of the applicable Committee’s responsibilities; provided that it is understood that such representatives may need to seek appropriate authority from the relevant Party with respect to certain matters. For each Committee, each Party shall designate one of its representatives on such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”). The Co-Chairs shall coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of such Committee and solicit applicable agenda items from Committee members and provide an agenda, along with appropriate information, reasonably in advance of each meeting. Each agenda shall include all items requested by either Co-Chair for inclusion therein. If the Co-Chairs or another Committee member from either Party is unable to attend or participate in a meeting of such Committee, then the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting, provided that such substitute is of comparable authority and scope of functional responsibility within that Party’s organization as the person they are substituting. The Alliance Managers shall assist the Co-Chairs of the JSC with respect to the foregoing activities, and attend all meetings of the JSC as non-voting members; but attendance by the Alliance Manager does not count towards either Party’s representation on the JSC.
10.7.2    Meetings. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, following the establishment of the JSC pursuant to Section 10.1.1 (Establishment of the JSC), the JSC shall meet [**] (or more or less frequently as agreed by the Parties in writing) for the period as set forth in Section 10.1.3 (Term of the JSC). JSC meetings may be called at other times to resolve Committee Deadlocks in accordance with Section 10.8.1 (Committee Decision-Making). At least [**] will be in-person, unless the Parties agree to meet by an alternative mechanism (e.g., telephone or videoconference). With respect to the JDC, JMC, JCC, the Financial Working Group and each other Subcommittee (if any), following the establishment of such Subcommittee pursuant to this Article 10 (Management of the Collaboration), such Subcommittee shall meet at least [**], or as more or less often as otherwise agreed by the Parties in writing. Committee meetings may be conducted by telephone, videoconference or in person. Any in-person Committee meetings shall be held on an alternating basis between Mersana’s and GSK’s facilities, unless otherwise agreed by the Parties in writing. Each Party shall be responsible for its own expenses in attending such meetings and those expenses will not be included in Development Costs or Allowable Expenses hereunder. As appropriate, each Committee may invite a reasonable number of non-voting employees, consultants, and scientific advisors to attend its meetings as nonvoting observers, provided that such invitees are bound by appropriate confidentiality and non-use obligations no less restrictive than those set forth in this Agreement. Each Party may also call for special meetings of a Committee to discuss matters requested by such Party (to the extent within the purview of such Committee or as otherwise mutually agreed by the Parties). The Alliance Managers shall provide the members of each Committee with no less than [**] notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [**] notice of any special meetings of a Committee called by either Party.

10.7.3    Meeting Minutes. Minutes will be kept of all Committee meetings. Minutes will be sent to all members of the applicable Committee by e-mail for review within a reasonable period of time after each meeting. The Alliance Managers will be responsible for taking and circulating minutes of each JSC meeting and, for all other Committees, the Co-Chairs will be responsible for taking and circulating minutes, in each case on an alternating basis for each meeting (commencing with the Alliance Manager of GSK and the Co-Chair of each Subcommittee designated by GSK). If a Party’s Alliance Manager (or their designee) is not present at a JSC meeting and that Party is responsible for keeping minutes, such Party shall designate one of its JSC members to keep minutes. Minutes shall record all action items and decisions of the applicable Committee. The Committee shall formally accept the minutes of the previous Committee meeting at or before the next Committee meeting. Minutes will be deemed approved unless any member of the Committee objects to the accuracy of such minutes by providing written notice to the other members of the Committee prior to the next meeting of such Committee. Minutes shall list action items and shall designate any issues that need to be resolved by the JSC (or applicable escalation process as set forth in this Agreement). In the event of any such objection to the minutes that is not resolved by agreement of the Parties, such minutes will be amended to reflect the details of such unresolved dispute.
10.8    Decision-Making.
10.8.1    Committee Decision Making. Decisions of each Committee shall be made by unanimous vote, with each Party having one vote. In order to make any decision, any Committee must have present (in person or via telephone or videoconference) at least one representative of each Party. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “agree upon,” “approve,” or “determine whether to approve” by the JSC, JDC, JMC, JCC, Financial Working Group, or any Subcommittee and similar phrases used in this Agreement will mean approval in accordance with this Section 10.8 (Decision Making), including the escalation and tie breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 10.1.2 (Responsibilities of the JSC), Section 10.2.2 (Responsibilities of the JDC), Section 10.3.2 (Responsibilities of the JMC), Section 10.4.2 (Responsibilities of the JCC) or Section 10.5 (Financial Working Group) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by the JSC, JDC, JMC, JCC, Financial Working Group, or any Subcommittee, as applicable, and are not subject to the voting and decision-making procedures set forth in this Section 10.8 (Decision Making). Unless otherwise specified by the JSC, if the JDC, JMC, JCC, Financial Working Group or any other Subcommittee cannot or does not reach consensus with respect to a particular matter within the authority of such Subcommittee (a “Subcommittee Deadlock”) after endeavoring for [**] to agree, such matter shall be referred to the JSC for discussion and attempted resolution. If the JSC does not reach a decision with respect to a Subcommittee Deadlock, or if the JSC cannot or does not reach consensus with respect to any other matter within its authority, in each case, after endeavoring for [**] to agree, then such matter (a “Committee Deadlock”) shall be decided in accordance with Section 10.8.2 (Resolution of Committee Deadlocks).

10.8.2    Resolution of Committee Deadlocks. Each Committee Deadlock may be submitted by either Party to the Senior Executives of both Parties. The Senior Executives of each Party shall attempt to resolve such Committee Deadlock within [**] following submission. If the Senior Executives cannot resolve the Committee Deadlock within such [**] period, then such Committee Deadlock shall be resolved as follows:
(a)    Neither Party will have final decision-making authority with respect to any Committee Deadlocks regarding [**], which will require agreement of the Parties to make any change from the then-current status quo.
(b)    Except as set forth in Section 10.8.2(a) and subject to Section 10.8.3 (Day-to-Day Decision-Making Authority) and Section 10.8.4 (Limitation of Powers), GSK will have the right to make the final decision regarding [**].
10.8.3    Day-to-Day Decision-Making Authority. Each Party shall have decision making authority with respect to the day-to-day operational and tactical activities of such Party (and such Party’s employees, agents and subcontractors) under this Agreement; provided that such decisions are not inconsistent with the terms and conditions of this Agreement (including the Joint Development Plan, Joint Development Budget or Detailing Plan, as applicable) or the decisions and actions of the JSC, the JDC, the JMC, the JCC, Financial Working Group or any other Subcommittee, as applicable. In addition, notwithstanding anything herein to the contrary, the Party that is the sponsor of a given Clinical Trial for a Licensed Product that is being conducted under the Joint Development Plan may, by giving written notice to the other Party, [**].
10.8.4    Limitation of Powers. Each Committee will have only the powers as are specifically delegated to it under this Agreement. The JSC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties. The JSC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement. Matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JSC, including amendment, modification or waiver of compliance with the Agreement, which shall be made by the Parties only in accordance with Section 19.10 (Entire Agreement). The JSC, the JDC, the JCC, the Financial Working Group, and the Subcommittees will not have the power, and GSK may not exercise its final decision-making authority pursuant to Section 10.8.2(b): (a) to resolve disputes arising out of the calculation or reconciliation of Development Costs or the Pre-Tax Profit or Loss, which, for clarity, shall be resolved in accordance with Section 11.14 (Financial Disputes) or Article 18 (Dispute Resolution), as applicable; (b) to resolve Disputes arising out of the interpretation, or involving a breach or alleged breach, of this Agreement, which, for clarity, shall be resolved in accordance with Article 18 (Dispute Resolution); (c) to alter or amend the terms and conditions of this Agreement, or waive compliance with this Agreement; (d) to act in a manner that negates any consent rights or other rights specifically allocated to a Party under this Agreement; (e) to act in a manner that would require either Party to perform any act that is inconsistent with any Applicable Law; (f) to determine whether or not a Milestone Event has been achieved under this Agreement; or (g) to determine whether any given Know-How or Patent qualifies as Platform-Specific Arising Know-How, a Platform-Specific Arising Patent, Product-Specific Arising Know-How, a Product-Specific Arising Patent, GSK Arising Technology, Mersana Arising Technology or Joint Arising Technology.
10.9    Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and help coordinate the Parties’ activities hereunder (each, an “Alliance Manager”). If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, following the formation of the JSC pursuant to Section 10.1 (Joint Steering Committee), the Alliance Managers shall attend the meetings of the JSC and, for all other Committees formed pursuant to this Article 10 (Management of the Collaboration), the Alliance Managers may participate in meetings but are not required to participate; provided that the Alliance Managers shall not be counted as members of any Committee (and shall not vote on matters discussed at any Committee meeting). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.
10.10    Patent Liaisons. No later than [**] following the Effective Date, the Parties shall each designate representative(s) to consult with the other Party’s representative(s) with respect to Patent prosecution, maintenance, enforcement and defense matters (the “Patent Liaisons”) as more fully described in this Section 10.10 (Patent Liaisons). The Patent Liaisons shall discuss, at such times, places and frequencies as either Patent Liaison determines is necessary, material issues and provide input to each other regarding determination of whether any given Know-How or Patent qualifies as Platform-Specific Arising Know-How, a Platform-Specific Arising Patent, Product-Specific Arising Know-How, a Product-Specific Arising Patent, GSK Arising Technology, Mersana Arising Technology or Joint Arising Technology, and the prosecution, maintenance, enforcement or defense of Patents included in the GSK Prosecuted Patents, Mersana Product-Related Patents or Joint Arising Technology, as more fully described in Article 13 (Intellectual Property). In addition, the Patent Liaisons shall be responsible for coordinating the implementation of each Party’s [**], as applicable (the foregoing referred to herein as the “Patent Strategy”); provided, however, for clarity, all final decisions related to the prosecution, maintenance, enforcement or defense of any Patents included in the GSK Prosecuted Patents, Mersana Product-Related Patents or Joint Arising Technology shall be made by the Party with the right to control such prosecution, maintenance, enforcement or defense, as applicable, as set forth in Article 13 (Intellectual Property) and subject to the terms and conditions therein. Any dispute regarding whether any given Know-How or Patent qualifies as Platform-Specific Arising Know-How, a Platform-Specific Arising Patent, Product-Specific Arising Know-How, a Product-Specific Arising Patent, GSK Arising Technology, Mersana Arising Technology or Joint Arising Technology shall be resolved pursuant to Article 18 (Dispute Resolution).
10.11    GSK Sole Decision-Making Authority. For the avoidance of doubt, except as otherwise expressly set forth in this Agreement (including Section 10.8.2 (Resolution of Committee Deadlocks) and Section 10.8.4 (Limitation of Powers)), as between the Parties, subject to the terms of this Agreement, GSK shall have sole decision-making authority with respect to any matter related to the Development, Manufacture, Commercialization and other Exploitation of the Licensed Compound and any Licensed Product in the Territory.

ARTICLE 11
FINANCIAL PROVISIONS
11.1    Option Purchase Fee. In partial consideration of the Option granted to GSK under Section 3.1 (Option), within ten (10) Business Days following the receipt of a valid invoice from Mersana in accordance with Section 11.9.2 (Invoicing), to be provided by Mersana on after the Effective Date, GSK shall pay to Mersana a non-creditable and non-refundable one-time payment of One Hundred Million Dollars ($100,000,000).
11.2    Near Term Milestones. In partial consideration of the Option granted to GSK under Section 3.1 (Option), GSK shall pay to Mersana, in accordance with the terms of this Section 11.2 (Near Term Milestones), the following one-time, non-refundable, non-creditable milestone payments (each, a “Near Term Milestone Payment”) upon the first achievement of the corresponding milestone events with respect to the Licensed Products (each, a “Near Term Milestone Event”) as set forth below:

Near Term Milestone Events	Near Term Milestone Payment
[**]	$[**]
[**]	$[**]

Each Near Term Milestone Payment shall be paid only one time, regardless of the number of Licensed Products or the number of times a given Near Term Milestone Event has been achieved. Mersana (or, if [**], GSK) shall notify GSK (or Mersana) in writing within [**] following the achievement of a given Near Term Milestone Event. GSK shall pay the corresponding Near Term Milestone Payment with respect to such Near Term Milestone Event in accordance with Section 11.9 (Payment Terms) within [**] following GSK’s receipt of valid invoice from Mersana in accordance with Section 11.9.2 (Invoicing).
11.3    Option Exercise Fee. Subject to Section 3.6.3 and Section 3.7.4, as applicable, if GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, within [**] following GSK’s receipt of a valid invoice from Mersana in accordance with Section 11.9.2 (Invoicing), to be provided by Mersana on or after the License Effective Date, GSK shall pay to Mersana a non-creditable and non-refundable one-time payment of Ninety Million Dollars ($90,000,000) (the “Option Exercise Fee”).
11.4    Sharing of Development Costs. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then the terms of this Section 11.4 (Sharing of Development Costs) shall apply.
11.4.1    Reports; Reconciliation Payments. With respect to Development Costs incurred by the Parties on and after the License Effective Date in connection with the performance of Shared Global Development Activities under the Joint Development Plan, within [**] following the end of each Calendar Quarter during the Collaboration Term in which any such Development Costs are incurred, each of Mersana and GSK (as applicable), shall submit to the Financial Working Group a written report of such Development Costs, in such reasonable detail and format as is established by the Finance Working Group, which format shall be consistent with the categories calculated by the reporting Party in accordance with its Accounting Standards and financial systems [**], all such Development Costs incurred by such Party during such Calendar Quarter (each, a “Development Costs Report”); provided that, with respect to Development Costs incurred by Mersana in accordance with Section 3.2.3 (Expedited Dispute Resolution) or Section 5.2.3(b) following the Option Exercise Date, but prior to approval of the initial Joint Development Plan pursuant to Section 5.2.2 (Joint Development Plan), Mersana shall submit its report for such Development Costs to the Financial Working Group within [**] following the approval of the Joint Development Plan pursuant to Section 5.2.2 (Joint Development Plan). In addition to the Development Costs Reports, each Party shall provide a [**]; provided that, for clarity, such [**]. Within [**] following the end of such Calendar Quarter, each Party shall either provide the other Party with a written report either [**] included in the Development Costs incurred by such Party during such Calendar Quarter, and, within [**] following the end of such Calendar Quarter, each Party shall either provide the other Party with a written report either [**] reported by each Party’s respective FTE tracking system included in the Development Costs incurred by such Party during such Calendar Quarter. Within [**] following the receipt by the Financial Working Group of the Development Costs Report from each Party for such Calendar Quarter, the Financial Working Group shall prepare and submit to each Party a written statement setting forth (i) the calculation of all such Development Costs incurred by both Parties over such Calendar Quarter and any deviations from the then-current Joint Development Budget, and (ii) the calculation of the net amount due and payable by GSK to Mersana or by Mersana to GSK, as applicable, in order to ensure the appropriate sharing of such Development Costs in accordance with Section 5.2.4 (Shared Development Costs). The Party that is due for reimbursement of Development Costs as set forth in such statement shall invoice the other Party within [**] of receipt of such statement from the Financial Working Group in accordance with Section 11.9.2 (Invoicing) and, subject to Section 5.2.4(a), any such undisputed amounts shall be due and payable by such other Party within [**] following such other Party’s receipt of such invoice; provided, however, that any Development Costs incurred in excess of the agreed upon Joint Development Budget in any Calendar Quarter will be subject to the terms set forth in Section 11.4.2 (Overruns).
11.4.2    Overruns. Each Party shall notify the other Party promptly upon becoming aware that the anticipated Development Costs to be incurred by such Party under the Joint Development Plan for a given Calendar Year during the Development Term shall be in excess of the applicable approved Joint Development Budget. Thereafter, the following shall apply:
(a)    Following such notification, the Financial Working Group, in consultation with the JDC and JMC (as and if needed), shall discuss the causes of any such increase and evaluate potential mitigation measures to prevent a further increase of the applicable Development Costs. To the extent that, based on this discussion, the Financial Working Group concludes that the anticipated amount of the Development Costs is likely not to exceed [**] percent ([**]%) of the amounts budgeted for such Calendar Year during the Development

Term (the “Permitted Overage”) as set forth in the then-current applicable Joint Development Budget, such anticipated or actual Development Costs shall be included in the calculation of the applicable Development Costs for the purposes of determining the amounts to be paid from one Party to the other Party to reflect the sharing percentages set forth in Section 5.2.4 (Shared Development Costs); provided that such costs are not incurred as a result of any breach of this Agreement by a Party.
(b)    If the Financial Working Group, in consultation with the JDC, concludes that the anticipated amount of the applicable Development Costs for such Calendar Year during the Development Term is likely to exceed the Permitted Overage (such amount the “Development Excess Costs”) and there are no mitigation measures to prevent such Development Excess Costs, then such Development Excess Costs shall not be included in the calculation of the Development Costs and shall be borne by the Party incurring them, unless agreed by the Parties through the JSC to be shared. Notwithstanding the foregoing, to the extent that Development Excess Costs are directly attributable to a change in Applicable Laws, a requirement of a Regulatory Authority, a change required to mitigate a safety issue or a Force Majeure event, or are otherwise agreed by the Parties, then such costs shall not be borne solely by the Party incurring them and shall be included in the calculation of Development Costs for the purposes of determining the amounts to be paid from one Party to the other Party for the applicable Calendar Year during the Development Term.
(c)    To the extent the Development Costs for a given Calendar Year during the Development Term are less than the Development Costs included in the Joint Development Budget for such Calendar Year, because Shared Global Development Activities planned for such Calendar Year have been delayed to a subsequent Calendar Year during the Development Term, the Financial Working Group shall adjust the Joint Development Budget for such subsequent Calendar Year(s) to reflect such delay (but without increasing such delayed Development Costs).
11.4.3    Deemed Buy-In Payments. With respect to any Deemed Buy-In due and payable by Mersana pursuant to Section 5.3.2(c), within [**] following the end of the Calendar Quarter during the Collaboration Term in which Data from the applicable Independent Registration Study result in (a) receipt of initial Marketing Approval for a Licensed Product in the U.S. or European Union or (b) if the applicable Licensed Product has already achieved Marketing Approval in the U.S. or European Union, [**], GSK shall submit to the Financial Working Group a written report (in a format consistent with the Development Costs Reports delivered pursuant to Section 11.4.1 (Reports; Reconciliation Payments)) of all Out-Of-Pocket Costs, Development FTE Costs and Manufacturing Costs incurred by GSK or any of its Affiliates in the performance of the applicable Independent Registration Study and the calculation of the Deemed Buy-In amount due and payable by Mersana to GSK in accordance with Section 5.3.2(c). Within [**] following the receipt by the Financial Working Group of such written report from GSK pursuant to this Section 11.4.3 (Deemed Buy-In Payments), the Financial Working Group

shall review and agree on the Deemed Buy-In amount due and payable by Mersana to GSK in accordance with Section 5.3.2(c). GSK shall invoice Mersana within [**] following receipt of such statement from the Financial Working Group, and, subject to Section 5.2.4(a), Mersana shall pay to GSK such Deemed Buy-In amount within [**] following receipt by Mersana of such invoice from GSK.
11.4.4    Cap Excess Amounts.
(a)    Any Cap Excess Amount incurred by GSK or any of its Affiliates pursuant to Section 5.2.4(a) shall accrue interest, [**], at a rate equal to the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, plus [**] percent ([**]%) (or the highest rate permissible under Applicable Law, if lower), commencing from the date on which such Cap Excess Amount is first incurred by or on behalf of GSK or its Affiliates, as applicable, until (i) [**] the month in which Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), (ii) [**] the month in which the Regulatory Milestone Event that triggers the applicable Regulatory Milestone Payment against which such Cap Excess Amount (and associated accrued interest) may be offset pursuant to Section 11.4.4(c) occurs, (iii) [**] the Calendar Quarter in which the applicable Sales Milestone Payment or Royalties against which such Cap Excess Amount (and associated accrued interest) may be offset pursuant to Section 11.4.4(c) accrue; or (iv) [**] the month in which Mersana delivers notice to GSK of its election to pay all or any part of such Cap Excess Amount (and associated accrued interest) in accordance with Section 11.4.4(d), as applicable.
(b)    If Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then Mersana shall pay to GSK an amount equal to the sum of (i) all outstanding Cap Excess Amounts and (ii) all outstanding interest accrued with respect to any Cap Excess Amounts pursuant to Section 11.4.4(a), in each case ((i) and (ii)), in accordance with Section 11.4.4(e).
(c)    If Mersana does not exercise its Profit Share Election prior to the Mersana Exercise Date pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, except to the extent that Mersana elects, pursuant to Section 11.4.4(d), to pay to GSK any portion of (A) any outstanding Cap Excess Amount, (B) any outstanding interest accrued with respect to any Cap Excess Amounts pursuant to Section 11.4.4(a) or (C) any combination of (A) and (B), GSK shall have the right to offset all or any portion of (i) any outstanding Cap Excess Amounts or (ii) any outstanding interest accrued with respect to any Cap Excess Amounts pursuant to Section 11.4.4(a), as applicable, against any (i) Regulatory Milestone Payment(s) that become due and payable by GSK pursuant to Section 11.6.2 (Regulatory Milestones), (ii) Sales Milestone Payment(s) that become due and payable by GSK pursuant to Section 11.6.3 (Sales Milestones), or (iii) Royalties that become due and payable by GSK pursuant to Section 11.7 (Royalties), as applicable. For the avoidance of doubt, if Mersana does not exercise its Profit Share Election, [**] except as set forth in this Section 11.4.4(c).
(d)    Without limiting Section 11.4.4(b) or Section 11.4.4(c), as applicable, at any time during the Collaboration Term, Mersana may elect, by delivery of written notice to GSK, to pay to GSK all or any portion of (i) any outstanding Cap Excess Amount or (ii) any outstanding interest accrued with respect to any Cap Excess Amounts pursuant to Section 11.4.4(a), in each case ((i) and (ii)), in accordance with Section 11.4.4(e); provided that, except as set forth in Section 11.9.6 (Late Payments), [**]; provided, further, that Mersana shall deliver such notice to GSK no later than [**] prior to the end of a given Calendar Quarter and shall identify in such notice the amount of such Cap Excess Amount or accrued interest, as applicable, that Mersana is electing to repay pursuant to this Section 11.4.4(d).
(e)    If any Cap Excess Amount (or accrued interest thereon) becomes due and payable pursuant to Section 11.4.4(b), or if Mersana elects to pay any Cap Excess Amount (or any accrued interest thereon) pursuant to Section 11.4.4(d), or if GSK elects to offset any Cap Excess Amount (or accrued interest thereon) against any Regulatory Milestone Payment, Sales Milestone Payment or Royalties pursuant to Section 11.4.4(c), as applicable, then, within [**] following the date on which such amount becomes due and payable, or Mersana or GSK makes such election (as applicable), GSK shall prepare and submit to the Financial Working Group a written report (in a format consistent with the Development Costs Reports delivered pursuant to Section 11.4.1 (Reports; Reconciliation Payments)) of all outstanding Cap Excess Amounts and any outstanding interest accrued with respect to any Cap Excess Amounts pursuant to Section 11.4.4(a), as applicable. Within [**] following the receipt by the Financial Working Group of such report from GSK pursuant to this Section 11.4.4(e), the Financial Working Group shall review and agree on (i) the Cap Excess Amounts (including any outstanding interest accrued with respect to such outstanding Cap Excess Amounts pursuant to Section 11.4.4(a)) as of the end of such Calendar Quarter and (ii) the aggregate amount due and payable by Mersana to GSK with respect thereto; provided that, following the Financial Working Group agreeing on such Cap Excess Amounts (as applicable):
(1)    if such Cap Excess Amount is due and payable pursuant to Section 11.4.4(b), then, within [**] following receipt of such report from the Financial Working Group, GSK shall deliver an invoice to Mersana for all outstanding Cap Excess Amounts and such accrued interest as set forth therein and Mersana shall pay such amount to GSK within [**] following receipt by Mersana of such invoice from GSK in accordance with Section 11.9.2 (Invoicing);
(2)    if Mersana elects to pay all or part of such Cap Excess Amount pursuant to Section 11.4.4(d), then, within [**] following receipt of such report from the Financial Working Group, Mersana shall deliver written notice to GSK to confirm the total amount that Mersana elects to pay with respect to such outstanding Cap Excess Amount or such accrued interest as set forth therein and, within [**] following receipt of such notice from Mersana, GSK shall deliver an invoice to Mersana for such amount as set forth in Mersana’s notice and Mersana shall pay such amount to GSK within [**] following receipt by Mersana of such invoice from GSK in accordance with Section 11.9.2 (Invoicing); or
(3)    if GSK has elected to offset such Cap Excess Amount against any Regulatory Milestone Payment, Sales Milestone Payment or Royalties pursuant to Section 11.4.4(c), then GSK shall designate such offset amount in (A) its notice of the corresponding Milestone Event delivered to Mersana pursuant to Section 11.6.4 (Milestone Payment Terms) or (ii) the applicable royalty report delivered to Mersana pursuant to Section 11.7.8 (Royalty Reporting), as applicable.
For the avoidance of doubt, nothing in this Section 11.4.4(e) limits Mersana’s right to receive any reports, or GSK’s obligation to provide any reports, under Section 5.2.5 (Development Reporting) or Section 11.4.1 (Reports; Reconciliation Payments), as applicable.
11.5    Pre-Tax Profit or Loss Sharing. If Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then the terms of this Section 11.5 (Pre-Tax Profit or Loss Sharing) shall apply.
11.5.1    Pre-Tax Profit or Loss. In partial consideration for the licenses granted to GSK under Section 4.1 (License Grant to GSK), if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), following the Profit Share Start Date, the Parties shall share, on a Licensed Product–by–Licensed Product basis, the Pre-Tax Profit or Loss in the Shared Territory with respect to the Licensed Compound and Licensed Products [**] for the remainder of the Term, as follows: Mersana shall bear (and be entitled to) [**] percent ([**]%), and GSK shall bear (and be entitled to) [**] percent ([**]%), of the Pre-Tax Profit or Loss, all in accordance with this Section 11.5 (Pre-Tax Profit or Loss Sharing) and the Pre-Tax Profit or Loss Schedule, including the procedures for reporting, quarterly reconciliation and other finance and accounting matters as set forth herein.
11.5.2    Reporting Generally. Within [**] following the end of each Calendar Quarter that occurs following the Profit Share Start Date and in which either Party incurs any Allowable Expenses or accrues any Net Sales or Other Income with respect to any Licensed Product [**] in the Shared Territory, each Party shall provide to the Financial Working Group a report detailing their respective Net Sales (with respect to GSK) and Other Income and Allowable Expenses (with respect to both Parties) that will be used to calculate the Pre-Tax Profit or Loss with respect to such Licensed Product(s) [**] for such Calendar Quarter, in such reporting format as the Financial Working Group shall establish for use, which reporting format shall be consistent with the categories calculated by the reporting Party in accordance with its Accounting Standards (each, a “Pre-Tax Profit or Loss Report”);

provided, however, that (a) by the [**] of each such Calendar Quarter, each of Mersana and GSK shall provide to the Financial Working Group [**]. Each Pre-Tax Profit or Loss Report shall specify in reasonable detail any Net Sales, Other Income or Allowable Expenses for such Licensed Product(s) [**] in the Shared Territory in the corresponding Calendar Quarter received and incurred by the reporting Party or any of its Affiliates, Sublicensees or subcontractors in accordance with this Agreement.
11.5.3    Net Sales Reporting. Without limiting the generality of Section 11.5.2 (Reporting Generally) or Section 11.7.8 (Royalty Reporting), if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, within [**] following the end of each Calendar Quarter, beginning with the first Calendar Quarter in which the First Commercial Sale of such Licensed Product in the Shared Territory occurs, GSK shall provide the Financial Working Group with a report of the Net Sales for the preceding Calendar Quarter on a Licensed Product-by-Licensed Product for the Shared Territory.
11.5.4    Flash Sales Reports. As soon as reasonably practicable, but in no event later than the [**] following the end of each Calendar Quarter in which a Pre-Tax Profit or Loss Report shall be deliverable pursuant to Section 11.5.2 (Reporting Generally), on a Licensed Product-by-Licensed Product basis, beginning with the Calendar Quarter in which the First Commercial Sale of such Licensed Product occurs in the Shared Territory, GSK will provide to the Financial Working Group a flash report providing a good faith, non-binding estimate of Net Sales accrued during the respective Calendar Quarter in the Shared Territory. Such flash report shared prior to public announcement shall be provided to Mersana on a strictly confidential basis such that it will only be available to the Financial Working Group. The flash report may be based on forecasted numbers and the Parties agree that the final Net Sales reported in the Pre-Tax Profit or Loss Reports for reconciliation may differ from these flash sales reports. For clarity, [**].
11.5.5    Reconciliation and Payment.
(a)    If either Party has any questions or concerns regarding the Development Costs in a Development Costs Report provided pursuant to Section 11.4.1 (Reports; Reconciliation Payments) or the calculation of Allowable Expenses, Net Sales or Other Income reported by the other Party in a Pre-Tax Profit or Loss Report provided pursuant to Section 11.5.2 (Reporting Generally), as applicable, the Financial Working Group shall endeavor to resolve such questions and concerns of either Party within [**] following the end of the applicable Calendar Quarter. Additionally, the Financial Working Group may by mutual agreement adjust the timing for notification or payment of any reconciliation payments hereunder.
(b)    Unless such timing is otherwise modified by the Financial Working Group, within [**] following receipt of each Party’s Development Costs Report provided pursuant to Section 11.4.1 (Reports; Reconciliation Payments) or Pre-Tax Profit or Loss Report provided pursuant to Section 11.5.2 (Reporting Generally), as applicable, the Financial Working Group shall confer and agree in writing on a reconciliation report setting out the calculation of any payment to be paid by Mersana to GSK or by GSK to Mersana (each, as the case may be, a “Balancing Payment”) in order to effect the sharing of Development Costs in accordance Section 11.4 (Sharing of Development Costs) or the sharing of Pre-Tax Profit or Loss in accordance with Section 11.5 (Pre-Tax Profit or Loss), as applicable. Within [**] following receipt of such report from the Financial Working Group, each Party that is owed a Balancing Payment shall invoice the other Party for the amount of such Balancing Payment due in accordance with Section 11.9.2 (Invoicing) and the other Party shall pay such invoiced amount within [**] following receipt of such invoice; provided that, in the event of any dispute regarding the Balancing Payment due, the undisputed portion of such Balancing Payment shall be paid in accordance with the foregoing timetable by the applicable Party, and the remaining, disputed portion shall be paid in accordance with Section 11.14 (Financial Disputes) or Article 18 (Dispute Resolution), as applicable.
(c)    Each Party shall notify the other Party promptly after becoming aware that the anticipated Allowable Expenses (including any Manufacturing Costs included in such Allowable Expenses) to be incurred by such Party for a Licensed Product for a given Calendar Year in the Shared Territory shall be in excess of the applicable approved Shared Territory Commercialization Budget for such Licensed Product for such Calendar Year. Following such notification, the Financial Working Group shall discuss the causes of any such increase and evaluate potential mitigation measures to prevent a further increase of Allowable Expenses, as applicable. To the extent that, based on this discussion, the Financial Working Group mutually concludes that the anticipated amount of the applicable Allowable Expenses, in aggregate is likely not to exceed [**] percent ([**]%) of the amounts budgeted for such aggregate Allowable Expenses in such Calendar Year (the “Commercialization Permitted Overage”) to be incurred by GSK or any of its Affiliates for its Commercialization activities for the Licensed Product (or, if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), by Mersana or any of its Affiliates for the conduct of its Detailing activities under the Detailing Plan, as applicable) in the Shared Territory in such Calendar Year as set forth in the then-current applicable Shared Territory Commercialization Budget, then such anticipated costs or expenses shall be included in the calculation of the applicable Allowable Expenses for the purposes of calculating the Pre-Tax Profit or Loss hereunder.
(d)    If the Financial Working Group, in consultation with the JSC, concludes that the anticipated amount of the applicable aggregate Allowable Expenses for such Calendar Year is likely to exceed the Commercialization Permitted Overage (such amount the “Commercialization Excess Costs”), then such Commercialization Excess Costs shall not be included in the calculation of the applicable Allowable Expenses for the purposes of calculating the Pre-Tax Profit or Loss and shall be borne by the Party incurring them, unless agreed by the Parties through the JSC to be shared. However, to the extent that Commercialization Excess Costs are directly attributable to and required by a change in Applicable Laws, a requirement of a Regulatory Authority, a change reasonably required to mitigate a safety issue or a Force Majeure event, or are otherwise agreed by the Parties, then such Commercialization Excess Costs shall not be borne solely by the incurring Party and shall be included in the calculation of the applicable Allowable Expenses.
11.5.6    Income Taxes. Subject to Section 11.10 (Tax Matters), income and withholding Taxes imposed on either of the Parties hereunder shall not be included in Pre-Tax Profit or Loss hereunder.
11.6    Milestones.
11.6.1    Development Milestones. Subject to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination), in partial consideration for the rights and licenses granted to GSK hereunder following the License Effective Date, including pursuant to Section 4.1 (License Grant to GSK), GSK shall pay to Mersana the following one-time, non-refundable, non-creditable milestone payments (each, a “Development Milestone Payment”) upon the first achievement by or on behalf of either Party or any of its Affiliates or Sublicensees of the corresponding milestone events with respect to any Licensed Product during the Collaboration Term (each, a “Development Milestone Event”) as set forth in Table 11.6.1 below in accordance with Section 11.6.4 (Milestone Payment Terms). Each Development Milestone Payment shall be payable for the first Licensed Product to achieve the corresponding Development Milestone Event [**] as set forth in Table 11.6.1.
Table 11.6.1
Development Milestone Payments

Tumor Type	Development Milestone Events
	Initiation of the [**] for a Licensed Product	Initiation of the [**] for a Licensed Product
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

In addition to the Development Milestone Events set forth in Table 11.6.1 above, the [**] shall also be deemed a Development Milestone Event and GSK shall pay to Mersana a single one-time Development Milestone Payment of [**] Dollars ($[**]) with respect thereto in accordance with Section 11.6.4 (Milestone Payment Terms).
If (a) a Development Milestone Event set forth in Table 11.6.1 is achieved by [**] and (b) the Near Term Milestone Event for [**] has not previously been achieved, then such Near Term Milestone Event will be deemed to have been achieved upon the achievement of such Development Milestone Event as set forth in Table 11.6.1, and the corresponding Near Term Milestone Payment for such Near Term Milestone Event shall be paid in accordance with Section 11.6.4 (Milestone Payment Terms).
If, with respect to a given Indication, (x) the [**] Development Milestone Event set forth in Table 11.6.1 is achieved with respect to such Indication and (y) the [**] Development Milestone Event set forth in Table 11.6.1 with respect to such Indication has not previously been achieved, then such [**] Development Milestone Event will be deemed to have been achieved upon the achievement of such [**] Development Milestone Event, and the Milestone Payment corresponding to such [**] Development Milestone Event shall be paid in accordance with Section 11.6.4 (Milestone Payment Terms).
11.6.2    Regulatory Milestones. Subject to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination), in partial consideration for the rights and licenses granted to GSK hereunder following the License Effective Date, including pursuant to Section 4.1 (License Grant to GSK), GSK shall pay to Mersana the following one-time, non-refundable, non-creditable milestone payments (each, a “Regulatory Milestone Payment”) upon the first achievement by or on behalf of GSK or any of its Affiliates or Sublicensees of the corresponding milestone events with respect to any Licensed Product during the Collaboration Term (each, a “Regulatory Milestone Event”) as set forth: (a) in Table 11.6.2(A) below, if Mersana does not exercise its Profit Share Election prior to the expiration of the Mersana Exercise Period pursuant to Section 9.1.1 (Exercise of Profit Share Election); or (b) Table 11.6.2(B) below, if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), in each case ((a) or (b)), in accordance with Section 11.6.4 (Milestone Payment Terms). Each Regulatory Milestone Payment shall be payable for the first Licensed Product to achieve the corresponding Regulatory Milestone Event [**] as set forth in Table 11.6.2(A) or Table 11.6.2(B), as applicable.

Table 11.6.2(A)
Regulatory Milestone Payments in Territory (No Profit Share Election)

Tumor Type	Regulatory Milestone Events
	[**] for a Licensed Product by a Regulatory Authority in the Territory	[**] for a Licensed Product by a Regulatory Authority in the Territory
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Table 11.6.2(B)
Regulatory Milestone Payments in GSK Territory (Profit Share Election)

Tumor Type	Regulatory Milestone Event
[**] for a Licensed Product by a Regulatory Authority in the GSK Territory
[**]	[**]
[**]	[**]

If, with respect to a given Indication, (a) a Regulatory Milestone Event set forth in Table 11.6.2(A) or Table 11.6.2(B) is achieved with respect to such Indication and (b) any Development Milestone Event set forth in Table 11.6.1 has not previously been achieved for such Indication, then such Development Milestone Event milestone event set forth in Table 11.6.1 will be deemed to have been achieved upon the achievement of such Regulatory Milestone Event set forth in Table 11.6.2(A) or Table 11.6.2(B), as applicable, and the corresponding Development Milestone Payment for such Development Milestone Event set forth in Table 11.6.1 shall be paid in accordance with Section 11.6.4 (Milestone Payment Terms).
If, with respect to a given Indication, (x) the [**] Regulatory Milestone Event set forth in Table 11.6.2(A) is achieved with respect to such Indication and (y) the [**] Regulatory Milestone Event set forth in Table 11.6.2(A) with respect to such Indication has not previously been achieved, then such [**] Regulatory Milestone Event will be deemed to have been achieved upon the achievement of such [**] Regulatory Milestone Event, and the corresponding Regulatory Milestone Payment for such [**] Regulatory Milestone Event shall be paid in accordance with Section 11.6.4 (Milestone Payment Terms).

11.6.3    Sales Milestones.
(a)    Subject to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination), if Mersana does not exercise its Profit Share Election prior to the expiration of the Mersana Exercise Period pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, in partial consideration for the rights and licenses granted to GSK hereunder following the License Effective Date, including pursuant to Section 4.1 (License Grant to GSK), GSK shall pay to Mersana the Net Sales-based milestone payments as set forth in Table 11.6.3(a) below (each, a “Global Sales Milestone Payment”) following the first time that the aggregate Net Sales for all Licensed Products in the Territory within any Calendar Year during the Collaboration Term meets the corresponding threshold set forth in Table 11.6.3(a) below (each, a “Global Sales Milestone Event”) in accordance with Section 11.6.4 (Milestone Payment Terms).

Table 11.6.3(a) – Global Sales Milestones
Global Sales Milestone Events	Global Sales Milestone Payments
(1) Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory exceeds [**] Dollars ($[**])	[**]
(2) Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory exceeds [**] Dollars ($[**])	[**]
(3) Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory exceeds [**] Dollars ($[**])	[**]
(4) Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory exceeds [**] Dollars ($[**])	[**]
(5) Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory exceeds [**] Dollars ($[**])	[**]

(b)    Subject to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination), if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, in partial consideration for the rights and licenses granted to GSK hereunder following the License Effective Date, including pursuant to Section 4.1 (License Grant to GSK), GSK shall pay to Mersana the Net Sales-based milestone payments as set forth in Table 11.6.3(b) below (each, a “GSK Territory Sales Milestone Payment”) following the first time that the aggregate Net Sales for all Licensed Products in the GSK Territory within any Calendar Year during the Collaboration Term meets the corresponding threshold set forth in Table 11.6.3(b) below (each, a “GSK Territory Sales Milestone Event”) in accordance with Section 11.6.4 (Milestone Payment Terms).

Table 11.6.3(b) – GSK Territory Sales Milestones
GSK Territory Milestone Events	GSK Territory Milestone Payments
(1) Aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory exceeds [**] Dollars ($[**])	[**]
(2) Aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory exceeds [**] Dollars ($[**])	[**]
(3) Aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory exceeds [**] Dollars ($[**])	[**]
(4) Aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory exceeds [**] Dollars ($[**])	[**]
(5) Aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory exceeds [**] Dollars ($[**])	[**]

11.6.4    Milestone Payment Terms.
(a)    During the Collaboration Term, the Party achieving a given (i) Development Milestone Event pursuant to Section 11.6.1 (Development Milestones) or (ii) Regulatory Milestone Event pursuant to Section 11.6.2 (Regulatory Milestones), as applicable, shall notify the other Party in writing promptly, but in no event later than [**], after such Party is made aware of the first achievement of such Development Milestone Event or Regulatory Milestone Event, and, following achievement of such Milestone Event, GSK shall pay the corresponding Milestone Payment with respect to each such Milestone Event in accordance with Section 11.9 (Payment Terms) within [**] following GSK’s receipt of a valid invoice from Mersana for such Milestone Payment in accordance with Section 11.9.2 (Invoicing).
(b)    During the Collaboration Term, GSK shall notify Mersana in writing promptly, but in no event later than [**] following the end of the applicable Calendar Quarter in which a Sales Milestone Event is achieved pursuant to Section 11.6.3 (Sales Milestones) and, following delivery of such notice, GSK shall pay the corresponding Sales Milestone Payment with respect to each such Sales Milestone Event in accordance with Section 11.9 (Payment Terms) by the [**] following GSK’s receipt of a valid invoice from Mersana for such Sale Milestone Payment in accordance with Section 11.9.2 (Invoicing). [**].
(c)    Without limiting either Section 11.6.4(a) or Section 11.6.4(b), if GSK has elected to offset any Cap Excess Amount against any Regulatory Milestone Payment or Sales Milestone Payment pursuant to Section 11.4.4(c), then, in addition to any other information required to be provided pursuant to this Section 11.6.4 (Milestone Payment Terms), GSK shall also include in the notice delivered pursuant to Section 11.6.4(a) or Section 11.6.4(b), as applicable, a statement of the amount of offset with respect to such Cap Excess Amount.
11.7    Royalties.

11.7.1    Global Royalties. Subject to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination) and the remainder of this Section 11.7 (Royalties), if Mersana does not exercise its Profit Share Election prior to the expiration of the Mersana Exercise Period pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, in partial consideration for the rights and licenses granted to GSK hereunder following the License Effective Date, including pursuant to Section 4.1 (License Grant to GSK), GSK shall pay to Mersana Royalties on aggregate annual Net Sales of all Licensed Products in the Territory during a given Calendar Year at the royalty rates set forth in Table 11.7.1 below (the “Global Royalties”). Global Royalties with respect to a given Licensed Product in a given country shall only be paid during the Royalty Term for such Licensed Product in such country.

Table 11.7.1 – Global Royalties (No Profit Share Election)
Calendar Year Net Sales	Royalty Rate
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory greater than $[**] up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory greater than $[**] up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory greater than $[**] up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory greater than $[**]	[**]%

11.7.2    GSK Territory Royalties. Subject to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination) and the remainder of this Section 11.7 (Royalties), if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, in partial consideration for the rights and licenses granted to GSK hereunder following the License Effective Date, including pursuant to Section 4.1 (License Grant to GSK), GSK shall pay to Mersana Royalties on aggregate annual Net Sales of all Licensed Products in the GSK Territory during a given Calendar Year at the royalty rates set forth in Table 11.7.2 below (the “GSK Territory Royalties”). GSK Territory Royalties with respect to a given Licensed Product in a given country shall only be paid during the Royalty Term for such Licensed Product in such country.

Table 11.7.2 – GSK Territory Royalties (Profit Share Election)
Calendar Year Net Sales	Royalty Rate
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory greater than $[**] up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory greater than $[**] up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory greater than $[**] up to and including $[**]	[**]%
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the GSK Territory greater than $[**]	[**]%

11.7.3    No Valid Patent Claim. The foregoing provisions of Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable, notwithstanding, the Royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product–by–Licensed Product, country–by–country basis, by [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable, and subject to Section 11.7.6 (Royalty Floor), during the remainder of the Royalty Term for such Licensed Product, following the expiration of both (a) the last to expire Valid Patent Claim in such country of (i) any Mersana Patent or (ii) any Assigned Product-Specific Arising Patent, [**] and (b) all Regulatory Exclusivity with respect to such Licensed Product in such country.
11.7.4    Biosimilar Step-Down. Subject to Section 11.7.6 (Royalty Floor), if, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) one or more Biosimilar Products of such Licensed Product are sold in such country; (b) such Biosimilar Product(s) in such country exceed a [**] percent ([**]%) share of the aggregate market in such country of such Licensed Product and all such Biosimilar Product(s) (by unit equivalent volume and based on the number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country, as measured by [**]; and (c) such [**] percent ([**]%) market share continues in such country for [**] during the applicable Royalty Term, then the Royalties payable with respect to Net Sales of such Licensed Product in such country pursuant to Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable, shall thereafter be reduced to [**] percent ([**]%) of the Royalties otherwise payable pursuant Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable.
11.7.5    Third Party Payments. Subject to Section 11.7.6 (Royalty Floor) and Section 11.8.1 (Mersana Upstream Agreement Payments) (and, if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, to the extent not included in the Third Party Licensing Payments shared by the Parties as part of the Pre-Tax Profit or Loss), as applicable, GSK shall be entitled to, on a Licensed Product-by-Licensed

Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, credit against the Royalties due to Mersana upon Net Sales of such Licensed Product in such country in such Calendar Quarter pursuant Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable, an amount equal to [**] percent ([**]%) of any and all royalties or other payments made by GSK (or any of its Affiliates) to Third Parties with respect to licenses or rights granted under Patents (or Know-How that is licensed or granted together with such Patents) controlled by Third Parties that are necessary to avoid infringement of such Third Party Patents (or misappropriation of such Third Party Know-How related to such Third Party Patents) in the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country during such Calendar Quarter, including with respect to GSK’s pro rata share of any payments due under any New Mersana Upstream Agreement as mutually agreed by the Parties with respect thereto pursuant to Section 13.6.2 (New Mersana Upstream Agreements) or any applicable agreement or other arrangement pursuant to which GSK (or any of its Affiliates) obtains such in-licenses or other rights under such Patents or Know-How pursuant to Section 13.6.3 (Additional Third Party IP).
11.7.6    Royalty Floor. All Royalty reductions and credits provided for in Section 11.7.3 (No Valid Patent Claim), Section 11.7.4 (Biosimilar Step-Down) and Section 11.7.5 (Third Party Payments) (but without taking into account any reduction pursuant to Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination)), as applicable, shall not cumulatively reduce the Royalties payable to Mersana with respect to a given Licensed Product in a given country in a given Calendar Quarter to less than [**] percent ([**]%) of the Royalties otherwise due to Mersana pursuant to Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable, with respect to such Licensed Product in such country in such Calendar Quarter. Any amount that is not so reduced or credited in a given Calendar Year due to the limitation in the immediately preceding sentence, shall be carried forward for application against Royalties payable to Mersana with respect to Net Sales of such Licensed Product in such country in (a) with respect to the Global Royalties under Section 11.7.1 (Global Royalties), in the Territory or (b) with respect to the GSK Territory Royalties under Section 11.7.2 (GSK Territory Royalties), in the GSK Territory, as applicable (in each case ((a) or (b)), in future Calendar Quarters for application as a Royalty reduction, subject in each case to the foregoing [**] percent ([**]%) floor[**].
11.7.7    Compulsory Licenses. Notwithstanding anything to the contrary set forth herein, if, during the Royalty Term of a given Licensed Product in a given country in the Territory outside of the U.S. or European Union, a license or other right is granted to a Third Party to use, sell (or offer for sale or contract to sell), import, export or otherwise Commercialize such Licensed Product in such country through the order, decree or grant of a Governmental Authority within such country with a royalty rate lower than the Royalties that otherwise would be payable with respect to such Licensed Product in such country in (a) with respect to the Global Royalties under Section 11.7.1 (Global Royalties), the Territory or (b) with respect to the GSK Territory Royalties under Section 11.7.2 (GSK Territory Royalties), the GSK Territory, as applicable (as adjusted pursuant to Section 11.7.3 (No Valid Patent Claim), Section 11.7.4 (Biosimilar Step-Down) and Section 11.7.5 (Third Party Payments), as applicable), then the Royalties payable to Mersana with respect to Net Sales of such Licensed Product in such country under this Section 11.7 (Royalties) shall be reduced to the rate payable by the compulsory licensee.
11.7.8    Royalty Reporting. Each Calendar Quarter following the First Commercial Sale of a Licensed Product (a) with respect to the Global Royalties under Section 11.7.1 (Global Royalties), in the Territory or (b) with respect to the GSK Territory Royalties under Section 11.7.2 (GSK Territory Royalties), in the GSK Territory, as applicable, GSK shall furnish to Mersana a written report showing, on a Licensed Product–by–Licensed Product and country-by-country basis, (i) the Net Sales, (ii) the calculation of the Royalties payable under this Agreement on account of those Net Sales, and (iii) if GSK has elected to offset any Cap Excess Amount against Royalties for such Calendar Quarter pursuant to Section 11.4.4(c), a statement of the amount of offset with respect to such Cap Excess Amount, as applicable. GSK will keep and cause its Affiliates to keep, complete and accurate records in sufficient detail to enable the Royalties payable to be determined and the information provided to be verified. Each royalty report delivered for a Calendar Quarter hereunder, along with the Royalties shown to be payable for such Calendar Quarter in such report, shall be due and payable to Mersana within [**] following the end of such Calendar Quarter.
11.7.9    Expiration of Royalty Term. For clarity, on a Licensed Product-by-Licensed Product and country-by-country basis, once the Royalty Term for such Licensed Product has expired in such country (a) with respect to the Global Royalties under Section 11.7.1 (Global Royalties), in the Territory; or (b) with respect to the GSK Territory Royalties under Section 11.7.2 (GSK Territory Royalties), in the GSK Territory, as applicable, (i) Net Sales of such Licensed Product in such country will not be included in the calculation of aggregate annual Net Sales used to determine the royalty rate pursuant to Section 11.7.1 (Global Royalties) or Section 11.7.2 (GSK Territory Royalties), as applicable and (ii) GSK will have a non-exclusive, fully-paid, royalty-free, perpetual, irrevocable right and license, with the right to grant sublicenses, under the Mersana Technology, to continue to make, have made, use, sell, offer to sell and import such Licensed Product in the Field in such country. For the avoidance of doubt, if Mersana exercises its Profit Share Right pursuant to Section 9.1.1 (Exercise of Profit Share Election), then this Section 11.7.9 (Expiration of Royalty Term) shall not apply with respect to the Shared Territory.
11.8    Mersana Upstream Agreement Payments. If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, as between the Parties during the Collaboration Term:
11.8.1    Existing Mersana Upstream Agreement Payments. Except for Third Party Licensing Payments under any Mersana Upstream Agreement included as Allowable Expenses, GSK will be responsible for (a) any of the milestone payments or royalties set forth on Schedule 11.8.1(A) that become due and payable to [**] pursuant to the Mersana [**] Agreement; and (b) except to the extent that the Mersana [**] Agreement is assigned to GSK pursuant to Section 2.7.1 ([**]), any of the milestone payments and royalties set forth on Schedule 11.8.1(B) that become due and payable to [**] under the Mersana [**] Agreement; in each case ((a) or (b)), to the extent that such payments arise as a result of Mersana’s or GSK’s (or its Affiliates’ or Sublicensee’s)

Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product under this Agreement; provided, however, that GSK shall not be entitled to credit such payments against the Royalties due to Mersana with respect to Net Sales of a Licensed Product pursuant to Section 11.7.5 (Third Party Payments). GSK shall pay Mersana for such amounts in accordance with the corresponding payment terms set forth in this Article 11 (Financial Provisions) (e.g., Section 11.6.4 (Milestone Payment Terms) with respect to any milestone payments or Section 11.7.8 (Royalty Reporting) with respect any royalty payments), as applicable, but, in each case, (i) subject to GSK’s receipt of an invoice from Mersana in accordance with Section 11.9.2 (Invoicing) and (ii) to the extent that such amounts are set forth on Schedule 11.8.1.
11.8.2    New Mersana Upstream Agreement Payments. If Mersana enters into a New Mersana Upstream Agreement, and GSK elects to receive a sublicense under such New Mersana Upstream Agreement, in each case, pursuant to Section 13.6.2 (New Mersana Upstream Agreements), then, except for Third Party Licensing Payments under any Mersana Upstream Agreement included as Allowable Expenses, GSK will be responsible for its pro rata share of any payments due under such New Mersana Upstream Agreement as mutually agreed by the Parties with respect thereto pursuant to Section 13.6.2 (New Mersana Upstream Agreements) as a result of Mersana’s or GSK’s (or its Affiliates’ or Sublicensee’s) Exploitation of the Licensed Compound or any Licensed Product under this Agreement; provided, however, that GSK shall be entitled to credit [**] percent ([**]%) of any such payments against the Royalties due to Mersana with respect to Net Sales of a Licensed Product in accordance with Section 11.7.5 (Third Party Payments) (subject to Section 11.7.6 (Royalty Floor)). Notwithstanding anything to the contrary set forth herein, as between the Parties, Mersana shall be fully responsible for any and all milestone payments, royalties or other payment obligations due and payable under any New Mersana Platform Agreement, including any such payment obligations that may become due and payable to any Third Party under any New Mersana Platform Agreement as a result of GSK’s (or its Affiliates’ or Sublicensee’s) Exploitation of the Licensed Compound or any Licensed Product under this Agreement.
11.9    Payment Terms.
11.9.1    General Payment Terms. All payments made by a Party (the “Payor”) to the other Party (the “Payee”) hereunder shall be made by deposit of US Dollars in the requisite amount by electronic wire transfer of immediately available funds directly to such bank account as the Payee may from time to time designate by reasonable notice to the Payor.
11.9.2    Invoicing. To the extent an invoice is required to be submitted to a Party hereunder, such invoice shall include the information set forth in Schedule 11.9.2.
11.9.3    Accounting Standards. Each Party shall promptly notify the other Party if such Party changes the Accounting Standards pursuant to which such Party’s records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP); [**].

11.9.4    Currency Conversion. Except as otherwise agreed by the Parties, all payments to be made by either Party to the other Party under this Agreement shall be made by such Party or its Affiliate in U.S. Dollars to the account designated by the Party to which the relevant payment is due. In the case of any amounts designated in another currency, then each Party shall convert such foreign currency into U.S. Dollars using its standard conversion method consistent with its applicable Accounting Standard in a manner consistent with the respective Party’s customary and usual conversion procedures used in preparing its audited financial reports applied on a consistent basis, provided that such procedures use a widely accepted source of published exchange rates. With respect to Licensed Products for which Allowable Expenses are shared by the Parties [**]. In addition, the Parties shall share equally (50:50) any Currency Gains or Losses incurred on making payment of the Balancing Payments or other reconciliation payments related to the sharing of Development Costs in accordance Section 11.4 (Sharing of Development Costs) or the sharing of Pre-Tax Profit or Loss in accordance with Section 11.5 (Pre-Tax Profit or Loss). Such Currency Gains or Losses are calculated on the difference between the Balancing Payment invoice for the Calendar Quarter [**] and the spot rate of invoice payment date ([**]). A Party’s share of the currency gain or loss will be included as part of the [**] Calendar Quarter’s Development Costs Report pursuant to Section 11.4.1 (Reports; Reconciliation Payments) or Pre-Tax Profit or Loss Report pursuant to Section 11.5.2 (Reporting Generally), as applicable. For the avoidance of doubt, this Section 11.9.4 (Currency Conversion) shall not contravene the definition of “Currency Gains and Losses” as set forth in Section 1.75 (Currency Gains and Losses).
11.9.5    Blocked Payments. If, by reason of Applicable Laws in any country, it becomes impossible or illegal for a Party or its Affiliate to transfer, or have transferred on its behalf, payments to the other Party, such Party shall promptly notify the other Party of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [**] following the date of such notice, in a recognized banking institution selected by such Party or its Affiliate, as the case may be, and identified in a notice given to the other Party.
11.9.6    Late Payments. Without limiting either Party’s remedies under this Agreement, any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to [**] percentage points above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue, calculated on the number of days such payment is delinquent. Where the late payment is caused by the Party that is owed the payment, including for reasons such as failure to communicate in a timely-manner changes to bank details, or failure to respond to communications from the Party owing the payment regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by the Party owing the payment.

11.10    Tax Matters. Each Party will make all payments to each other under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. The Parties shall reasonably cooperate with one another to reduce, minimize or eliminate any such deduction or withholding required by Applicable Law, including by providing reasonable advance notice of such deduction or withholding and by providing any information, forms or other certifications necessary to reduce or eliminate the amount of such withholding.
11.10.1    Tax Withholding.
(a)    Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Payor Party on behalf of the Payee to the appropriate governmental authority, and Payor will furnish Payee with proof of payment of such Tax. Any such Tax required to be withheld will be treated for all purposes of this Agreement as having been paid to the Party with respect to which such withholding was made. The Payor will provide the Payee with prompt written notice of the required withholding (and, in any event, no later than [**] prior to making such payment.
(b)    Mersana warrants that Mersana is resident for tax purposes in the United States of America and that Mersana is entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and the United States of America. Mersana shall notify GSK immediately in writing if Mersana ceases to be entitled to such relief.
(c)    Pending receipt of formal certification from the UK Tax Authority, GSK may pay royalty income and any other payments under this Agreement to Mersana by deducting tax at a rate specified in the double tax treaty between the United Kingdom and the United States of America. Mersana agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a Tax Authority or other similar body alleging that GSK was not entitled to deduct withholding Tax on such payments at source at the treaty rate.
(d)    Notwithstanding any provision to the contrary in this Agreement, if a Payor assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person (without the prior written consent of the Payee) that is tax resident in a jurisdiction other than the jurisdiction of the Payor and if, as a result of such action (or as a result of a subsequent transfer following such assignment, transfer or disposition), the withholding or deduction of tax required by Applicable Law with respect to payments under this Agreement is increased (the “Increased Withholding Taxes”), then any amount payable to the Payee under this Agreement shall be increased to take into account such Increased Withholding Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Payee receives an amount equal to the sum it would have received had no such Increased Withholding Taxes been made; provided, however, that the parties shall cooperate to reduce, minimize or eliminate such withholding or deduction in accordance with this the provisions of this Section 11.10 (Tax Matters).
11.10.2    VAT. Any amount payable by one Party to the other under this Agreement is deemed to be exclusive of any amount in respect of any VAT chargeable on the supply for which that sum is the consideration (in whole or in part) for VAT purposes. If anything done by one Party under this Agreement constitutes, for VAT purposes, the making of a supply to the other Party and VAT is or becomes chargeable on that supply, the supplier Party shall provide a valid VAT invoice to the other Party and such other Party shall pay such supplier Party, in addition to any amount otherwise payable under this Agreement, a sum equal to the amount of the VAT chargeable on that supply, subject to receipt of a valid VAT invoice, provided, however, that in the case where GSK is paying any amount hereunder to Mersana for which VAT applies under Applicable Law, then GSK shall (a) advise Mersana of such obligation, (b) either (i) self assess such VAT and remit such amounts to the applicable tax authority, or (ii) provide a calculation of the applicable amount due to Mersana so it may invoice such amount, and (iii) the Parties shall cooperate with each other to ensure proper and full compliance with VAT rules and regulations. Any VAT payable on the consideration shall be paid at the applicable rate on the later of (x) the due date of the payment or provision of the consideration to which it relates, or (b) [**] after the receipt by the payor of an invoice setting forth the amount of the applicable VAT; it being understood and agreed that, if any amount of VAT is determined to be chargeable in respect of a payment at some date later than payment of any invoice (whether or not such VAT was identified at the time of the payment), or due to subsequent assessment from the applicable tax authority, the payor Party shall pay such VAT at the applicable rate in respect of such payment following such subsequent receipt of an invoice at such time as such later invoice is received.
11.10.3    No Partnership. Nothing contained in this Agreement shall be deemed or construed by the Parties, any of their Affiliates or any third person to treat the relationship between the Parties contemplated by this Agreement as a partnership, joint venture or other business entity under Treasury Regulations Section 301.7701-1(a)(2) (or any corresponding provision under state, local or non-U.S. tax law) (an “Entity”). No Party (or successor or assignee) intends, for Tax purposes, on reporting the relationships established by this Agreement as an Entity, including either (a) making any disclosure that the relationships established by this Agreement may give rise to an Entity (whether on a U.S. Internal Revenue Service Form 8275 or otherwise) or (b) withholding any amounts from payments made to the other Party pursuant to Section 1446 of the Code (or any corresponding provision under state, local or non-U.S. tax law), unless required by a Tax Authority on audit or other examination. Notwithstanding the foregoing, if the arrangement between the Parties as contemplated by this Agreement is determined to constitute an Entity under Applicable Law (as determined based on the opinion (on a “should” basis) of a nationally recognized law or accounting firm) or by a Tax Authority on audit or other examination, the Party that is aware of such determination shall provide notice to the other Party regarding such treatment and the Parties will reasonably cooperate with one another to satisfy any tax filing or reporting obligation arising as a result of such determination, including by providing any information, forms or other certifications necessary to satisfy such obligations.
11.11    Audits.
11.11.1    Each Party shall, and shall require that its Affiliates and Sublicensees, keep complete and accurate records of the items underlying Development Costs and, in the case in which the Parties are sharing Pre-Tax Profit or Loss, Allowable Expenses and Other Income, including the number of FTEs (or portion thereof) used to determine Development FTE Costs and Commercial FTE Costs hereunder, and GSK shall, and shall require that its Affiliates and Sublicensees, keep complete and accurate records of Net Sales (for any royalty-bearing Licensed Products hereunder and for calculation of Pre-Tax Profit or Loss as applicable).
11.11.2    Each Party will have the right, at its own expense and no more frequently than [**] period (except in the case of fraud), to have an independent, certified public accountant, selected by such Party from nationally reputable accounting firms in the United States or the United Kingdom and reasonably acceptable to the other Party, review any such records of the other Party in the location(s) where such records are maintained by the other Party upon [**] prior written notice, at a time agreed to by the Parties and during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement, with respect to any Calendar Year ending not more than [**] prior to the request of the auditing Party. If the review of such records reveals that the audited Party has failed to accurately report financial information required to be reported hereunder, or to make any payment (or portion thereof) required under this Agreement, or that such audited Party overcharged the auditing Party, then the audited Party shall pay to the auditing Party any undisputed underpaid or overcharged amounts due hereunder together with interest calculated in the manner provided in Section 11.9.6 (Late Payments) within [**] following receipt of an invoice for such amounts in accordance with Section 11.9.2 (Invoicing). If any such discrepancies are greater than [**] percent ([**]%) of the amounts actually due for the audited period, then the audited Party shall pay all reasonable costs incurred in conducting such review. Once a Party has conducted a review and audit of the other Party pursuant to this Section 11.11 (Audits) in respect of any given period, it may not subsequently re-inspect the other Party’s records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of the audited Party that is reasonably expected to have been occurring during the prior audited period. For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then the auditing Party’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy.
11.11.3    Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under the applicable Party’s Accounting Standards. Financial records related to the foregoing shall be maintained (in such form as may be available) by each Party for a period of no less than [**] following the end of the period to which they pertain.

11.12    Disclaimer. Mersana and GSK each acknowledge and agree that nothing in this Agreement will be construed as representing any estimate or projection of (a) the successful Development or Commercialization of any Licensed Product under this Agreement, (b) if Commercialized, that any Licensed Product will achieve any particular pricing or reimbursement amount or any particular sales level, or (c) anticipated sales or the actual value of any Licensed Product that may be successfully Developed or Commercialized under this Agreement.
11.13    Cooperation on Inter-Party Structure. The Parties will reasonably cooperate to establish or facilitate an optimal inter-Party financial operational structure (including, if necessary, procedures and agreements among the various Affiliates of the Parties) which is consistent with the economic processes contemplated herein, consistent to the extent feasible with each Party’s internal structures and procedures, and not adverse to the Parties’ financial, economic, or tax positions.
11.14    Financial Disputes.
11.14.1    Resolution of Financial Disputes. If a Party has a dispute, claim or controversy relating to calculation or reconciliation of (a) Development Costs or (b) (i) Net Sales, (ii) Allowable Expenses, or (iii) Other Income, as each (i) through (iii) relates to the calculation or reconciliation of Development Costs or under the Pre-Tax Profit or Loss Schedule, such Party shall provide such other Party with a written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute and each Party agrees that it shall seek to resolve such dispute through the Financial Working Group. If the Financial Working Group is unable to resolve such dispute within [**] following the date that such written notice is received, then the dispute shall be referred to the JSC for resolution. If the JSC is unable to reach resolution within [**] following referral of such dispute to the JSC, then the dispute shall be resolved in accordance with the procedures set forth in Article 18 (Dispute Resolution), except that the Parties may agree to instead resolve the dispute in accordance with Section 11.14.2 (Specific Financial Disputes). Any disputed portion of any payment shall be paid by the responsible Party within [**] following the date (if any) on which the Financial Working Group or JSC, as applicable, determines that such payment is owed and receipt by such responsible Party of a valid invoice in accordance with Section 11.9.2 (Invoicing).
11.14.2    Specific Financial Disputes. If the Parties are unable to reach a mutually acceptable resolution of any dispute falling within Section 11.14.1 (Resolution of Financial Disputes) as set forth therein, then the Parties may agree to submit such dispute for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Finance Expert”). If the Parties agree on such submission to a Finance Expert, then the decision of the Finance Expert shall be final, and the costs of such dispute resolution shall be borne by the Party that the Finance Expert has determined owes an amount to the other Party. Any amounts due and payable by one Party to the other Party as a result of such resolution shall be paid or reimbursed by the owing Party within [**] following the applicable decision of the Finance Expert and receipt of a valid invoice in accordance with Section 11.9.2 (Invoicing).

ARTICLE 12
CONFIDENTIALITY; PUBLICATIONS AND PRESENTATIONS
12.1    Confidentiality.
12.1.1    Confidential Information. It is understood and agreed by the Parties that, subject to Section 12.1.2(a) through Section 12.1.2(e), all reports, information, and data provided by a Party to the other Party or its Affiliates or representatives hereunder, including information regarding the scientific, regulatory or business affairs or other activities of the Disclosing Party, will be considered such Disclosing Party’s Confidential Information, including, with respect to GSK, any information, plans or budgets provided by GSK to the JSC, any Subcommittee or the CAC; provided, however, that, notwithstanding anything to the contrary set forth herein, unless and to the extent any such information is or becomes available to the public (other than pursuant to a breach under this Article 12 (Confidentiality; Publications and Presentations):
(a)    with respect to any (i) [**] and (ii) [**], (A) during Pre-Option Exercise Term, such [**]; and (B) if GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, [**]; and
(b)    (i) the terms of this Agreement, (ii) the Joint Development Plan and (iii) if Mersana exercises its Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right), the Detailing Plan, in each case ((i) through (iii)), shall be the joint Confidential Information of both Parties and both Parties shall be deemed the Disclosing Party and the Receiving Party with respect thereto, and neither Party may rely on Section 12.1.2(b) or Section 12.1.2(e) with respect thereto.
12.1.2    Obligations of Confidentiality and Non-Use. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, during the Term and for a period of [**] following termination or expiration thereof (provided that, with respect to any such Confidential Information which constitutes a trade secret of such Party under Applicable Law and is specifically identified by such Party as a trade secret to the other Party in writing during the Term, such obligations shall continue for as long as such Confidential Information remains a trade secret under Applicable Law), each Party will be obligated to keep confidential and not publish or otherwise disclose to a Third Party, and not to use, directly or indirectly, for any purpose, any of the other Party’s Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of such Party’s obligations, or the exercise of such Party’s rights under, this Agreement. The confidentiality and non-use obligations with respect to the Disclosing Party’s Confidential Information in this Agreement will not include any information (and such information will not be considered Confidential Information) that the Receiving Party can show by competent written evidence:

(a)    is or becomes part of the public domain or available to the public through no wrongful act, fault or negligence on the part of the Receiving Party;
(b)    was in the Receiving Party’s possession prior to initial disclosure by the Disclosing Party to the Receiving Party;
(c)    is subsequently lawfully received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality to the Disclosing Party with respect to such information;
(d)    has been published by a Third Party or otherwise enters the public domain or becomes available to the public through no fault of the Receiving Party in breach of its contractual obligations to the Disclosing Party under this Agreement; or
(e)    was independently developed (outside the scope of this Agreement) by or for the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information.
12.1.3    Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:
(a)    made in response to a valid order of a court or other Governmental Authority or, if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators (including the U.S. Securities and Exchange Commission) or any securities exchange on which securities issued by the Receiving Party or any of the Receiving Party’s Affiliate are traded; provided that the Receiving Party shall, to the extent practicable and consistent with Applicable Law, first have given notice to the Disclosing Party of such order or other requirement and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment; provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
(b)    made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval for the Licensed Products as permitted by this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
(c)    made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary for purposes of obtaining a Patent in accordance with Section 13.2 (Prosecution and Maintenance); provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(d)    made by the Receiving Party to its attorneys, auditors, advisors, consultants or contractors, or existing or prospective collaboration partners, licensees, sublicensees, investors, acquirers, lenders, financing sources (including, in each case, in connection with any royalty factoring transaction) or other Third Parties, as may be necessary in connection with the performance of obligations, or exercise of rights, under this Agreement or as required under the terms of agreements with Third Parties (including such agreements with Third Parties relating to Other Components included in Combination Products), in each case, for the limited purpose of such collaboration, license, sublicense, financing or acquisition activities; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information no less restrictive than the obligations of confidentiality and non-use of the Receiving Party set forth herein.
12.1.4    Data Breach. When transferring Confidential Information, all communications between GSK and Mersana will use encryption methods agreed to by the Parties, if any. Upon discovering any unauthorized disclosure, loss or theft of the Disclosing Party’s Confidential Information in the Receiving Party’s possession (a “Data Security Breach”) the Receiving Party will send an e-mail to [**] (in the case of GSK as the Disclosing Party) or [**] (in the case of Mersana as the Disclosing Party) notifying the Disclosing Party. The Parties shall work with each other in good faith to identify a root cause and remediate the Data Security Breach.
12.1.5    Injunctive Relief. Each Party, as a Receiving Party, acknowledges and agrees that, due to the unique nature of a Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow a Receiving Party or Third Parties unfairly to compete with the Disclosing Party, resulting in irreparable harm to the Disclosing Party. Therefore, notwithstanding anything to the contrary in the provisions of Article 18 (Dispute Resolution), the Parties agree that, upon any such breach of this Article 12 (Confidentiality; Publications and Presentations) by the Receiving Party, the Disclosing Party shall be entitled to seek appropriate equitable relief at the Disclosing Party’s option in either (a) a court of competent jurisdiction where such Disclosing Party resides, or (b) as provided in Article 18 (Dispute Resolution), as applicable, in addition to whatever remedies it might have at law in connection with any breach or enforcement of the Receiving Party’s obligations hereunder for the unauthorized use or release of any of the Disclosing Party’s Confidential Information.
12.2    Press Releases and Other Public Statements.
12.2.1    General. Notwithstanding Section 12.1.1(b), each Party may: (a) issue a public announcement of the execution of this Agreement in a form attached hereto as Schedule 12.2; (b) disclose the content of the Agreement to attorneys, auditors, advisors, consultants or contractors, or existing or prospective collaboration partners, licensees, sublicensees, shareholders, investors, acquirers, or lenders, for limited purposes under obligations of confidentiality and non-use no less restrictive than those in this Agreement; (c) as necessary or required by securities regulators, the rules of any stock exchange or as part of any listing of the securities of Mersana or GSK on any stock exchange; or (d) make public statements that consist of information that has previously been made publicly available in accordance with this Agreement (so long as (i) such subsequent public statements are made without changes to the substantive information provided therein and (ii) the information provided therein is still considered accurate and non-misleading and has not been superseded by other subsequent information known by such Party).
12.2.2    Public Statements. Except for any disclosure permitted under Section 12.1.3 (Authorized Disclosure) or publications permitted under Section 12.3 (Scientific Publications), as applicable, neither Party nor any of its Affiliates will make any public announcements, press releases, regulatory filing or other public disclosures, written or oral, whether to the public, the press, stockholders or otherwise, concerning this Agreement or the terms or the subject matter hereof, the performance hereof or the Parties’ activities hereunder, or any results or Data arising hereunder (a “Public Statement”), except: (a) with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed; provided that such consent may be conditioned upon certain reasonable restrictions as to the content or distribution of such Public Statement); or (b) for such Public Statements that, in the opinion of the counsel for the Party intending to make such Public Statement, are required to comply with Applicable Laws (including the regulations of any stock exchange) (a “Legal Requirement”), which shall contain [**]. Each Party agrees to provide the other Party with a copy of any proposed Public Statement as soon as reasonably practicable under the circumstances prior to its scheduled release; provided that each Party shall provide the other with an advance copy of any such Public Statement at least [**] prior to its scheduled release, except to the extent not practicable under Applicable Law or under extraordinary circumstances when such notice is not possible (in which event the proposed Public Statement will still be provided to the other Party for comment before release (and the releasing Party shall use commercially reasonable efforts to provide at least [**] prior to the intended time of publication)). Furthermore, each Party shall have the right to review and recommend changes to any such Public Statement and, except as otherwise required by Legal Requirement [**]. Except with respect to Public Statements that consist of information that has previously been made publicly available in accordance with this Agreement (so long as (i) such subsequent public statements are made without changes to the substantive information provided therein and (ii) the information provided therein is still considered accurate and non-misleading and has not been superseded by other subsequent information known by such Party), each Party agrees in any event to give the other Party a reasonable opportunity (to the extent consistent with Legal Requirements) to review all Public Statements required by Legal Requirements to be filed with the Securities and Exchange Commission or similar body prior to submission of such filings, and will give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.
12.3    Use of Name. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement grants either Party a right to use the other’s name or logo in any press release, without first obtaining the other Party’s written consent. Once a Party has obtained the other Party’s written consent to use such other Party’s name or logo in a given manner (e.g., a company pipeline graphic), such Party may continue to use such other Party’s name or logo in substantially similar manner without requiring any additional consent from such other Party, unless otherwise informed in writing by such other Party.
12.4    Scientific Publications.
12.4.1    Publication During Pre-Option Exercise Term. During the Pre-Option Exercise Term, if Mersana or any of its Affiliates or Third Party subcontractors (including any personnel thereof) desires to make a publication relating to a Clinical Trial for a Licensed Product that is being conducted under the Initial Development Plan or that otherwise relates to the Licensed Compound or any Licensed Products or the activities conducted with respect thereto, then Mersana shall submit a copy of the proposed publication or presentation (including manuscripts, abstracts, posters, slides, scheduled interviews or the like) to the DAC and GSK’s Patent Liaison at least [**] (or, with respect to any abstract, at least [**]) prior to any submission or disclosure to any Third Party to allow the Parties (via the DAC) to review and discuss such proposed publication or presentation. GSK shall provide the DAC with its comments, if any, in writing within [**] (or, with respect to any abstract, within [**]) following receipt of such proposed publication and Mersana shall consider in good faith any comments provided by GSK with respect to such proposed publication, including whether to delay submission of such proposed publication to permit the preparation and filing of a patent application as needed to preserve the patentability of any Mersana Know-How that is specifically related to the Licensed Compound or any Licensed Product or any Confidential Information of GSK (or any of its Affiliates or Sublicensees). Mersana shall have the final decision regarding publications or presentations during the Pre-Option Exercise Term, but, upon GSK’s request, Mersana shall remove any and all of GSK’s Confidential Information from any proposed publication or presentation [**]. Once any such publication is accepted for publication, Mersana shall provide GSK with a copy of the final version of such publication.
12.4.2    Publication During Collaboration Term
(a)    If GSK exercises its Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, within [**] following the establishment of the JDC pursuant to Section 10.2.1 (Establishment of JDC), the JDC will prepare a global publication strategy for the Development activities related to the Licensed Compound and Licensed Products Developed under the Collaboration (the “Publication Strategy”) that is consistent with each Party’s Internal Policies. The JDC (with consultation from the Patent Liaisons, where applicable) will review and approve such Publication Strategy and may update it from time to time as required to comply with each Party’s Internal Policies. The Parties shall have no right to publish in relation to any Development activities conducted hereunder other than as specified in the Publication Strategy or otherwise in this Section 12.4.2 (Publication During Collaboration Term); provided that either Party shall have the right to re-publish (in accordance with Section 12.4.2(d)) or reference any publication (or information therein)

previously published in accordance with the Publication Strategy. Without limiting the Party’s right to disclose top-line results pursuant to a Public Statement issued in accordance with Section 12.2.1 (Press Releases and Other Public Statements) to the extent necessary to comply with relevant Legal Requirements, if a Party or its employees or consultants (such as clinical investigators) desires to make a publication relating to a Clinical Trial for a Licensed Product that is being conducted under the Joint Development Plan or that otherwise relates to the Licensed Compound or any Licensed Product, or the activities conducted hereunder, subject to Section 12.4.2(e), then it shall make such request to the other Party through the JDC, and such publication shall be subject to review in accordance with Section 12.4.2(b) and the consent of such other Party (such consent not to be unreasonably withheld, conditioned or delayed). [**].
(b)    Subject to Section 12.4.2(d) or Section 12.4.2(e), as applicable, except as required by Applicable Law or court order, any proposed scientific or medical publications or scientific or medical presentations covered by Section 12.4.2(a) will be subject to the provisions of this Section 12.4.2(b). For any such publication or presentation, the publishing Party shall submit a copy of the proposed publication or presentation (including manuscripts, abstracts, posters, slides, scheduled interviews or the like) and any reasonably requested additional information to the representative of the other Party designated to receive such proposed publications at least [**] (or, with respect to any abstract, at least [**]) prior to any submission or disclosure to any Third Party to allow the other Party to review such proposed publication or presentation. The reviewing Party shall provide the publishing Party with its comments, if any, in writing within [**] (or, with respect to any abstract, within [**]) following receipt of such proposed publication. The publishing Party shall consider in good faith any comments thereto provided by the reviewing Party and shall comply with the reviewing Party’s request to remove any and all of the reviewing Party’s Confidential Information from the proposed publication. In addition, upon the reviewing Party’s reasonable request, the publishing Party shall delay the submission for a period up to [**] to permit the preparation and filing of a patent application as needed to preserve the patentability of any Confidential Information of such reviewing Party.
(c)    Each Party will ascribe authorship of any proposed publication under Section 12.4.2(b) using accepted standards used in peer-reviewed, academic journals at the time of the proposed publication. Any publication or disclosure made by either Party pursuant to Section 12.4.2(b) shall contain appropriate acknowledgements of the contribution of the other Party or any Third Party to the Development activities that are the subject of such publication, in accordance with generally accepted academic practice.
(d)    Once a publication or presentation has been reviewed and approved by the non-publishing Party in accordance with Section 12.4.2(b), the publishing Party may use the information contained in the publication or presentation without seeking further approval so long as (i) such subsequent publications or presentations are released without changes to the substantive information provided therein and (ii) the information provided therein is still considered accurate and non-misleading and has not been superseded by other subsequent information known by such Party.
(e)    Notwithstanding anything to the contrary, during the Term following the expiration of the Development Term, as between the Parties, (i) GSK shall have the exclusive right to, and the sole decision-making authority in all matters relating to, all publications or presentations with respect to the Licensed Compound or any Licensed Product (or the Exploitation thereof), including the right to make any publications or presentations regarding the Licensed Compound or any Licensed Product (or the Exploitation thereof) in its sole discretion, without requiring any review or approval of Mersana in advance of such publication or presentation; provided that, once any such publication is accepted for publication, GSK shall provide Mersana with a copy of the final version of such publication, and (ii) Mersana shall have no right to make any such publication or presentation without GSK’s prior written consent, in its sole discretion.
(f)    Each publication made in accordance with this Section 12.4.2 (Publication During Collaboration Term) shall not be a breach of the confidentiality provisions contained in Section 12.1 (Confidentiality).
12.4.3    Publication of Clinical Information. Notwithstanding the provisions of this Article 12 (Confidentiality; Publications and Presentations), each Party shall have the right at any time during and after the Term to (a) publish the results or summaries of results of all Clinical Trials conducted by such Party with respect to any and all Licensed Products in any clinical trial register maintained by such Party or its Affiliates and the protocols of such clinical studies on www.clinicaltrials.gov or in each case publish the results, summaries or protocols of such Clinical Trials on such other websites or repositories or at scientific congresses and in peer-reviewed journals within such timescales as required by Applicable Law, irrespective of the outcome of such clinical studies; and (b) with respect to GSK, make information and Data from Clinical Trials conducted by or on behalf of GSK with respect to a Licensed Compound or Licensed Product available under the Data Sharing Initiative.
ARTICLE 13
INTELLECTUAL PROPERTY
13.1    Ownership of Intellectual Property.
13.1.1    Background Patents and Know-How. Subject to the licenses granted by each Party to the other Party under this Agreement, Mersana shall retain all of its rights, title and interests in, to and under the Mersana Background Technology, and GSK shall retain all of its rights, title and interests in, to and under the GSK Background Technology.
13.1.2    Inventorship. For purposes of this Agreement, the determination of inventorship of any inventions included in the Arising Know-How (including any Arising Patent that claims such Arising Know-How) shall be made in accordance with United States patent law, regardless of where the applicable activities occurred.
13.1.3    GSK Arising Technology. As between the Parties, from and after the License Effective Date, GSK shall be the sole owner of all rights, title and interests in and to any (a) Product-Specific Arising Know-How and Product-Specific Arising Patents and (b) GSK Solely-Developed Arising Technology. Effective as of the License Effective Date, Mersana will, and hereby does, assign to GSK, without additional consideration, all of its rights, title and interest in and to any Product-Specific Arising Know-How that is first discovered, developed, generated, invented, derived or created by or on behalf of Mersana or any of its Affiliates, either solely or jointly with GSK or any of its Affiliates (“Assigned Product-Specific Arising Know-How”) and any Product-Specific Arising Patent that claims any such Assigned Product-Specific Arising Know-How (each, an “Assigned Product-Specific Arising Patent,”), and GSK hereby accepts such assignment.
13.1.4    Mersana Arising Technology. As between the Parties, Mersana shall be the sole owner of all rights, title and interests in and to any (a) Platform-Specific Arising Know-How and Platform-Specific Arising Patents and (b) Mersana Solely-Developed Arising Technology. GSK will, and hereby does, assign to Mersana, without additional consideration, all of its rights, title and interest in and to each Platform-Specific Arising Know-How that is first discovered, developed, generated, invented, derived or created by or on behalf of GSK or any of its Affiliates, either solely or jointly with Mersana or any of its Affiliates (“Assigned Platform-Specific Arising Know-How”) and any Platform-Specific Arising Patent that claims any such Assigned Platform-Specific Arising Know-How (each, an “Assigned Platform-Specific Arising Patent”), and Mersana hereby accepts such assignment.
13.1.5    Joint Arising Technology. Subject to any rights or licenses that are expressly granted by one Party to the other Party under this Agreement, each Party will have an undivided one-half (1/2) interest in and to the Joint Arising Technology. Each Party will, and hereby does, assign to the other Party, without additional consideration, an equal, undivided interest in and to all of its rights, title and interests in and to such Joint Arising Technology, and such other Party hereby accepts such assignment. Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement (including pursuant to Section 4.1 (License Grants to GSK)), or the covenants contained herein (including pursuant to Section 4.5 (Exclusivity)), each Party shall be entitled to practice and license the Joint Arising Technology without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to the other Party (and, to the extent necessary by way of Applicable Laws of any jurisdiction regarding joint ownership of intellectual property rights, each Party grants the other Party the right and license to do the same), and each Party hereby waives any right it may have under Applicable Laws to require any such consent or accounting.
13.1.6    Assignment Obligation. Each Party shall cause all employees, independent contractors, consultants and others who perform activities for such Party or its Affiliates under this Agreement to be under an obligation to assign (or, if such

Party is unable to cause such Person to agree to such assignment obligation despite such Party using Commercially Reasonable Efforts to negotiate such assignment obligation, provide an exclusive, perpetual, irrevocable, worldwide license under) their rights in and to any Arising Know-How, Arising Patents and all other intellectual property rights therein to such Party (or to an entity that is obligated to assign such rights to such Party), except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, or right to obtain such a license). Further, each Party acknowledges and agrees that it will not intentionally take any action or make any statement that contradicts or negates any such assignment of Arising Know-How, Arising Patents or any other intellectual property rights by its employees, independent contractors, consultants or others who perform activities for such Party under this Agreement.
13.1.7    Disclosure. During the Term, (a) Mersana will disclose to GSK any inventions within the Assigned Product-Specific Arising Know-How or Joint Arising Know-How of which Mersana or any of its Affiliates becomes aware; and (b) GSK will disclose to Mersana any inventions within the Assigned Platform Specific-Arising Know-How or Joint Arising Know-How of which GSK or any of its Affiliates become aware, in each case ((a) or (b)), such disclosure shall (i) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Arising Know-How and (ii) include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, independent contractors, or other agents relating thereto.
13.2    Prosecution and Maintenance.
13.2.1    Pre-Option Exercise Term. During the Pre-Option Exercise Term, the terms of this Section 13.2.1 (Pre-Option Exercise Term) shall apply.
(a)    Except as set forth in Section 13.2.1(b) or Section 13.2.1(c), as between the Parties, during the Pre-Option Exercise Term, Mersana shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the Mersana Patents at its sole cost and expense and using counsel of its own choice; provided, however, that Mersana shall keep GSK reasonably informed [**].
(b)    During the Pre-Option Exercise Term, the Parties shall jointly agree on the preparation, filing, prosecution and maintenance of any Joint Arising Patents, using counsel mutually selected by the Parties, with all Patent Costs incurred in connection therewith to be shared equally by the Parties.
(c)    Notwithstanding Section 13.2.1(a), promptly following the Effective Date, the Parties (through their respective Patent Liaisons) shall [**].
13.2.2    Collaboration Term. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, the terms of this Section 13.2.2 (Collaboration Term) shall apply.

(a)    Subject to Section 13.2.2(e), as between the Parties, (i) GSK shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any Joint Arising Patents, Assigned Product-Specific Arising Patents or Mersana Product-Related Patents (collectively, the “GSK Prosecuted Patents”) and (ii) Mersana shall have the sole right but not the obligation, to prepare, file, prosecute and maintain any Mersana Patent that is not a Joint Arising Patent or Mersana Product-Related Patent (collectively, the “Mersana Prosecuted Patents”).
(b)    The Patent Liaison for the Party responsible for preparation, filing, prosecution and maintenance of [**] a given GSK Prosecuted Patent or [**] (the “Controlling Party”), using counsel of its own choice, shall keep the other Party’s Patent Liaison reasonably informed on a regular basis regarding such activities, including by providing copies of any material communications or correspondence received from relevant patent authorities to such other Party’s Patent Liaison, and, without limiting the generality of the foregoing, provide the other Party’s Patent Liaison with a copy of any proposed filing or correspondence with any patent authority, unless otherwise agreed in writing by the Parties, at least [**] prior to the anticipated filing or submission date thereof to allow such other Party to have a reasonable opportunity to comment and consult on, all such filings or correspondence, and the Controlling Party shall consider any reasonable comments of the other Party with respect thereto in good faith.
(c)    With respect to any GSK Prosecuted Patent, as long as GSK is the Controlling Party, Mersana will cooperate with GSK, including furnishing a power of attorney, inventor declaration or assignment documentation, to allow preparation, prosecution, maintenance or defense activities with respect to such GSK Prosecuted Patents to be carried out effectively and expeditiously.
(d)    With respect to any Mersana Background Patent listed on Schedule 1.222 filed in the [**], to the extent that such [**].
(e)    With respect to any GSK Prosecuted Patent in any country in the Territory, GSK will give reasonable notice to Mersana, unless otherwise agreed in writing by the Parties, but in any event at least [**] advance written notice, before determining to abandon the prosecution or maintenance of such Patent and, upon receipt of such notice, Mersana shall have the right to elect, by delivery of written notice to GSK within [**], to assume, and thereafter shall have the right to control, the prosecution and maintenance of such Patent in such country, in which case, GSK shall provide reasonable assistance in connection with transferring of the prosecution and maintenance of such Patent to Mersana.
(f)    As between the Parties, GSK shall have the sole decision-making authority, after consulting the Mersana Patent Liaison, to determine which of the Patents that Cover the Licensed Product are extended with respect to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection

of Member States of the EU, and other similar measures in any other country; except that GSK may not, without Mersana’s prior written consent, extend any Mersana Patent that is not a Mersana Product-Related Patent or a Joint Arising Patent. Mersana and GSK shall each cooperate and use Commercially Reasonable Efforts to gain such patent term extension in the U.S. and Major European Countries.
13.2.3    GSK Sole Prosecution Patents. As between the Parties, GSK shall have the sole right, but not the obligation, in its sole discretion, using counsel of its own choice, to pursue and direct the preparation, filing, prosecution and maintenance of any GSK Background Patents and any GSK Arising Patents that are not Assigned Product-Specific Arising Patents or Joint Arising Patents) (collectively, the “GSK Sole Prosecution Patents”) and shall have no obligation to keep Mersana informed with respect to such activities.
13.2.4    Patent Costs. Except as otherwise agreed by the Parties, the Party controlling the preparation, filing, prosecution and maintenance of a given Patent pursuant to this Section 13.2 (Prosecution and Maintenance) shall be responsible for all Patent Costs incurred in connection therewith.
13.3    Enforcement Rights.
13.3.1    Notification of Infringement. If either Party learns of any infringement or threatened or suspected infringement, or misappropriation or threatened or suspected misappropriation, of any (a) Mersana Technology by the Manufacture, use, Development or Commercialization by a Third Party of a product that competes with a Licensed Product, including any notification of the submission of an Abbreviated Biologic License Application wherein a Licensed Product is the “Reference Product” under the BPCIA or receipt of manufacturing process from a subsection (k) applicant or other similar procedure where a response is required under Applicable Law (in order to avoid waiving rights); or (b) any Joint Arising Patent or Assigned Product-Specific Arising Patent, whether or not such Third Party infringement is by a product that competes with a Licensed Product (each of (a) and (b), an “Infringement”), such Party shall promptly, but in any event within ten (10) Business Days of becoming aware of such Infringement, provide notice to the Patent Liaisons describing such Infringement (each, an “Infringement Notice”). For clarity, except as expressly set forth in Section 13.3.2 (Enforcement), Mersana retains all rights to enforce the Mersana Technology; [**].
13.3.2    Enforcement.
(a)    As between the Parties, GSK shall have the initial right, but not the obligation, to pursue and direct enforcement of any GSK Prosecuted Patent against any Infringement. If GSK decides not to abate such Infringement by way of enforcing one or more applicable GSK Prosecuted Patent(s) against the relevant Third Parties, then GSK shall inform Mersana of such decision in writing no later than [**] after GSK first becomes aware of such Infringement. Upon receiving such notice from GSK (or, if no such action to abate such Infringement is taken within such [**] period, following the expiry of such [**] period, as applicable), then Mersana shall thereafter have the right, but not the obligation, to pursue and direct enforcement of the applicable GSK Prosecuted Patent(s) against such Infringement; [**].
(b)    As between the Parties, Mersana shall have the sole right, but not the obligation, to pursue and direct enforcement of any Mersana Prosecuted Patent against any Infringement. [**].
(c)    The Party enforcing against any Infringement under this Section 13.3.2 (Enforcement) (the “Enforcing Party”) will (i) keep the other Party reasonably informed through the Patent Liaisons on a regular basis regarding enforcement of the applicable Patent(s), and (ii) provide such other Party with reasonable opportunity to consult and comment on all enforcement activities and materials in respect of the applicable Patent(s). The non-Enforcing Party shall have the right, to the extent permitted by Applicable Laws and procedural rules to join, using its own counsel, as a party to the enforcement actions included in such enforcement activities.
(d)    Any damages or other monetary awards recovered from the settlement of, or judgment from, enforcement actions under this Section 13.3.2 (Enforcement) shall be allocated first to reimburse the Parties for the costs and expenses incurred by them in connection with such enforcement actions. [**].
(e)    If an Enforcing Party brings an enforcement action or proceeding in accordance with this Section 13.3.2 (Enforcement), then the other Party shall cooperate as reasonably requested in the pursuit of such enforcement action, including, if necessary, by joining as a party to any such enforcement action for which it is a necessary or indispensable party or taking such other actions as are necessary for standing, furnishing a power of attorney, or for the Enforcing Party to otherwise maintain or pursue such enforcement action effectively and expeditiously.
(f)    The Enforcing Party that brings an enforcement action or proceeding in accordance with this Section 13.3.2 (Enforcement) shall also have the right to control the settlement of the applicable enforcement action; provided that the Enforcing Party shall not admit the unenforceability or invalidity of Patents Controlled by the other Party or its Affiliates, or of Patents within the Joint Arising Technology, or that otherwise materially adversely affects the other Party’s interest in the Mersana Technology or the Joint Arising Technology, in all cases, without such other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
13.3.3    Enforcement of GSK Sole Prosecution Patents. As between the Parties, GSK shall have the sole right to pursue and direct, at its own cost and discretion, the enforcement of all GSK Sole Prosecution Patents. Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be retained by GSK; [**].
13.4    Infringement Claims by Third Parties.

13.4.1    Notice; Control. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that any Development, Manufacture or Commercialization or other activities with respect to any Licensed Product infringes or misappropriates, or may infringe or misappropriate, the intellectual property rights of such Third Party (a “Third Party Infringement Claim”). Each Party shall have the right to control the defense of the Third Party Infringement Claim brought against such Party.
13.4.2    Cooperation; Settlement. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party Infringement Claim through the Patent Liaisons. Such Party shall provide the other Party with copies of all filings by, or correspondence from, the counterparty(ies) in any suit or proceeding relating to such Third Party Infringement Claim, and with copies of proposed filings to be filed, or material correspondence to be delivered to such counterparty(ies), by the Party defending such Third Party Infringement Claim in such proceedings at least [**] prior to the anticipated filing or delivery date thereof for the other Party to comment on, and the Party defending such Third Party Infringement Claim shall take all such comments received under good faith consideration. The Party defending such Third Party Infringement Claim may enter into a settlement or compromise of any Third Party Infringement Claim, provided that, if such settlement or compromise would admit liability on the part of the other Party or any of its Affiliates or would otherwise have a material adverse effect on the rights or interests of the other Party or its Affiliates (including by imposing any monetary obligation upon the other Party or its Affiliates or by limiting the scope of or admitting the unenforceability or invalidity of Patents owned or exclusively licensed by the other Party or its Affiliates), then such Party shall not enter into such settlement or compromise without the prior written consent of the other Party. Any counterclaims of Infringement shall be handled as set forth in Section 13.3 (Enforcement Rights).
13.4.3    Costs; Recoveries. All out-of-pocket expenses incurred by a Party in defending a Third Party Infringement Claim (including outside counsel fees), and all amounts payable by either Party as a judgment based on a Third Party Infringement Claim or in settlement of such Third Party Infringement Claim, shall be borne by, or retained by, the Party defending such Third Party Infringement Claim, as applicable; provided, however, that, if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), then, solely with respect to Third Party Infringement Claims directed to the activities conducted hereunder for the Licensed Products in the Shared Territory, such out-of-pocket expenses will be shared by the Parties in accordance with the Pre-Tax Profit or Loss in accordance with Section 11.5 (Pre-Tax Profit or Loss Sharing).
13.5    Patent Lists Under the BPCIA. If GSK exercises the Option pursuant to Section 3.8 (Exercise of Option and License Effective Date), then, during the Collaboration Term, as between the Parties, GSK will have sole decision-making authority with respect to the determination, as a reference product sponsor, of whether or not to privately exchange any GSK Prosecuted Patent or any GSK Sole Prosecution Patent, in each case, that Covers a Licensed Product or Licensed Compound, with a biosimilar applicant, and take other steps, pursuant to the requirements of the BPCIA; [**]. The Patent Liaison for each Party will discuss the selection of any such Patents to be used in accordance with the requirements of the BPCIA, and GSK will consider the comments and concerns of Mersana’s Patent Liaisons in good faith prior to making its selections.
13.6    New Third Party In-Licenses. During the Term, if Mersana or any of its Affiliates intends to enter into any agreement or other arrangement with a Third Party pursuant to which Mersana (or its Affiliate) would in-license, or otherwise acquire rights, under any Patent or Know-How owned or otherwise controlled by such Third Party (whether by acquisition or by license) that is both (a) necessary or useful to Exploit the Mersana Platform and (b) necessary or useful to Exploit the Licensed Compound or any Licensed Product in the Field in the Territory, then, subject to compliance with Section 13.6.1 (New Mersana Platform Agreements), Section 13.6.2 (New Mersana Upstream Agreements) and Section 13.6.3 (Additional Third Party IP), as applicable, [**].
13.6.1    New Mersana Platform Agreements. With respect to any such agreement or other arrangement with a Third Party pursuant to which Mersana (or any of its Affiliates) would in-license or otherwise acquire rights under any such Patent or Know-How that is necessary or useful to Exploit any and all compounds and products that use the Mersana Platform, then Mersana (or any of its Affiliates) shall have the right to enter into such New Mersana Platform Agreement [**]; except that, if such Patent or Know-How is necessary for the Exploitation of the Licensed Compound or any Licensed Product in the Field in the Territory, then Mersana shall ensure that (a) such Patent or Know-How is automatically included in the Mersana Technology licensed to GSK under this Agreement at no additional cost to GSK (provided that Mersana shall promptly identify such Patent or Know-How to GSK’s Patent Liaison, together with a summary of the scope of such license grant); and (b) as between the Parties, Mersana remains fully responsible for all milestone payments, royalties or other amounts due and payable to any Third Party under such agreement or other arrangement as a result of GSK’s (or its Affiliates’ or Sublicensee’s) Exploitation of the Licensed Compound or any Licensed Product under this Agreement (each such agreement or other arrangement, if entered into by Mersana or its Affiliate, a “New Mersana Platform Agreement”).
13.6.2    New Mersana Upstream Agreements. Subject to Section 13.6.3 (Additional Third Party IP), with respect to any such agreement or other arrangement with a Third Party pursuant to which Mersana (or any of its Affiliates) would in-license or otherwise acquire rights under any such Patent or Know-How, other than a New Mersana Platform Agreement (each such agreement, if entered into by Mersana or its Affiliate, a “New Mersana Upstream Agreement”):
(a)    if Mersana expressly excludes from the scope of the licenses or other rights granted to Mersana (or its Affiliate) under such New Mersana Upstream Agreement [**]; or
(b)    if Mersana does not expressly exclude from the scope of the licenses or other rights granted to Mersana (or its Affiliate) under such agreement or other arrangement [**], then, prior to Mersana (or any of its Affiliates) entering into such New Mersana Upstream Agreement, Mersana [**] the relevant Know-How or Patent(s) owned or otherwise controlled by such Third Party that Mersana (or its Affiliate) proposes to in-license and otherwise acquire rights under pursuant to such proposed New Mersana Upstream Agreement that are [**] to Exploit the Licensed Compound or any Licensed Product in the Field in the Territory. [**]. If Mersana (or its Affiliate) is successful in obtaining such sublicensable licenses or rights under such New Mersana Upstream Agreement, then the relevant Know-How or Patents in-licensed or otherwise acquired by Mersana (or its Affiliate) pursuant to such New Mersana Upstream Agreement shall automatically be deemed Mersana Background Know-How or Mersana Background Patents (as applicable) and GSK shall comply, and shall cause its Affiliates and require its Sublicensees to comply, with any applicable obligations under such New Mersana Upstream Agreement applicable to GSK (or its Affiliates or Sublicensees) as a sublicensee thereunder and of which GSK was informed by Mersana in writing prior to Mersana (or its Affiliate) entering into such New Mersana Upstream Agreement, [**].
13.6.3    Additional Third Party IP. Notwithstanding anything to the contrary set forth herein, during the Collaboration Term, except as set forth in Section 13.6.2(a), in no event shall Mersana enter into any New Mersana Upstream Agreement pursuant to which Mersana (or any of its Affiliates) would in-license or otherwise acquire rights under, (A) any Know-How owned or otherwise controlled by a Third Party that is specifically related to the Licensed Compound or any Licensed Product or (B) any Patents owned or otherwise controlled by a Third Party that specifically claim any such Know-How, the Licensed Compound or any Licensed Product, in each case, without GSK’s prior written consent. [**].
ARTICLE 14
REPRESENTATIONS AND WARRANTIES AND COVENANTS
14.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date and as of the License Effective Date, and further covenants (where explicitly stated as a forward-looking covenant), that:
14.1.1    such Party is an Entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization and has full corporate power and authority and legal right to execute, deliver and perform this Agreement;
14.1.2    the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents; (b) any agreement, instrument, or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;
14.1.3    this Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity;

14.1.4    except for (a) any Regulatory Approvals necessary for the Development, Manufacture or Commercialization of the Licensed Compound and Licensed Products; (b) any HSR Filings or Other Antitrust Filings that may be required, as contemplated under Section 3.8.2 (Antitrust Filings); (c) any required filing with the U.S. Securities and Exchange Commission or equivalent filings with regard to this transaction in other countries; or (d) consents obtained on or prior to the Effective Date, no authorization, consent, approval, exemption of or filing or registration with any Governmental Authority under Applicable Law or with any other Person is or shall be necessary for, or in connection with, the entering of this Agreement or the transactions contemplated hereby;
14.1.5    except with respect to the Loan Agreement, such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder;
14.1.6    such Party and its Affiliates have not employed, and, during the Term, such Party covenants that it and its Affiliates will not knowingly employ, any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent);
14.1.7    in connection with this Agreement, such Party covenants that it will respect the human rights of its staff and will not employ child labor, forced labor, unsafe working conditions, or cruel or abusive disciplinary practices in the workplace and will not discriminate against any workers on any ground (including race, religion, disability, gender, sexual orientation or gender identity), will pay each employee at least the minimum wage, provide each employee with all legally mandated benefits, and comply with the Applicable Laws on working hours and employment rights in the countries in which it operates, be respectful of its employees’ right to freedom of association and encourage compliance with these standards by any supplier of goods or services that it uses in performing its obligations under this Agreement;
14.1.8    such Party has complied with Applicable Laws relating to anti-corruption and anti-bribery, has not, prior to the Effective Date, as relevant to this Agreement, and such Party covenants that it will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assist such Party in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery, in each case in violation of any Applicable Laws, and such Party will require subcontractors, agents or any other Third Parties subject to its control or determining influence not to do any of the foregoing activities;
14.1.9    such Party complies with and covenants that it will comply with all Applicable Laws relating to the collection, storage, use and disposal of Human Biological Samples to be used in the Development of Licensed Products, and appropriate and adequate consent or ethics committee approval (as required by such Applicable Laws) has been or will be obtained in respect of all Human Biological Samples to be collected, transferred, stored, used and disposed of for the purpose of the Development of Licensed Products by such Party;
14.1.10    neither such Party nor any of its Affiliates is subject to, or bound by, any exclusivity provisions, non-compete provisions or other similar types of provisions or obligations pursuant to any agreement with a Third Party or otherwise that would limit or restrict in any way such Party or any of its Affiliates from Developing, Manufacturing or Commercializing the Licensed Compound or any Licensed Product as set forth herein, or granting the rights to the other Party to do so as set forth herein; and
14.1.11    such Party covenants that it shall, and shall require its Affiliates and its and their respective subcontractors and Sublicensees to, conduct all activities undertaken pursuant to this Agreement in accordance with Applicable Laws, including entering into any data protection agreements required under applicable Data Protection Laws.
14.2    Additional Representations, Warranties and Covenants of Mersana. Except as qualified in Schedule 14.2 (as may be updated pursuant to Section 3.8.3 (Updates by Mersana)), Mersana further hereby represents and warrants to GSK, as of the Effective Date and as of the License Effective Date, and covenants (where explicitly stated as a forward-looking covenant), as follows:
14.2.1    All Mersana Background Patents existing as of the Effective Date are listed on Schedule 14.2.1 (the “Existing Mersana Background Patents”). To the Knowledge of Mersana, all the issued claims included in the Existing Mersana Background Patents are subsisting and are not invalid or unenforceable, in whole or in part. The Existing Mersana Background Patents represent all Patents within Mersana’s or its Affiliates’ ownership or Control as of the Effective Date that claim or Cover the Licensed Compound or any Licensed Product, or the Exploitation thereof.
14.2.2    Mersana is the sole and exclusive owner of the entire right, title and interest in the Existing Mersana Background Patents listed on Schedule 14.2.1, free of any encumbrance, lien, or claim of ownership by any Third Party. Mersana is entitled to grant the Option and the licenses specified herein.
14.2.3    No Third Party has any right under any agreement entered into by Mersana or any of its Affiliates and such Third Party, including a right of consent or a right of first negotiation, that would reasonably be expected to conflict with, be inconsistent with, or adversely affect in any material respect any of the rights or licenses granted to GSK hereunder (including the Option). During the Term, Mersana covenants that Mersana and its Affiliates shall not, directly or indirectly, assign, transfer, convey, dispose of or otherwise encumber (including by grant of license or other rights), or enter into any grant or agreement with any Third Party to assign, transfer, convey, dispose of or otherwise encumber (including by grant of license or other rights), any Mersana Technology (or any intellectual property that would otherwise be included in the Mersana Technology) or any rights to the Licensed Compound or any Licensed Product, except to the extent such assignment, transfer, conveyance, disposal or other encumbrance would not conflict with, be inconsistent with, or adversely affect in any material respect any of the rights or licenses granted to GSK hereunder (including the Option); provided, however, the foregoing covenant shall not apply with respect to (a) any encumbrance arising from the Loan Agreement (or any amendment, modification or replacement thereto as described in clause (b) below) solely to the extent such encumbrance is required under the Loan Agreement (in the form provided to GSK as of the Effective Date) or (b) any encumbrance arising from (i) any amendment or modification to the Loan Agreement or (ii) any new loan agreement entered into as a replacement of the Loan Agreement, in each case of (i) and (ii), solely to the extent the terms of such amendment, modification or replacement of the Loan Agreement are no more restrictive with respect to the foregoing covenant than are the relevant terms of the Loan Agreement (in the form provided to GSK as of the Effective Date).
14.2.4    Except for the Mersana [**] Agreement and the Mersana [**] Agreement, neither Mersana nor any of its Affiliates has entered into any agreements, either oral or written, with any Third Party pursuant to which Mersana owns or otherwise Controls any Mersana Technology, and Mersana has provided GSK with true, correct and complete copies of the Mersana [**] Agreement and the Mersana [**] Agreement. Each of the Mersana [**] Agreement and the Mersana [**] Agreement is in full force and effect and neither Mersana nor any of its Affiliates is in breach or default under, nor, to the Knowledge of Mersana, is any counterparty thereto in breach of, either such agreement. During the Term, Mersana covenants that Mersana and its Affiliates shall not amend, terminate or otherwise modify, or permit to be amended or modified (including by committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any Mersana Upstream Agreement)), any Mersana Upstream Agreement without GSK’s prior written consent, except to the extent such amendment, termination or modification would not conflict with, be inconsistent with, or adversely affect in any material respect any of the rights or licenses granted to GSK hereunder (including the Option). During the Term, Mersana covenants that Mersana shall promptly provide GSK with notice of any alleged, threatened or actual breach of any Mersana Upstream Agreement.
14.2.5    Without limiting the other provisions of this Section 14.2 (Additional Representations, Warranties and Covenants of Mersana), subject to the other applicable terms and conditions of this Agreement, during the Pre-Option Exercise Term, Mersana covenants that Mersana shall, and shall cause its Affiliates to, operate and maintain the business and assets related to the Licensed Compound and any Licensed Product (including Patents and Know-How) in the ordinary course of business, and in compliance with Applicable Law, including not withdrawing any INDs or Regulatory Approvals related to the Licensed Compound or any Licensed Product except as required by Applicable Law or in the ordinary course of business.
14.2.6    Except with respect to the Mersana [**] Agreement and the Mersana [**] Agreement, in each case as set forth on Schedule 11.8.1, and except for amounts that may become payable to contractors on a fee-for-service basis, neither Mersana nor any of its Affiliates has any obligations to make any payments to Third Parties as a result of entering into this Agreement, or as a result of the grant of any of the rights or licenses granted to GSK under this Agreement or the exercise of any rights or licenses granted to GSK under this

Agreement, including as a result of the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product.
14.2.7    The Existing Mersana Background Patents that are pending patent applications are being diligently prosecuted in the respective patent offices in the Territory in which they are pending, in accordance with Applicable Law and otherwise in compliance with all applicable duties of candor to the relevant patent office. The Existing Mersana Background Patents have been filed and maintained consistent with commercially reasonable patent prosecution practice. All applicable fees have been paid with respect to the Existing Mersana Background Patents on or before the due date for payment.
14.2.8    Neither Mersana nor any of its Affiliates owns or otherwise controls any Competing Product.
14.2.9    To the Knowledge of Mersana, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any Mersana Background Patents or Mersana Background Know-How.
14.2.10    There are no claims, judgments or settlements against, or amounts with respect thereto owed by, Mersana or any of its Affiliates relating to the Existing Mersana Background Patents or the Mersana Background Know-How. No claim or litigation has been brought or, to the Knowledge of Mersana, threatened in writing by any Person that (a) any Existing Mersana Background Patent is invalid or unenforceable, or (b) the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products as contemplated herein will infringe or misappropriate any Patent or other intellectual property or proprietary right of any Person.
14.2.11    There is no pending re-examination, opposition, interference, or patent litigation against Mersana or any of its Affiliates, and neither Mersana nor any of its Affiliates has received any written notice of any pending, alleged or threatened, re-examination, opposition, interference, or litigation, or any written communication, in each case, alleging that any issued Patent within the Mersana Patents is invalid or unenforceable anywhere in the world.
14.2.12    All material adverse information with respect to the safety and efficacy of the Licensed Compound known to Mersana has been provided or made available to GSK prior to the Effective Date or the License Effective Date, as applicable.
14.2.13    To the Knowledge of Mersana, Mersana and its Affiliates are in material compliance with (a) all Data Protection Laws; (b) all privacy policies and other related policies, programs and other notices of Mersana (or its Affiliates, as applicable) relating to the privacy, protection and security of PII; and (c) all contractual and other legal requirements to which Mersana (or its Affiliates, as applicable) is subject with respect to the privacy, protection, and security of PII; in each case of (a) through (c), as applicable to Mersana’s (or its Affiliate’s, as applicable) operations and activities directly related to this Agreement or otherwise in connection with the Exploitation of the Licensed Compound or any Licensed Product, and, to the Knowledge of Mersana, Mersana has in place reasonable safeguards to protect the confidentiality and security of PII, including from unauthorized access or misuse, based on

Applicable Law, as applicable to Mersana’s (or its Affiliate’s, as applicable) operations and activities directly related to this Agreement or otherwise in connection with the Exploitation of the Licensed Compound or any Licensed Product.
14.2.14    Mersana covenants that, in performing activities under this Agreement, it shall comply at all times in all material respects with all Applicable Laws, including anti-corruption laws, and that it has not, and covenants that it will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting Mersana, GSK or any of their respective Affiliates in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery, in each case in violation of any Applicable Laws, and warrants that it has taken reasonable measures to prevent Mersana’s (or its Affiliates’) subcontractors or agents, or any other Third Parties, subject to its control or determining influence, from doing so. For the avoidance of doubt, this includes facilitating payments, which are unofficial, improper, small payments or gifts offered or made to Government Officials in violation of Applicable Laws to secure or expedite a routine or necessary action to which Mersana is legally entitled.
14.2.15    To the Knowledge of Mersana, the conception and reduction to practice of any inventions, and the use or development of any other information, within the Mersana Background Know-How or the Existing Mersana Background Patents owned by Mersana have not constituted or involved the misappropriation of trade secrets of any Third Party.
14.2.16    To the Knowledge of Mersana, each of the Existing Mersana Background Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Mersana Background Patent is issued or such application is pending.
14.2.17    To the Knowledge of Mersana as of the Effective Date and the License Effective Date, the Parties’ Development, Manufacture and Commercialization of the Licensed Compound or any Licensed Product under Development as of such dates as contemplated herein will not infringe any Patent or other intellectual property or proprietary right of any Person.
14.2.18    All rights in all inventions and discoveries made, developed, or conceived by any employee or independent contractor of Mersana or any of its Affiliates during the course of their employment (or other retention) by Mersana or such Affiliate, and relating to or included in Mersana Background Know-How or that are the subject of one (1) or more Existing Mersana Background Patents have been or will be assigned in writing to Mersana or such Affiliate.
14.2.19    To the Knowledge of Mersana, neither Mersana nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or any Licensed Product, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compound or any Licensed Product, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compound or any Licensed Product that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.
14.2.20    Mersana and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compound or any Licensed Product in accordance in all material respects with Applicable Law (including GLP and GCP). Mersana has conducted, and has caused its contractors and consultants to conduct, any and all pre-clinical and Clinical Trials related to the Licensed Compound or any Licensed Product in accordance in all material respects with Applicable Law (including GLP and GCP). Mersana and its Affiliates have generated, prepared, maintained, and retained all Regulatory Filings that are required to be maintained or retained pursuant to and in accordance with Applicable Law (including GLP and GCP), and, to the Knowledge of Mersana, all information contained therein is true and correct.
14.2.21    Solely with respect to the Licensed Product being Developed by Mersana as of the Effective Date, in the form in which it exists on the Effective Date, Mersana has provided to GSK, prior to the Effective Date or License Effective Date (as applicable), all material Data and information in Mersana’s or any of its Affiliates’ Control regarding the quality, efficacy or safety of such Licensed Product.
14.2.22    The inventions claimed or covered by the Existing Mersana Background Patents (a) were not invented in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (c) are not otherwise subject to the provisions of the Bayh-Dole Act.
14.2.23    In response to any of GSK’s requests for information, either in connection with the due diligence and negotiation process with respect to this Agreement prior to the Effective Date or otherwise pursuant to this Agreement during the Pre-Option Exercise Period (as applicable), it has not intentionally made any untrue statement of a material fact or intentionally omitted to provide or otherwise disclose to GSK any material information known to Mersana or any of its Affiliates at the time of such response.
14.3    Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 15
INDEMNIFICATION
15.1    Indemnification.
15.1.1    Indemnification by Mersana. Mersana hereby agrees to indemnify, defend and hold harmless GSK and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns any of the foregoing (collectively, “GSK Indemnitees”), from and against any and all suits, claims, actions, demands, losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) asserted by a Third Party to the extent arising from (a) any breach by Mersana or any of its Affiliates of its representations and warranties, covenants or obligations set forth in this Agreement, (b) a Mersana Indemnitee’s gross negligence or willful misconduct, or (c) the Development, Detailing or other Exploitation of the Licensed Compound or any Licensed Product by or on behalf of Mersana or its Affiliates (i) pursuant to this Agreement (including prior to the License Effective Date), (ii) prior to the Effective Date or (iii) following any termination of this Agreement, in each case ((a) through (c)), except to the extent that such Losses (A) arise out of any Product Claims relating to or asserted in the Shared Territory or are Third Party Infringement Costs with respect to the Shared Territory, or (B) are covered by GSK’s obligations under Section 15.1.2(a), Section 15.1.2(b) or Section 15.1.2(c), as applicable.
15.1.2    Indemnification by GSK. GSK hereby agrees to indemnify, defend and hold harmless Mersana and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns of any of the foregoing (collectively, “Mersana Indemnitees”), from and against any and all Losses asserted by a Third Party to the extent arising from (a) any breach by GSK or any of its Affiliates of its representations and warranties, covenants or obligations set forth in this Agreement, (b) a GSK Indemnitee’s gross negligence or willful misconduct, or (c) the Development, Commercialization or other Exploitation of the Licensed Compound or any Licensed Product by or on behalf of GSK or its Affiliates pursuant to this Agreement, in each case ((a) through (c)), except to the extent that such Losses (i) arise out of any Product Claims relating to or asserted in the Shared Territory or are Third Party Infringement Costs with respect to the Shared Territory, or (ii) are covered by Mersana’s obligations under Section 15.1.1(a), Section 15.1.1(b) or Section 15.1.1(c), as applicable.
15.1.3    Indemnification Procedures. Upon becoming aware or receipt of notice of any Third Party claim that may be subject to indemnification by the other Party (the “Indemnifying Party”) under this Section 15.1 (Indemnification), any GSK Indemnitee or any Mersana Indemnitee (each, an “Indemnitee”), as the case may be, shall promptly notify the Indemnifying Party in writing. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any action for which indemnification is sought, and, if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof. The Indemnifying

Party may settle any action, claim or suit for which the Indemnitee is seeking indemnification; provided that, unless the proposed compromise or settlement does not diminish the rights or interests of the Indemnitee, admit any liability on the part of the Indemnitee, or obligate the Indemnitee to make any payment, take any action, or refrain from taking any action, the Indemnifying Party shall first give the Indemnitee advance notice of any proposed compromise or settlement and obtains such Indemnitee’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed). The Parties and their employees shall cooperate fully with each other and their legal representatives in the investigation, defense, prosecution, negotiation, or settlement of any such claim or suit. Each Party’s indemnification obligations under this Article 15 (Indemnification) shall not apply to amounts paid by an Indemnitee in settlement of any action with respect to a Third Party claim, if such settlement is effected without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). In no event shall the Indemnifying Party settle or abate any Third Party claim in a manner that would diminish the rights or interests of the Indemnitee, admit any liability on the part of the Indemnitee, or obligate the Indemnitee to make any payment, take any action, or refrain from taking any action, without the prior written approval of the Indemnitee.
15.2    Insurance.
15.2.1    Mersana’s Insurance Obligations. Mersana shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by Mersana, based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which Mersana is responsible hereunder. Mersana shall furnish to GSK evidence of such insurance, upon reasonable request.
15.2.2    GSK’s Insurance Obligations. GSK shall maintain, at its cost, insurance or self-insurance with respect to liabilities and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement. GSK shall furnish to Mersana evidence of such insurance or self-insurance, upon reasonable request.
15.3    LIMITATION OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1 (INDEMNIFICATION), (B) A BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 4.5 (EXCLUSIVITY) OR (C) A BREACH OF A PARTY’S CONFIDENTIALITY OR NON-USE OBLIGATIONS IN ARTICLE 12 (CONFIDENTIALITY; PUBLICATIONS AND PRESENTATIONS), NEITHER MERSANA NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS

AFFILIATES OR ANY OF THEIR SUBLICENSEES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
ARTICLE 16
TERM AND TERMINATION
16.1    Term.
16.1.1    General. Subject to Section 16.1.2 (Expiration Following Non-Exercise of Option), this Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 16 (Term and Termination), will continue in full force and effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the date of expiration of all payment obligations under this Agreement with respect to such Licensed Product in such country, including, if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), until the date on which there are no remaining Development Costs or Pre-Tax Profit or Loss sharing obligations in the Shared Territory (the “Term”).
16.1.2    Expiration Following Non-Exercise of Option. Notwithstanding Section 16.1.1 (General), if GSK does not exercise the Option prior to the expiration of the Option Exercise Period, then the Term shall automatically expire on the day immediately following the expiration of the Option Exercise Period.
16.1.3    Effect of Expiration of the Term. Upon expiration (but not the earlier termination) of this Agreement following the License Effective Date, (a) with respect to a given Licensed Product in a given country, the license grants to GSK pursuant to Section 4.1 (License Grant to GSK) with respect to such Licensed Product in such country shall become fully paid-up, perpetual, irrevocable and royalty-free; or (b) with respect to this Agreement in its entirety, all license grants granted to GSK under this Agreement, including pursuant to Section 4.1 (License Grant to GSK), shall become fully paid-up, perpetual, irrevocable and royalty-free with respect to all Licensed Products.
16.2    Termination by GSK for Convenience. GSK may, at its sole discretion, elect to terminate this Agreement, for any or no reason, following the License Effective Date, (a) upon not less than [**] prior written notice to Mersana if such notice is provided prior to receipt of the first Marketing Approval for a Licensed Product, and (b) upon not less than [**] prior written notice to Mersana if such notice is provided following receipt of the first Marketing Approval for a Licensed Product.
16.3    Termination for Material Breach. If either Party believes that the other Party has materially breached this Agreement (the “Breaching Party”), then such Party (the “Non-Breaching Party”) may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed such material breach, then, if the Breaching Party fails to cure such material breach within [**] (or, with respect to payment breaches, [**]) following receipt of the Default Notice (provided that, in the event of a material breach other than a payment breach, if such cure cannot reasonably be achieved within such [**] period, then, if the Breaching Party provides the Non-Breaching Party with a cure plan that is reasonably acceptable to the Non-Breaching Party and diligently executes such plan, such [**] period shall be automatically extended for an additional [**]), the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has materially breached this Agreement, the dispute shall be resolved pursuant to Article 18 (Dispute Resolution). If, as a result of the application of such dispute resolution procedures, the Breaching Party is finally determined to be in material breach of this Agreement (an “Adverse Ruling”), and if the Breaching Party fails to cure such material breach within [**] following such Adverse Ruling (or such longer period as established by the arbitrators in such final determination), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.
16.4    Termination for Patent Challenge. Except to the extent the following is unenforceable under Applicable Laws of a particular jurisdiction where the applicable Mersana Patents are pending or issued, if GSK or any of its Affiliates or Sublicensees, without the prior written consent of Mersana, voluntarily commences, or affirmatively requests that any Third Party commence, or voluntarily assists any Third Party in commencing or participating in, proceedings (whether before an administrative body or a court) anywhere in the Territory alleging that any claim in any Mersana Patent is invalid, unenforceable, or otherwise not patentable (each a “Patent Challenge”), then Mersana shall have the right to terminate the license granted to GSK pursuant to Section 4.1 (License Grant to GSK) [**] on [**] written notice to GSK unless: (a) GSK or its applicable Affiliate or Sublicensee withdraws or otherwise terminates (or causes to be withdrawn or otherwise terminated) such Patent Challenge within [**] following receipt of such notice from Mersana [**]; (b) such Patent Challenge is part of a defense or counterclaim against a claim that GSK or the applicable Affiliate or Sublicensee is infringing such Mersana Patent or otherwise as part of a defense of any claims raised by Mersana or its Affiliate or licensee against GSK or any of its Affiliates or Sublicensees; (c) such Patent Challenge is commenced or assisted by a New Affiliate of GSK and such New Affiliate was participating in such Patent Challenge prior to becoming an Affiliate of GSK; (d) such Patent Challenge is due to GSK or its applicable Affiliate responding to a court request, subpoena or order, or an administrative agency request or order, or the applicable proceedings are initiated by a patent office and not at the instigation of GSK or any of its Affiliates or Sublicensees; (e) such proceedings are commenced or assisted by a Sublicensee (and not GSK or any of its Affiliates) and GSK or its applicable Affiliate promptly terminates such Sublicensee’s sublicense to any Mersana Patent (in all cases within [**] of the commencement of such proceeding); or (f) GSK or its applicable Affiliate or Sublicensee is merely making arguments that distinguish the inventions claimed in any Patent controlled by GSK or its applicable Affiliate or Sublicensee from those claimed in any Patent Controlled by Mersana in the ordinary course of ex parte prosecution of such Patents.
16.5    Termination for Insolvency. If either Party (a) files for protection under bankruptcy or insolvency laws; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [**] following such filing; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation; (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [**] of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement effective immediately upon notice to such Party.
16.6    Termination for Lack of Antitrust Clearance. If the Clearance Date has not occurred on or before the date that is (a) [**] following the latest date on which both Parties have made their respective HSR Filings and Other Antitrust Filings, GSK shall have the right to terminate this Agreement immediately on notice to Mersana; or (b) [**] following the latest date on which both Parties have made their respective HSR Filings and Other Antitrust Filings, either Party shall have the right to terminate this Agreement immediately on notice to the other Party; [**].
16.7    Certain Additional Remedies of GSK in Lieu of Termination. Subject to Section 3.6.3, if, at any point during the Term, GSK has the right to terminate this Agreement pursuant to Section 16.3 (Termination for Material Breach), then in lieu of GSK terminating pursuant to Section 16.3 (Termination for Material Breach), GSK may elect to have this Agreement continue in full force and effect as modified by this Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination) by providing written notice to Mersana prior to the date that otherwise would have been the effective date of termination had GSK exercised its right to terminate this Agreement under Section 16.3 (Termination for Material Breach). If GSK elects to continue this Agreement in accordance with this Section 16.7 (Certain Additional Remedies of GSK in Lieu of Termination), then, from and after such time as GSK delivers such written notice to Mersana, all Milestone Payments or Royalties thereafter payable by GSK to Mersana hereunder, shall be reduced by [**] percent ([**]%) of the amounts otherwise due and payable by GSK with respect to any Licensed Products pursuant to Article 11 (Financial Provisions). [**].
ARTICLE 17
EFFECTS OF EXPIRATION OR TERMINATION
17.1    Effects of Termination. If either Party terminates this Agreement prior to expiration of the Term pursuant to Article 16 (Term and Termination), then the provisions of this Section 17.1 (Effects of Termination) will apply. All of the effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and will not be construed to limit any such rights or remedies.
17.1.1    Return of Confidential Information. At the written request of the Disclosing Party following the termination of this Agreement, the Receiving Party shall (and shall cause its Affiliates and their respective representatives to), at the Receiving Party’s election, either promptly return to the Disclosing Party or destroy (and provide the Disclosing Party with certification of destruction of) all originals of documents (in paper or electronic form) and physical materials then in its possession, and copies thereof, to the extent containing the Disclosing Party’s Confidential Information (which is not also considered to be the Receiving Party’s Confidential Information), and destroy (and provide the Disclosing Party with certification of destruction of) all documents and other materials that it created to the extent including any such Confidential Information; provided that the Receiving Party may retain in confidence (a) one (1) archival copy of the Disclosing Party’s Confidential Information in its legal files solely to permit the Receiving Party to determine compliance with its obligations hereunder; (b) any portion of the Confidential Information of the Disclosing Party which is contained in the Receiving

Party’s laboratory notebooks, regulatory documentation, automatic computer backups or otherwise that cannot reasonably be returned or destroyed; (c) any portion of the Confidential Information of the Disclosing Party which the Receiving Party is required by Applicable Law to retain; and (d) any Confidential Information of the Disclosing Party that the Receiving Party has the right to continue to use (including in satisfying its obligations under this Article 17 (Effects of Expiration or Termination) or in exercising its rights that survive expiration or termination of this Agreement) (including, with respect to Mersana as the Receiving Party, to exercise the rights and licenses granted to it under Section 17.1.3 (Termination Following Option Exercise Date)), as applicable. Notwithstanding the return or destruction of the documents and tangible items described above, the Parties will continue to be bound by their obligations under Section 12.1 (Confidentiality). For the avoidance of doubt, following expiration or termination of this Agreement, the Know-How described in Section 12.1.1(a) shall no longer be deemed to be Confidential Information of GSK.
17.1.2    Milestone Payments. Notwithstanding anything to the contrary contained herein, if notice of termination is given hereunder prior to achievement of a given Near Term Milestone Event, Development Milestone Event, Regulatory Milestone Event or Sales Milestone Event, as applicable, GSK shall not be obligated to make any Milestone Payment to Mersana with respect to any such Milestone Event achieved following the effective date of such termination.
17.1.3    Termination Following License Effective Date. Notwithstanding anything to the contrary in the foregoing provisions of this Section 17.1 (Effects of Termination), if this Agreement is terminated at any time following the License Effective Date, the terms of this Section 17.1.3 (Termination Following License Effective Date) shall apply:
(a)    Subject to Section 17.3 (Accrued Rights; Surviving Obligations), all rights and licenses granted by each Party to the other Party hereunder shall immediately terminate, except to the extent necessary to give effect to the transition set forth in this Section 17.1.3 (Termination Following Option Exercise Date).
(b)    Upon any termination of this Agreement:
(1)    GSK shall assign, and hereby does assign, to Mersana, effective as of the effective date of such termination, all right, title and interest in and to all Assigned Product-Specific Arising Patents and Assigned Product-Specific Arising Know-How;
(2)    to the extent applicable, within [**] following the end of the Calendar Quarter in which this Agreement is terminated, (a) each Party shall provide the other with a report of all amounts incurred or acquired by such Party that are subject to the sharing of Development Costs in accordance with Section 11.4 (Sharing of Development Costs) or Pre-Tax Profit or Loss in accordance with Section 11.5 (Pre-Tax Profit or Loss Sharing) through the effective date of such termination for the purpose of calculating a final reconciliation of the Development Costs and Pre-Tax Profit or Loss in accordance with Section 11.4 (Sharing of Development Costs) and Section 11.5 (Pre-Tax Profit or Loss Sharing), as applicable; and (b) the Parties shall conduct a final reconciliation of such costs and payments in accordance with Section 11.4 (Sharing of Development Costs) and Section 11.5 (Pre-Tax Profit or Loss Sharing), as applicable;
(3)    within [**] following: (a) if this Agreement is terminated by GSK pursuant to Section 16.2 (Termination by GSK for Convenience), the date of such notice of termination; or (b) if this Agreement is terminated pursuant to Section 16.3 (Termination for Material Breach) or Section 16.5 (Termination for Insolvency), following the effective date of such termination, in each case ((a) or (b)), GSK shall provide Mersana with a summary report of the status and results of its (and its Affiliates’) material Development, Manufacturing and Commercialization activities directed to each Terminated Product in or for each country during the period following the last Development Report or Royalty Report delivered by GSK to Mersana hereunder;
(4)    subject to Section 17.1.3(b)(6), within [**] following Mersana’s receipt of the summary provided by GSK pursuant to Section 17.1.3(b)(3), Mersana shall have the right to elect, by delivery of written notice to GSK, to initiate the reversion of any Terminated Product to Mersana and, upon such request, the Parties shall negotiate in good faith and agree upon a transition plan to effect a seamless, timely reversion to Mersana of the then-ongoing Development, Manufacturing and Commercialization activities and responsibilities, as applicable, with respect to such Terminated Product(s), at [**] cost and expense, which transition plan will include, inter alia: (a) transfer, wind-down or completion of any on-going Clinical Trials conducted by or on behalf of GSK or any of its Affiliates for such Terminated Product(s); (b) transfer and assignment (where legally permissible) of any Regulatory Filings and Regulatory Approvals Controlled by GSK or any of its Affiliates as of the effective date of such termination to the extent solely related to such Terminated Product(s); (c) transfer and assignment (where legally permissible) of material Third Party agreements to which GSK or any of its Affiliates is a party as of the effective date of such termination, to the extent solely related to the Development, Manufacturing or Commercialization of such Terminated Product(s); (d) transfer and assignment (where legally permissible) of any filings for Product Marks Controlled by GSK or any of its Affiliates as of the effective date of such termination, to the extent solely relating to such Terminated Product(s); (e) transfer and assignment (where legally permissible) of all Data Controlled by GSK or any of its Affiliates as of the effective date of such termination, to the extent solely related to such Terminated Product(s), including the timing and format thereof; (g)

Manufacturing technology transfer for the Terminated Product(s); (h) terms regarding any [**] transfer of existing inventory of such Terminated Product(s), if any; and (i) responsibility for prosecution, maintenance, enforcement and defense of any Joint Arising Patents to the extent solely Covering such Terminated Product(s); and
(5)    subject to Section 17.1.3(b)(6), if Mersana elects to initiate the reversion pursuant to Section 17.1.3(b)(4), then:
(1)    GSK shall grant, and is hereby deemed to grant, effective as of the effective date of the applicable termination of this Agreement, to Mersana an exclusive royalty-bearing license, with the right to sublicense (through multiple tiers), under any GSK Arising Technology and Joint Arising Technology, in each case, that (i) is Controlled by GSK or any of its Affiliates as of the effective date of such termination and (ii) (1) was actually used by or on behalf of GSK or any of its Affiliates in connection with the Development or Commercialization of any Terminated Product immediately prior to the effective date of such termination or (2) is necessary or useful to Exploit any Terminated Product Controlled by GSK or any of its Affiliates as of the effective date of such termination, in each case, to make, have made, use, sell, offer for sale, import, Develop, Manufacture, Commercialize and otherwise Exploit any Licensed Products in the Field in the Territory. On a Licensed Product-by-Licensed Product basis, Mersana shall pay to GSK (in accordance with, and Mersana shall comply with, and benefit from, the terms of Section 11.7.3 through Section 11.7.9 and Section 11.9 through Section 11.14); except that all associated definitions, substituting “Mersana” for “GSK” and “GSK” for “Mersana,” and otherwise mutatis mutandis) a running royalty of (i) [**] percent ([**]%) if [**] as of the applicable termination of this Agreement, (ii) [**] percent ([**]%) if, as of the applicable termination of this Agreement, [**], (iii) [**] percent ([**]%) if, as of the applicable termination of this Agreement, a Licensed Product [**], or (iv) [**] percent ([**]%) if, as of the applicable termination of this Agreement, a Licensed Product [**], in each case, on [**] (defined mutatis mutandis) of such Licensed Product by Mersana or any of its Affiliates or sublicensees, beginning on the effective date of termination of this agreement and ending, on a country-by-country basis, on the latest of (A) the expiration of the last to expire Valid Patent Claim in such country of any Mersana Patent, GSK Arising Patent or Joint Arising Patent [**] in such country; (B) twelve (12) years following the earlier of (1) the date of First Commercial Sale of such Licensed Product in such country by GSK or its Affiliates or Sublicensees or (2) the date of First Commercial Sale (defined mutatis mutandis) of such Licensed Product in such country by Mersana or its Affiliates or sublicensees; or (C) the expiration of Regulatory Exclusivity for such Licensed Product in such country;
(2)    at Mersana’s request, the Parties shall negotiate in good faith a royalty-bearing, non-exclusive license under any (i) Know-How (other than any Arising Know-How) that (1) is Controlled by GSK or any of its Affiliates as of the effective date of such termination and (2) (A) was actually used by or on behalf of GSK or any of its Affiliates in connection with the Development or Commercialization of any Terminated Product immediately prior to the effective date of such termination or (B) is necessary or useful to Exploit any Terminated Product, and (ii) any Patent (other than any Arising Patents) that (1) is Controlled by GSK or its Affiliates as of the effective date of such termination and (2) Covers any of the Know-How set forth in the foregoing clause (ii) or any Terminated Product, in each case ((i) or (ii)), to make, have made, use, sell, offer for sale, import, Develop, Manufacture, Commercialize and otherwise Exploit any Licensed Products in the Field in the Territory; provided that the terms of such license grant shall include commercially reasonable financial terms payable by Mersana to GSK with respect thereto, including applicable royalties.
(6)    Notwithstanding the foregoing, if this Agreement is terminated by GSK as a result of material safety concerns that GSK in good faith determines makes the further Development or Commercialization of one or more Licensed Product(s) unreasonable from a scientific, regulatory or ethical perspective, then the terms of Section 17.1.3(b)(4) and Section 17.1.3(b)(5) shall not apply with respect to such Licensed Product(s). Instead, within [**] following Mersana’s receipt of the summary provided by GSK pursuant to Section 17.1.3(b)(3), Mersana shall have the right to elect, by delivery of written notice to GSK, to initiate a limited reversion of the applicable Terminated Product(s) to Mersana in accordance with this Section 17.1.3(b)(6), in which case, upon such request, at [**] cost and expense, GSK shall (a) transfer and assign to Mersana (or its designee) any Regulatory Filings and Regulatory Approvals Controlled by GSK or any of its Affiliates as of the effective date of such termination, to the extent solely related to such Terminated Product(s); (b) transfer and assign to Mersana (or its designee) all Data Controlled by GSK or any of its Affiliates as of the effective date of such termination, to the extent solely related to such Terminated Product(s); and (c) agree with Mersana on responsibility for prosecution, maintenance, enforcement and defense of any

Joint Arising Patents to the extent solely Covering such Terminated Product(s), in each case ((a) through (c)), to the extent legally permissible. In addition, effective as of the effective date of such termination, GSK shall [**] (i) any GSK Arising Technology or Joint Arising Technology, in each case, that (A) is Controlled by GSK or any of its Affiliates as of the effective date of such termination and (B) (1) was actually used by or on behalf of GSK or any of its Affiliates in connection with the Development or Commercialization of any Terminated Product immediately prior to the effective date of such termination or (2) is necessary to Exploit any Terminated Product Controlled by GSK or any of its Affiliates as of the effective date of such termination or (ii) any (A) Know-How (other than any Arising Know-How) that (1) is Controlled by GSK or any of its Affiliates as of the effective date of such termination and (2) (x) was actually used by or on behalf of GSK or any of its Affiliates in connection with the Development or Commercialization of any Terminated Product immediately prior to the effective date of such termination or (y) is necessary to Exploit any Terminated Product, and (B) any Patent (other than any Arising Patents) that (1) is Controlled by GSK or its Affiliates as of the effective date of such termination and (2) Covers any of the Know-How set forth in the foregoing clause (A), in each case ((i) or (ii)), by Developing, Manufacturing or Commercializing any Licensed Product in the Field in the Territory.
(c)    Except to the extent otherwise agreed by the Parties pursuant to Section 17.1.3(b), following the effective date of such termination, GSK shall have the right (but not the obligation) to finish or wind-down, at [**] expense, any ongoing Clinical Trial(s) of any Terminated Product. In addition, Mersana shall have the right to purchase from GSK all Terminated Products then in GSK’s inventory, as well as any in-progress inventory, at the [**]. If Mersana does not elect to purchase any of such inventory, then GSK may finish, sell or otherwise dispose of all such unpurchased inventory for a period of [**] following the effective date of termination of this Agreement; provided that GSK shall continue to pay Royalties on Net Sales of any such Terminated Product sold pursuant to this Section 17.1.3 (Termination Following Option Exercise Date) as provided in Section 11.7 (Royalties); provided that, for clarity, GSK shall have no obligation to undertake any such activities.
17.1.4    Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
17.2    Rights in Bankruptcy. The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be

“intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction. The non-bankrupt Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. In the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-bankrupt Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-bankrupt Party’s possession, shall be promptly delivered to it upon its written request (a) upon commencement of a bankruptcy proceeding, unless the bankrupt Party continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the bankrupt Party continues to perform, upon the rejection of this Agreement by or on behalf of the bankrupt Party. Unless and until the bankrupt Party rejects this Agreement, the bankrupt Party shall perform this Agreement or provide such intellectual property (including all embodiments of such intellectual property) to the non-bankrupt Party, and shall not interfere with the rights of the non-bankrupt Party to such intellectual property. In the case of an insolvency that is governed by non-U.S. bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, the non-bankrupt Party will be entitled to at least the same rights and protections afforded by the U.S. Bankruptcy Code, including survival of the licenses granted hereunder even if the bankrupt Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than continued performance of the non-bankrupt Party’s obligations under this Agreement. Further, each Party agrees and acknowledges that all payments by GSK to Mersana hereunder, including under Section 11.4 (Sharing of Development Costs), Section 11.5 (Pre-Tax Profit or Loss Sharing), Section 11.6.1 (Development Milestones), Section 11.6.3 (Sales Milestones), and Section 11.7 (Royalties), constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code and relate to licenses of intellectual property hereunder.
17.3    Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
17.3.1    Pre-Option Exercise Term.  In addition to any other terms or conditions that are otherwise expressly stated to survive elsewhere in this Agreement, including Section 17.1 (Effects of Termination), the following provisions shall survive any termination or expiration of this Agreement that occurs at any time prior to the License Effective Date, in each case, subject to any survival periods set forth therein (as applicable): Article 1 (Definitions) (to the extent such definitions are used in other surviving provisions); Section 11.9 (Payment Terms) (solely with respect to any payment obligations that have accrued prior to the effective date of such termination); Section 11.10 (Tax Matters); Section 12.1 (Confidentiality); Section 13.1 (Ownership of Intellectual Property); Section 14.3 (Disclaimer of Warranty); Article 15 (Indemnification); Article 17 (Effects of Expiration or Termination) (but excluding Section 17.1.3 (Termination Following License Effective Date); Article 18 (Dispute Resolution); and Article 19 (Miscellaneous).
17.3.2    Following License Effective Date Exercise.  In addition to any other terms or conditions that are otherwise expressly stated to survive elsewhere in this

Agreement, including Section 17.1 (Effects of Termination), the following provisions shall survive any termination or expiration of this Agreement that occurs at any time following the License Effective Date, in each case, subject to any survival periods set forth therein (as applicable): Article 1 (Definitions) (to the extent such definitions are used in other surviving provisions); Section 4.1.2; Section 4.4.1 (No Implied Licenses); Section 5.2.12 (Material Transfers); Section 9.4.7(a) (solely if Mersana exercises its Co-Promotion Right in accordance with Section 9.2.1 (Exercise of Co-Promotion Right)); Section 11.9 (Payment Terms) (solely with respect to any payment obligations that have accrued prior to the effective date of such termination); Section 11.10 (Tax Matters); Section 11.11 (Audits); Section 11.12 (Disclaimer); Section 11.13 (Cooperation on Inter-Party Structure); Section 11.14 (Financial Disputes); Section 12.1 (Confidentiality); Section 13.1 (Ownership of Intellectual Property); Section 14.3 (Disclaimer of Warranty); Article 15 (Indemnification); Section 16.1.3 (Effect of Expiration of the Term); Article 17 (Effects of Expiration or Termination); Article 18 (Dispute Resolution); and Article 19 (Miscellaneous).
ARTICLE 18
DISPUTE RESOLUTION
18.1    Dispute Resolution. Except as otherwise provided pursuant to Section 2.1 (Initial Development Plan), Section 3.2 (Option Data Package), Section 10.8 (Decision-Making) or Section 11.14 (Financial Disputes), as applicable, any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to this Article 18 (Dispute Resolution).
18.2    Escalation to Senior Executives. In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by negotiation between GSK’s [**] and Mersana’s [**] (or their respective designee(s) with power and authority to resolve such dispute) (each, a “Senior Executive”). Either Party may refer a Dispute to the applicable Senior Executive of the other Party by serving notice that such Dispute has arisen and demand that negotiations commence (“Notice of Dispute”).
18.3    Mediation. Subject to Section 18.5 (Injunctive Relief) and Section 18.8 (Patent Disputes), if the Parties’ Senior Executives are unable for any reason to resolve a Dispute by no later than [**] following service of the Notice of Dispute pursuant to Section 18.2 (Escalation to Senior Executives), the Parties [**] resolve the Dispute by referring it for confidential mediation under the CPR Mediation Procedure in effect at the start of mediation, before resorting to arbitration in accordance with Section 18.4 (Arbitration). If the Parties cannot agree on a mediator within [**] following the Dispute was referred to mediation, the mediator shall, upon request by either Party, be appointed by CPR pursuant to CPR Mediation Procedure. The cost of mediator shall be borne equally by the Parties.
18.4    Arbitration. Subject to Section 18.5 (Injunctive Relief) and Section 18.8 (Patent Disputes), any Dispute not resolved (a) within [**] (or within such other time period as may be agreed to by the Parties in writing) following appointment of the mediator pursuant to Section 18.3 (Mediation); or (b) within [**] following service of the Notice of Dispute pursuant to Section 18.2 (Escalation to Senior Executives) (if the Parties do not mutually agree to resolve the Dispute by referring it to mediation pursuant to Section 18.3 (Mediation)), shall be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association (the “AAA Rules”).

18.4.1    General. Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitrator(s).
18.4.2    Arbitrators. There shall be a single arbitrator appointed in accordance with the AAA Rules.
18.4.3    Governing Law; Venue; Language. The governing law in Section 19.1 (Governing Law) shall govern such proceedings. The place of arbitration shall be New York, New York, unless otherwise agreed to by the Parties, and the language of the arbitration shall be English.
18.4.4    Arbitration Procedure. The arbitrator(s) shall use their best efforts to rule on the Dispute within [**] following appointment of the arbitrator(s). The arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. The determination of the arbitrator(s) as to the resolution of any Dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrator(s) shall be in writing and shall be delivered to the Parties as soon as is reasonably possible. Nothing contained herein shall be construed to permit the arbitrator(s) to award punitive, exemplary or any similar damages. Any arbitration award may be entered in and enforced by a court in accordance with Section 18.4.5 (Award), Section 18.5 (Injunctive Relief) and Section 18.8 (Patent Disputes), as applicable.
18.4.5    Award. Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 18.4.4 (Arbitration Procedure) shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 18.4 (Arbitration), that the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards will apply to such award and that judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.
18.4.6    Costs. The arbitrator(s) may award to the prevailing Party, if any, as determined by the arbitrator(s), the prevailing Party’s cost, fees and expenses incurred in connection with such arbitration.
18.5    Injunctive Relief. Nothing in this Article 18 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 18.5 (Injunctive Relief) shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 16.3 (Termination for Material Breach).

18.6    Confidentiality. All dispute resolution proceedings undertaken by the Parties pursuant to this Article 18 (Dispute Resolution), including any mediation pursuant to Section 18.3 (Mediation) or arbitration proceeding pursuant to Section 18.4 (Arbitration), or pursuant to Section 3.2 (Option Data Package), Section 10.8 (Decision-Making) or Section 11.14 (Financial Disputes), as applicable, shall be confidential, and the Parties’ shall take appropriate measures to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct any Third Party, including any mediator or arbitrator(s), to make) any public announcement with respect to the dispute resolution proceedings or any final resolution of any Dispute hereunder, including any decision of a mediator pursuant to Section 18.3 (Mediation) or an arbitrator pursuant to Section 18.4 (Arbitration), in each case, without prior written consent of the other Party. The existence of any Dispute under this Article 18 (Dispute Resolution), Section 3.2 (Option Data Package), Section 10.8 (Decision-Making) or Section 11.14 (Financial Disputes), as applicable, and any final resolution, decision or award reached or granted pursuant thereto, shall be kept in confidence by the Parties and any mediator or arbitrator(s), as applicable, except as required in connection with the enforcement of such final resolution, decision or award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding any dispute resolution proceedings undertaken pursuant to this Article 18 (Dispute Resolution), Section 3.2 (Option Data Package), Section 10.8 (Decision-Making) or Section 11.14 (Financial Disputes), in each case, solely to the same extent as it may disclose Confidential Information of the other Party in accordance with Section 12.1 (Confidentiality).
18.7    Survivability. The terms of this Article 18 (Dispute Resolution), including the duty to arbitrate pursuant to Section 18.4 (Arbitration), shall remain in effect and be enforceable after termination of this Agreement for any reason.
18.8    Patent Disputes. Notwithstanding Section 18.3 (Mediation) or Section 18.4 (Arbitration), any Dispute to the extent regarding the inventorship, validity, scope or enforceability of intellectual property rights shall be submitted to a court of competent jurisdiction or patent office in the country in which such intellectual property rights were granted or arose, or to an applicable multi-jurisdictional patent tribunal.
ARTICLE 19
MISCELLANEOUS
19.1    Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles (other than New York General Obligations Law § 5-1401 and § 5-1402). The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce and a foreign (non-U.S.) Party. Notwithstanding the provision in the preceding sentence with respect to the applicable substantive law, any arbitration, decision or award rendered hereunder and the validity, effect and interpretation of the arbitration provision shall be governed by the Federal Arbitration Act.
19.2    Assignment. Neither Party may assign this Agreement, nor the licenses granted hereunder, in whole or in part to any Third Party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign its rights and delegate its obligations under this Agreement, in whole or in part, without the consent of the other Party, to (a) an Affiliate or (b) to a Third Party that acquires all or substantially all of the business or assets of such Party to which the subject matter of this Agreement pertains (whether by merger, reorganization, acquisition, sale of assets or otherwise). The assigning Party remains fully liable for the performance of its obligations hereunder by any such assignee. In addition, and notwithstanding the foregoing, Mersana may assign its right to receive payments under this Agreement as part of a royalty factoring transaction undertaken for bona fide financing purposes. Any assignment of this Agreement in violation of this Section 19.2 (Assignment) will be null, void, and of no legal effect. This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties.
19.3    Change of Control. If, at any time during the Term, Mersana undergoes a Change of Control with a New Affiliate that is, as of the time of such Change of Control, [**], then:
19.3.1    promptly following the consummation of the transactions contemplated under the applicable Change of Control, Mersana shall deliver written notice to GSK with respect thereto, which notice shall disclose the identity of such New Affiliate, and GSK may require that Mersana ensure that firewalls and other protections reasonably acceptable to GSK are implemented to prevent the disclosure to, or use by, such New Affiliate of any GSK Technology or any Confidential Information of GSK, including the Commercialization Framework or any updates thereto;
19.3.2    if such Change of Control occurs either during the Pre-Option Exercise Period or during the Development Term and such New Affiliate is a Potentially Competing Acquiror [**], then, notwithstanding anything to the contrary set forth in this Agreement, including Section 5.2.2(b), GSK shall have the right to elect, by delivery of written notice to Mersana (which notice must be provided within [**] after Mersana notifies GSK of such Change of Control pursuant to Section 19.3.1), to allocate responsibility to GSK for the conduct of all Shared Global Development Activities under the Joint Development Plan; provided that Mersana or its applicable Affiliate(s) may finish conducting any ongoing Shared Global Development Activities that have already been allocated to Mersana or any of its Affiliates under the then-current Joint Development Plan as of the time of such Change of Control, as applicable, in each case, subject to and in accordance with the terms of this Agreement;
19.3.3    if such Change of Control occurs at any point during the Term prior to Mersana’s exercise of the Co-Promotion Right pursuant to Section 9.2.1 (Exercise of Co-Promotion Right) and such New Affiliate [**] and [**], then, notwithstanding anything to the contrary set forth in this Agreement, including Section 9.2 (Co-Promotion Right), GSK shall have the right to elect, by delivery of written notice to Mersana (which notice must be provided no earlier than [**] prior to the date on which the Parties would have been required to establish the CAC pursuant to Section 8.3.1 (Establishment of CAC) or, if the CAC has already been established, no later than [**] after Mersana notifies GSK of such Change of Control pursuant to Section 19.3.1), to prohibit Mersana from exercising the Co-Promotion Right, in which case, following such election by GSK pursuant to this Section 19.3.3, the Parties’ respective rights and obligations under Section 9.2 (Co-Promotion Right) shall automatically expire; and
19.3.4    if such Change of Control occurs at any point during the Term following Mersana’s exercise of the Co-Promotion Right pursuant to Section 9.2.1

(Exercise of Co-Promotion Right) and such New Affiliate [**], then GSK shall have the right to deliver a notice of termination pursuant to Section 9.3.1(b)) (which notice of termination must be provided within [**] after Mersana notifies GSK of such Change of Control pursuant to Section 19.3.1) to terminate the Co-Promotion Right pursuant to Section 9.3.2(b), in which case, the terms of Section 9.3.4 (Effects of Termination of Co-Promotion Right) shall apply.
For purposes of this Section 19.3 (Change of Control), “[**]” means [**].
For the avoidance of doubt, without limiting Mersana’s obligations under Section 19.3.1, this Section 19.3 (Change of Control) shall not affect any of the Parties’ rights or obligations that are not specifically addressed in this Section 19.3 (Change of Control), including the Parties’ respective rights and obligations with respect to (a) the Committees and updating the Joint Development Plan and Joint Development Budget; (b) GSK’s obligations to deliver any additional reporting or information pursuant to Section 5.2 (Shared Global Development Activities), Section 5.3.2 (Independent Registration Studies), Section 5.5 (GSK Development Activities), Article 6 (Regulatory Matters), Section 8.3 (Commercialization Advisory Committee), Article 9 (Profit Share Election; Co-Promotion Right), Section 10.4.2 (Responsibilities of the JCC), Section 11.6.4(b) or Section 11.7.8 (Royalty Reporting); (c) the Parties’ rights and obligations with respect to the sharing of Development Costs pursuant to Section 11.4 (Sharing of Development Costs); or (d) if Mersana exercises its Profit Share Election pursuant to Section 9.1.1 (Exercise of Profit Share Election), the Parties’ rights and obligations with respect to the Profit Share Election or the sharing of Pre-Tax Profit or Loss, in each case ((a) – (d)), except to the extent that any such rights or obligations are explicitly modified pursuant to this Section 19.3 (Change of Control), as applicable.
19.4    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes Commercially Reasonable Efforts to remove the condition, for up to a maximum of [**], after which time the Parties will negotiate in good faith any modifications of the terms and conditions of this Agreement that may be necessary to arrive at an equitable solution. To the extent possible, each Party shall use Commercially Reasonable Efforts to minimize the duration of any Force Majeure.
19.5    Notices. Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a nationally recognized private express courier, or by first class mail (registered or certified) to the respective Parties as set forth below. Notices will be deemed effective (a) the next day if sent by courier; or (b) five (5) Business Days after deposit, postage prepaid, if mailed. Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 19.5 (Notices).
If to GSK:
GlaxoSmithKline
259 E Grand Ave Fifth Floor, Suite 1
San Francisco, CA 94080
Attn: SVP & Head R&D Business Development

With a copy (which shall not constitute notice to):
GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom
Attn.: VP & Head of Legal Business Development & Corporate
If to Mersana:
Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attn.: Chief Executive Officer
With a copy (which shall not constitute notice to):
Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attn.: Chief Legal Officer
19.6    Export Clause. Each Party acknowledges that the Applicable Laws of the United States and other Applicable Laws restrict the export and re-export of certain commodities and technical data. Each Party agrees that it will not export or re-export restricted commodities or technical data of the other Party in any form without the necessary United States or foreign government licenses.
19.7    Waiver. The terms and conditions of this Agreement may be waived or released only by a written instrument executed by the Party or Parties waiving or releasing compliance. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.
19.8    Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, then the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or of such provision in any other jurisdiction, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.
19.9    Performance by Affiliates. Either Party may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates. Each Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement. Each Party will remain responsible hereunder for the acts and omissions of its respective Affiliates in accordance with the applicable terms of this Agreement.
19.10    Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including, solely to the extent relating to the subject matter of this Agreement, the Existing Confidentiality Agreement, and all information exchanged between the Parties under the Existing Confidentiality Agreement that relates to the subject matter of this Agreement shall be considered Confidential Information exchanged hereunder upon the Effective Date. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of both Parties.
19.11    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
19.12    Independent Contractors. Nothing herein shall be construed to create a partnership, or any relationship of employer and employee, agent and principal, or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority. Neither Party shall report the transactions and undertakings contemplated by this Agreement as a partnership for United States federal income tax purposes unless the arrangement between the Parties as contemplated by this Agreement is determined to constitute an Entity under Applicable Law (as determined based on the opinion (on a “should” basis) of a nationally recognized law or accounting firm) or by a Tax Authority on audit or other examination.
19.13    Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.
19.14    Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
19.15    Supremacy. To the extent of any express conflict or inconsistency between this Agreement and any Schedule hereto, except as otherwise expressly provided, the terms and conditions of this Agreement shall control.
19.16    Counterparts. This Agreement may be executed and delivered (including by PDF or any other electronically transmitted signatures) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.17    Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement is intended for the benefit of the Parties, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person other than with respect to the indemnification provisions in Article 15 (Indemnification) and as otherwise expressly set forth herein.
19.18    Interpretation. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms. The word “any” will mean “any and all” unless otherwise clearly indicated by context. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the word “or” will be interpreted to mean “and/or”, (f) all references herein to Articles, Sections, or Exhibits, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Exhibits of this Agreement, (g) the words “include,” “includes” and “including” will be interpreted to mean “include without limitation,” “includes without limitation” and “including without limitation,” respectively, (h) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another, (i) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, and (j) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding email and instant messaging).
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective duly authorized representatives as set forth below.
GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 4) LIMITED
By:/s/ Marcus Dowding
Its: Authorised Signatory
MERSANA THERAPEUTICS, INC.
By:/s/ Anna Protopapas
Its: President and CEO

    Signature Page to Collaboration, Option and License Agreement

SCHEDULE 11.5.1
PRE-TAX PROFIT OR LOSS SCHEDULE
A.    General Principles
Pre-Tax Profit or Loss for the Shared Territory shall be calculated in accordance with this Schedule 11.5.1 and shall exclude [**].
[**].
Principles for Calculation of Pre-Tax Profit or Loss
1.    Pre-Tax Profit or Loss shall be calculated for each Calendar Quarter by determining the Net Sales of the applicable Licensed Product in the Shared Territory, [**] and subtracting Allowable Expenses directly attributable and [**] allocated to such Licensed Product incurred during such Calendar Quarter (the “Pre-Tax Profit or Loss”).
2.    No cost item shall be allocated to more than one cost category.
3.    Costs incurred by a Party in connection with Commercialization of Licensed Products in the Profit Share Territory shall be allocated to the appropriate category of Allowable Expenses in accordance with [**] and the Shared Territory Commercialization Budget.
4.    All undefined terms shall be construed in accordance with Accounting Standards, but only to the extent consistent with their usage and the other definitions in this Schedule 11.5.1 and the Agreement. [**].
5.    [**].
6.    The Parties shall comply, and shall assist each other in complying, with any reporting requirements under Applicable Law (including securities law) with respect to Pre-Tax Profit or Loss. For the avoidance of doubt, except for the type of non-income taxes described in clause (e) of the definition of “Net Sales,” taxes will not be treated as an item of expense to be deducted against Net Sales for purposes of determining the Pre-Tax Profit or Loss.
7.    Nothing in this Schedule 11.5.1 will apply to any Licensed Product for which the Parties are not sharing Pre-Tax Profit or Loss pursuant to the terms of the Agreement.
B.    Reporting, Reconciliation and Payment Procedures. Reporting, reconciliation and payment procedures with respect to Pre-Tax Profit or Loss are set forth in Section 11.5 (Pre-Tax Profit or Loss Sharing).
C.    Financial Definitions
The following definitions, along with capitalized terms that are defined elsewhere in the Agreement, shall apply for the purposes of calculating Pre-Tax Profit or Loss. If a financial term is not defined in this Schedule 11.5.1, or elsewhere in the Agreement, then such term shall, on a Licensed Product-by-Licensed Product basis, be defined by mutual agreement of the Financial Working Group. Additionally, in no event shall a particular cost or expense (i) be counted more than once as part of calculating Allowable Expenses, even if falling under more than one category of Allowable Expense hereunder or (ii) be counted separately as an Allowable Expense if otherwise already accounted for as part of determining Net Sales, Allowable Expenses or Development Costs.
“Allowable Expenses” means the sum of the following Out-Of-Pocket Costs, Commercial FTE Costs and expenses incurred during the Term following the Profit Share Start Date by each Party and each Party’s Affiliates in the conduct of Commercialization of the applicable Licensed Products for the Shared Territory in accordance with this Agreement during the applicable Calendar Quarter, each to the extent incurred and recorded as an expense in accordance with the applicable Accounting Standards:
(a)    Bad Debt;
(b)    Commercial Manufacture Costs;
(c)    Distribution Costs;
(d)    Health Care Reform Fees;
(e)    Marketing Expenses;
(f)    [**];
(g)    Recall Expenses;
(h)    Regulatory Costs;
(i)    Selling Costs;
(j)    Shared Product Liability Costs;
(k)    Third Party Infringement Costs; and
(l)    Third Party Licensing Payments.
[**]. Notwithstanding any other clauses in this Schedule 11.5.1, Allowable Expenses shall exclude costs that result from the gross negligence or willful misconduct of a Party or its Affiliates, Sublicensees, or Third Party contractors. [**].
“Bad Debt” means amounts previously included in Net Sales of Licensed Products sold in the Shared Territory or Other Income that is actually written off by reason of uncollectible accounts to the extent consistent with GSK’s or its Affiliate’s business practices for its other products, if not deducted from Net Sales, and provided that any amounts actually collected shall be deducted from Allowable Expenses.
“Commercial FTE Costs” means, as applicable with respect to any period, the FTE Rate(s) for Commercialization activities [**], multiplied by the number of FTEs [**] relating and reasonably allocable to performing such Commercialization activities in accordance with the Shared Territory Commercialization Budget under this Agreement, during such period. The calculation of the number of FTEs for purposes of determining Commercial FTE Costs will be documented by the Parties in a manner designed to ensure proper reporting [**] of such information in accordance with this Agreement.

“Commercial Manufacture Costs” means Manufacturing Costs directly attributable and reasonably allocable to the Manufacture of a given Licensed Product (including the cost of API) for Commercialization of such Licensed Product in the Shared Territory and set forth in the Shared Territory Commercialization Budget. [**]. Only the portion of Manufacturing Cost of each Licensed Product that is associated with such Licensed Product for use in Commercialization in the Shared Territory will be included in the calculation of Pre-Tax Profit or Loss.
“Distribution Costs” means costs and expenses incurred by GSK that are directly attributable and reasonably allocable to the distribution to a Third Party of the Licensed Product for sale in the Shared Territory in accordance with the Shared Territory Commercialization Budget, including: (a) handling and transportation to fulfill orders with respect to such distribution (including freight and postage on goods outwards); (b) customer services, including order entry, billing and adjustments, inquiry and credit and collection with respect to such distribution; (c) reasonable and customary fees and other amounts payable to wholesalers, specialty pharmacies and distributors with respect to such distribution; and (d) to the extent not paid for by customers, costs of storage and distribution of such Licensed Product (including staff costs of warehousing, dispatch and delivery staff), but for clarity, excluding in each case ((a) through (d)) any such amounts to the extent included as a deduction in calculating Net Sales.
“Health Care Reform Fees” means the annual fee paid to the U.S. government as defined in the Patient Protection and Affordable Care Act and similar taxes and governmental fees in the Shared Territory to the extent directly attributable and reasonably allocable to the applicable Licensed Product and not included as a deduction in calculating Net Sales. If any similar governmental fee is legislated or rule created in the Shared Territory directly attributable and reasonably allocable to the applicable Licensed Product, this shall also be included as an Allowable Expense to the extent directly attributable and reasonably allocable to the applicable Licensed Product and not included as a deduction in calculating Net Sales.
“Marketing Expenses” means costs incurred in the advertising, promotion and marketing of the applicable Licensed Product for sale in the Shared Territory, and related professional education (to the extent not performed by sales representatives), including, in each case to the extent directly attributable and reasonably allocable to such Licensed Product and to the extent set forth in the Shared Territory Commercialization Budget:
(1)    Advertising costs, which means direct Out-Of-Pocket Costs associated with media costs, direct mails, production expenses and agency fees;
(2)    Promotion costs, which means direct Out-Of-Pocket Costs and Commercial FTE Costs associated with public relations and communications expenses, development of information and data for national accounts, managed care organizations and group purchasing organizations;
(3)    Market Research costs, which means direct Out-Of-Pocket Costs associated with data purchases to monitor market information, Commercial FTE Costs of professional staff to conduct and monitor market information and focus groups, expenses directly attributable and reasonably allocable to such Licensed Product such as market research professional staff Commercial FTE Costs and related expenses such as travel, business meals, and such Licensed Product therapy area training to the extent such FTE costs are not already captured in Commercial FTE Costs;

(4)    Marketing Management costs, which means product management Commercial FTE Costs and related Out-Of-Pocket Costs such as Licensed Product therapy area training, travel, business meals, postage and outside consultants;
(5)    Reimbursement/Access Services costs, which means Out-Of-Pocket Costs, such as vendor fees to manage programs, marketing costs (educational material) as well as coupon or co-pay programs directly attributable and reasonably allocable to a Licensed Product for sale in the Shared Territory; provided that, if employees provide this service, then such employees’ Commercial FTE Costs will be included instead; and
(6)    Health Policy/Advocacy costs, which means Out-Of-Pocket Costs reasonably necessary and directly attributable and reasonably allocable to the applicable Licensed Product for advocacy sponsorships for such Licensed Product’s specific disease state as well as any specific policy lobbying and trade and government relations-related expenses directly attributable and reasonably allocable to such Licensed Product.
(7)    Marketing Materials, which means, to the extent not already covered by any of the foregoing, the Out-Of-Pocket Costs and Commercial FTE Costs for the creating and maintaining of the Marketing Materials.
Marketing Costs will specifically exclude the costs of activities to the extent such activities promote (a) [**], (b) products other than the Licensed Products for sale in the Shared Territory, or (c) Licensed Products outside the Shared Territory.
“[**]” means [**].
“Other Income” means any payment, income, or other consideration (other than Net Sales) received by a Party or its Affiliates from a Third Party (including up-front payments, milestone payments, royalties and the like) that is directly attributable and reasonably allocable to a Diagnostic Device or that is directly attributable and reasonably allocable to a Licensed Product or is received in connection with the grant of a sublicense, option, distribution right, or other right or activity with respect to any Licensed Product, and any payment, income, or other consideration received pursuant to Section 13.3 (Enforcement Rights) of the Agreement consistent with Section 13.3.2(d) or Section 13.3.3 (Enforcement of GSK Sole Prosecution Patents) of the Agreement, as applicable.
“Recall Expenses” means, to the extent not subject to GSK’s indemnification obligations under this Agreement, expenses directly attributable and reasonably allocable to the notification, retrieval and return of a Licensed Product in the Shared Territory, destruction of such returned Licensed Product, replacement of such Licensed Product and distribution of such replacement Licensed Product, in each case incurred with respect to a recall of such Licensed Product in the Shared Territory; provided that Recall Expenses shall exclude expenses associated with any recall of a Licensed Product that is due to the negligence or willful misconduct of GSK, its Affiliates, Sublicensees, or its Third Party contractors, including due to Manufacturing (including labeling) of such Licensed Product.
“Regulatory Costs” means, with respect to a Licensed Product for which Regulatory Approval has been obtained in the Shared Territory, post-approval maintenance fees relating to Regulatory Approvals and costs and expenses relating to obtaining and maintaining pricing or reimbursement approvals to the extent directly attributable and reasonably allocable to such Licensed Product in the Shared Territory, including Out-Of-Pocket Costs and Commercial FTE

Costs of personnel, consultants and agents engaged in the maintenance of Regulatory Approvals or in activities relating to obtaining and maintaining Reimbursement Approvals, and costs to establish, maintain and enforce the Product Marks associated with such Licensed Products the Shared Territory.
“Selling Costs” means, with respect to the applicable Licensed Product in the Shared Territory:
(1)    Total Sales Representative Costs: Out-Of-Pocket Costs and Commercial FTE Costs per sales representatives arising from travel expenses, such Licensed Product therapy area sales training, company sales meetings, field office expenses, and other cost of sales representatives, contract service organizations, district managers, and regional business directors. Total Sales Representatives Costs will be the actual number of sales representatives that are Detailing such Licensed Products in the Shared Territory multiplied by the annual cost per sales representative as defined within the applicable Detailing Plan, multiplied by a reasonable factor mutually agreed upon by the Financial Working Group and set forth in the Shared Territory Commercialization Budget, depending the position in which the Licensed Product is Detailed.
(2)    Costs incurred that are Out-Of-Pocket Costs or Commercial FTE Costs (other than as set forth in clause (1)) reasonably necessary and directly attributable and reasonably allocable to Commercialization of such Licensed Product in the Shared Territory, directly attributable and reasonably allocable to the selling of such Licensed Product in the Shared Territory, and to operate and maintain the sales force to the extent such sales force promotes such Licensed Product in the Shared Territory, including [**].
“Shared Product Liability Costs” means, to the extent not subject to GSK’s or Mersana’s indemnification obligations under this Agreement, amounts paid to Third Parties by either Party or its Affiliates (including damages and amounts paid in settlement to Third Parties and reasonable attorneys’ and experts’ fees and expenses) in connection with a Product Claim, excluding any such amounts attributable to gross negligence or willful misconduct of such Party or its Affiliates, Sublicensees or Third Party contractors, which amounts will be borne solely by such Party.
“Third Party Infringement Costs” means Out-Of-Pocket Costs incurred by either Party or its Affiliates in defending a Third Party Infringement Claim (including outside counsel fees) specifically relating to a Licensed Product in the Shared Territory, and amounts payable by either Party or its Affiliates as a judgment based on a Third Party Infringement Claim or in settlement of such Third Party Infringement Claim.
“Third Party Licensing Payments” means any and all royalties or other payments with respect to Commercialization of Licensed Products in the Shared Territory that are made by a Party or its Affiliates to any Third Party with respect to license or other rights to Patents or Know-How Controlled by Third Parties (a) under any Mersana Upstream Agreement, or (b) under any in-license entered into by or on behalf of GSK or any of its Affiliates with respect to any Patents or Know-How owned or controlled by a Third Party that are necessary or useful for the Exploitation of the Licensed Compound or any Licensed Products in the Field in the Shared Territory (including for use in Combination Products or Co-Administration Therapies).

SCHEDULE 11.8.1
EXISTING MERSANA UPSTREAM AGREEMENT PAYMENTS
Capitalized terms used and not otherwise defined in this Schedule 11.8.1 will have the meanings ascribed to them by this Agreement elsewhere.

Schedule 11.8.1(A)

Once GSK becomes a Licensee (as defined in the Mersana [**] Agreement) of Mersana under the Mersana [**] Agreement, then GSK will be responsible for the applicable payments set forth below to the extent such payments are due and payable hereunder in accordance with Section 11.8.1 (Existing Mersana Upstream Agreement Payments):

1.    Upon [**] (as defined in the Mersana [**] Agreement) of a Licensed Product, a milestone payment of [**] dollars ($[**]).
2.    Upon [**] (as defined in the Mersana [**] Agreement) of a Licensed Product, a milestone payment of [**] dollars ($[**]).
3.    Upon [**] (as defined in the Mersana [**] Agreement) [**] for a Licensed Product, a milestone payment of [**] dollars ($[**]).
4.    Upon [**] (as defined in the Mersana [**] Agreement) [**] for a Licensed Product, a milestone payment of [**] dollars ($[**]).
5.    Upon [**] (as defined in the Mersana [**] Agreement) [**] for a Licensed Product, a milestone payment of [**] dollars ($[**]).
6.    Any catch-up payments described in Section 4.4(b) of the Mersana [**] Agreement.
7.    Subject to Section [**] of the Mersana [**] Agreement, as to each Licensed Product sold in a country during the applicable Royalty Term (as defined in the Mersana [**] Agreement) for such Licensed Product in such country, on a Licensed Product-by-Licensed Product basis, the following royalties, based on the royalty rate applicable to the relevant portion of annual aggregate worldwide Net Sales for all Licensed Products as set forth in the table below (but excluding from aggregate worldwide Net Sales any Net Sales in any country for which the Royalty Term (as defined in the Mersana [**] Agreement) for such Licensed Product in such country has expired, upon and after the date of such expiration):

Portion of Worldwide Calendar Year Net Sales	Royalty Rate
Portion up to and including [**] dollars ($[**]) in annual aggregate worldwide Net Sales	[**] percent ([**]%)
Portion greater than [**] dollars ($[**]) and up to and including [**] dollars ($[**]) in annual aggregate worldwide Net Sales	[**] percent ([**]%)
Portion greater than [**] dollars ($[**]) in annual aggregate worldwide Net Sales	[**] percent ([**]%)

Schedule 11.8.1(B)

Once GSK becomes a [**] (each as defined in the Mersana [**] Agreement, and if applicable) of Mersana under the Mersana [**] Agreement, then GSK will be responsible for the applicable payments set forth below to the extent such payments are due and payable hereunder in accordance with Section 11.8.1 (Existing Mersana Upstream Agreement Payments):

1.    A one-off milestone fee of [**] upon [**].
2.    A one-off milestone fee of [**] payable upon [**].
3.    Where [**], Mersana, any of Mersana’s Affiliates, or GSK [**], a royalty of [**] percent ([**]%) of Net Sales of Licensed Products (except as modified by Sections [**] and [**] of the Mersana [**] Agreement).
4.    Where any Third Party other than [**], Mersana, any of Mersana’s Affiliates, or GSK [**], (a) a payment of [**] per sublicence (including any such sublicense to a Third Party pursuant to this Agreement) due [**] during the course of such sublicence (irrespective as to the years of [**]), and being first payable on the commencement date of the relevant sublicence and (b) a royalty of [**] percent ([**]%) of Net Sales of Licensed Products (except as modified by Sections [**] and [**] of the Mersana [**] Agreement).